                                                Filed Pursuant to Rule 424(b)(5)
                                         File Numbers 333-64877 and 333-64877-01
PROSPECTUS SUPPLEMENT
(to Prospectus dated October 19, 1998)

                          3,200,000 CAPITAL SECURITIES

                               BAY VIEW CAPITAL I

                      9.76% CUMULATIVE CAPITAL SECURITIES
                 (LIQUIDATION AMOUNT $25 PER CAPITAL SECURITY)
    FULLY AND UNCONDITIONALLY GUARANTEED, TO THE EXTENT DESCRIBED HEREIN, BY

                          BAY VIEW CAPITAL CORPORATION

  For each Capital Security that you own, you will receive cumulative cash distributions at an annual rate of 9.76% on March 31, June 30, September 30 and December 31 of each year, beginning March 31, 1999. We may defer payment of distributions at any time for up to 20 consecutive quarters. The Capital Securities are effectively subordinated to all Senior Indebtedness of Bay View Capital Corporation. The Capital Securities mature on December 31, 2028. The Trust may redeem the Capital Securities, at a redemption price of $25 per Capital Security plus accrued and unpaid distributions, at any time on or after December 31, 2003, or earlier under certain circumstances. A brief description of the Capital Securities can be found under "Summary" in this Prospectus Supplement.

  The Capital Securities will be listed on the Nasdaq National Market under the trading symbol "BVCCP."

                                ----------------

  WE URGE YOU TO CAREFULLY READ THE "RISK FACTORS" SECTION BEGINNING ON PAGE S-11, WHERE WE DESCRIBE SPECIFIC RISKS RELATED TO AN INVESTMENT IN THE CAPITAL SECURITIES AND RISKS RELATING TO THE COMPANY, ALONG WITH THE REMAINDER OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS, BEFORE YOU MAKE YOUR INVESTMENT DECISION.

                                ----------------

  THESE SECURITIES ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OBLIGATIONS OF ANY BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

  NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

=============================================================================
                                           PER CAPITAL
                                            SECURITY                  TOTAL
-----------------------------------------------------------------------------
Public Offering Price                        $25.00               $80,000,000
-----------------------------------------------------------------------------
Underwriting Fees to be Paid by the
Company                                      $ 1.00               $ 3,200,000
-----------------------------------------------------------------------------
Proceeds to the Trust                        $25.00               $80,000,000
=============================================================================

  We have granted the Underwriters an option to purchase up to 480,000 additional Capital Securities to cover any over-allotments.

                                ----------------

DAIN RAUSCHER WESSELS
A DIVISION OF DAIN RAUSCHER INCORPORATED
                   EVEREN SECURITIES, INC.
                                     PIPER JAFFRAY INC.
                                                        SUTRO & CO. INCORPORATED

          The date of this Prospectus Supplement is December 16, 1998.

                        ABOUT THIS PROSPECTUS SUPPLEMENT

  You should read this Prospectus Supplement along with the Prospectus that follows. Both documents contain information you should consider when making your investment decision. You should rely only on the information provided or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of the Capital Securities in any state where an offer is not permitted. The information in this Prospectus Supplement and the accompanying Prospectus is accurate only as of the dates of this Prospectus Supplement and the accompanying Prospectus, regardless of the time of delivery of this Prospectus Supplement and the accompanying Prospectus or any sale of the Capital Securities.

                               ----------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                            PAGE
                                                                            ----
Summary.................................................................... S-3
Risk Factors............................................................... S-11
Use of Proceeds............................................................ S-21
Accounting and Regulatory Capital Treatment................................ S-21
Capitalization............................................................. S-22
The Trust.................................................................. S-23
Description of the Capital Securities...................................... S-24
Description of the Guarantee............................................... S-40
Description of the Debentures.............................................. S-41
Certain Federal Income Tax Consequences.................................... S-50
ERISA Considerations....................................................... S-54
Underwriting............................................................... S-55
Legal Matters.............................................................. S-57
Experts.................................................................... S-57

                                  PROSPECTUS

                                                                            PAGE
                                                                            ----
Available Information......................................................   1
Forward-Looking Statements.................................................   2
Incorporation of Certain Documents by Reference............................   3
The Company................................................................   4
The Trusts.................................................................   6
Use of Proceeds............................................................   6
Consolidated Ratios of Earnings to Fixed Charges...........................   7
Description of Debt Securities.............................................   8
Description of Preferred Stock.............................................  20
Description of Depositary Shares...........................................  25
Description of Common Stock................................................  29
Description of Common Stock Warrants.......................................  29
Description of Capital Stock...............................................  31
Description of Trust Preferred Securities..................................  35
Description of Trust Preferred Securities Guarantees.......................  37
Plan of Distribution.......................................................  39
Legal Matters..............................................................  40
Experts....................................................................  40

                                    SUMMARY

  The following information summary contains basic information about this offering. It likely does not include all the information important to you and should be read in conjunction with the information contained elsewhere in this Prospectus Supplement and in the accompanying Prospectus. For your convenience, we make reference to specific page numbers in this Prospectus Supplement for more detailed information on certain terms used throughout this Prospectus Supplement.

                                  THE COMPANY
GENERAL

  Bay View Capital Corporation (the "Company"), a Delaware corporation, is a diversified financial services company headquartered in San Mateo, California. Our primary operating subsidiary is Bay View Bank (the "Bank"), a federally chartered stock savings bank which has 56 branches serving the San Francisco Bay area and one branch in Southern California. In January 1998, we acquired America First Eureka Holdings, Inc. and its wholly-owned subsidiary, EurekaBank (the "Eureka Acquisition"), a savings bank with approximately $2.3 billion of assets. The Eureka Acquisition, which was accounted for as a purchase, significantly expanded our banking and depository presence in the San Francisco Bay area and enabled us to realize operating efficiencies. We currently have the largest deposit franchise exclusively serving the San Francisco Bay area. As of September 30, 1998, we had $5.5 billion of total assets, $4.3 billion of net loans, $3.2 billion of deposits and $381.0 million of common stockholders' equity.

  The Bank was organized in 1911, converted from mutual to stock form in 1986 and became a wholly-owned subsidiary of the Company in 1989. For most of our history, we have operated as a traditional thrift, specializing in the origination and retention of single-family and multi-family first mortgage loans, funded with longer-term, relatively high-cost certificates of deposit. During the latter half of 1995, our board of directors began a series of initiatives designed to enhance shareholder value and recruited a new management team with significant commercial banking experience. Since that time, we have been transitioning the Company by emphasizing commercial banking activities. We have applied for regulatory approval for the Company to become a bank holding company, concurrently with the conversion of the Bank into a national bank. While we cannot be certain if or when satisfactory regulatory approvals will be obtained, we currently expect that this change in our regulatory status will take place in early 1999. Until a satisfactory approval is received, the Bank will continue to operate as a federal savings bank.

MISSION/STRATEGIES

  Our mission is to build a diversified financial services company by investing in niche businesses with risk-adjusted returns that enhance shareholder value. We believe that our efforts to implement this mission have contributed to a significant improvement in our core earnings (net income adjusted for non-recurring items) since 1996. Our strategies center around the continued transition to commercial banking activities and the expected expansion of our net interest margin. In order to realize this objective, management is pursuing strategies that include the following:

 . Replacing lower-yielding single-family first mortgage loans and mortgage-backed securities with consumer and commercial loans and leases with higher risk-adjusted returns, shorter maturities and less sensitivity to interest rate fluctuations. However, one result of the Eureka Acquisition is that single-family first mortgage loans have increased to 42.0% of our total loan portfolio as of September 30, 1998 from 22.9% as of December 31, 1997 (prior to the Eureka Acquisition).

 . Enhancing the Bank's deposit base by reducing our reliance on higher-cost certificates of deposit and attracting lower cost transaction accounts such as checking, savings and money market accounts.

 . De-emphasizing the less profitable elements of our business activities, including ceasing single-family first mortgage loan originations and reducing the Bank's wholesale activities.

 . Maintaining the capital level of the Bank at or above the "well-capitalized" level (as defined for bank regulatory purposes) and returning any excess capital to the holding company.

 . Redeploying any excess capital in businesses intended to generate assets with higher risk-adjusted returns than those typically provided by single-family first mortgage loans and mortgage-backed securities.

  In addition, we have acquired and expect to continue to acquire financial services companies. In connection with this activity, we periodically have discussions with and receive financial information about other companies that may lead to the acquisition of all or part of that company by us. We currently have no agreements or understandings to acquire any other company.

BUSINESS PLATFORMS

  We operate from three distinct business platforms:

  The Banking Platform is largely represented by the operations of the Bank, which consist primarily of first mortgage loans, mortgage-backed securities and retail and business deposit products and services. The Banking Platform's strategic focus is to expand our retail deposit franchise through the growth of transaction accounts, instead of higher-cost certificates of deposit, as a source of funding for us. Transaction accounts represented 44.5% of our total deposits as of September 30, 1998 as compared to 21.3% as of December 31, 1995, a transition which has contributed to our lower cost of funds. As of September 30, 1998, the Banking Platform had loans outstanding of $3.3 billion, representing 76.2% of our total loan portfolio. Substantially all of the Banking Platform's loans at this date were secured by single-family residential, multi-family residential and commercial real estate properties, located principally in Northern California.

  The Consumer Finance Platform includes (i) fixed rate loans and leases secured by new and used motor vehicles underwritten and purchased by our wholly-owned subsidiary, Bay View Acceptance Corporation, and (ii) high loan-to-value home equity loans ("HLTV loans") purchased by us. In each of these businesses, we have concentrated on product niches which are not the primary focus of traditional competitors in these segments. For example, we offer motor vehicle loans to borrowers who desire a higher relative loan amount and/or a longer term than is typically available from other sources. In return for this flexibility, we charge relatively higher interest rates. HLTV loans are secured by a lien, generally junior in priority to a senior lien on the borrower's home, and may have, when added to existing senior lien balances, a post-funding combined loan to value ratio of up to 125% of the value of the home securing the loan. At September 30, 1998, the average loan to value ratio of our HLTV loan portfolio was 114% (based on the loan to value ratio at the time of purchase).

  We attempt to minimize credit risks associated with these products by focusing on lending to high quality borrowers. In general, we consider a borrower with a Fair Isaac Credit Bureau ("FICO") score of 680 or higher as "A-quality." During the third quarter of 1998, our Consumer Finance Platform purchased approximately $292.4 million of loans and leases with average FICO scores of 702 for motor vehicle loans, 736 for motor vehicle leases and 682 for HLTV loans. As of September 30, 1998, the Consumer Finance Platform had loans outstanding of $936.3 million, representing 21.7% of our total loan portfolio and motor vehicle leases of $126.3 million or 2.3% of our consolidated assets.

  The Commercial Finance Platform is comprised of the asset-based lending, factoring and commercial leasing activities of our wholly-owned subsidiary, Bay View Commercial Finance Group. In December 1997, we announced an expansion of the Commercial Finance Platform, including the formation of a new asset-based lending group known as Bay View Financial Corporation. We expanded the asset-based lending segment of the business by adding personnel with significant industry experience, relocating the asset-based lending business to Southern California, one of the top asset-based lending markets in the country, and adding new and enhanced products to the Commercial Finance Platform's product array. This expansion represents a significant step toward achieving our goal of establishing a $200 million to $300 million asset-based lending portfolio. As of September 30, 1998, the Commercial Finance Platform had loans outstanding of $91.9 million, representing 2.1% of our total loan portfolio.

  Assuming that the expected conversion of the Bank to a national bank occurs, we anticipate consolidating the operations of our Commercial Finance Platform into the Bank. We believe that offering asset-based lending products directly through the Bank will generate additional operating efficiencies and marketing opportunities that will strengthen our ability to expand this line of business.

  The Company's address is 1840 Gateway Drive, San Mateo, California 94404 and its telephone number is (650) 573-7300.

                                   THE TRUST

  Bay View Capital I (the "Trust"), the issuer of the Capital Securities, is a statutory business trust formed by us under the Delaware Business Trust Act. Upon issuance of the Capital Securities offered by this Prospectus Supplement, the holders will own all of the issued and outstanding Capital Securities. We will acquire common securities of the trust (the "Trust Common Securities") in an amount equal to at least 3% of the total capital of the Trust and will own, directly or indirectly, all of the issued and outstanding Trust Common Securities. The Trust exists for the sole purpose of (a) issuing the Capital Securities for cash and investing the proceeds in an equivalent amount of 9.76% Junior Subordinated Deferrable Interest Debentures due December 31, 2028 (the "Debentures") issued by us and (b) engaging in other activities that are incidental to the issuance of the Capital Securities and the Trust Common Securities and the investment in the Debentures. See "The Trust."

                                  THE OFFERING

Issuer......................  Bay View Capital I, a Delaware statutory business trust.

Securities Offered..........  3,200,000 Capital Securities, evidencing preferred undivided beneficial interests in the assets of the Trust, which will consist only of the Debentures and payments thereunder.

                              The Trust will sell the Capital Securities to the public and the Trust Common Securities to us. The Trust will use the proceeds from the sale of the Capital Securities to buy the Debentures from us.

Distributions...............  If you purchase the Capital Securities, you are entitled to receive cumulative cash distributions at a 9.76% annual rate. Distributions will accumulate from the date the Trust issues the Capital Securities and will be paid quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, beginning March 31, 1999. The record date for distributions on the Capital Securities will be the day before the payment date.

Maturity....................  The Debentures will mature on December 31, 2028, unless we shorten the maturity date to a date not earlier than December 31, 2003. We will not shorten the maturity date unless we have received the prior approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve") if we are then a bank holding company and approval is required under applicable regulations.

Redemption..................  The Trust must redeem the Capital Securities when the Debentures are paid at maturity on December 31, 2028, or upon any earlier redemption of the Debentures. We have the option at any time on or after December 31, 2003 to redeem the Debentures, in whole or in part. In addition, we may redeem the Debentures at our option, in whole but not in part, (i) if certain tax events occur or (ii) if there is a change in the Investment Company Act of 1940 (the "1940 Act") that requires the Trust to register under that law or (iii) if there is a change in the capital adequacy guidelines of the Federal Reserve, applied as if the Company were a bank holding company, that results in the Capital Securities not being counted as Tier 1 Capital. Redemption of the Debentures prior to maturity is subject to the prior approval of the Federal Reserve if we are then a bank holding company and approval is required under applicable regulations.

                              Upon any redemption, you will receive the liquidation amount of $25 per Capital Security plus any accrued and unpaid distributions to the date of redemption.

Deferral of Distributions...  The ability of the Trust to pay distributions on the Capital Securities is solely dependent on the receipt of interest payments from the Company on the Debentures. So long as no event of default under the Debentures has occurred and is continuing, we have the right, at one or more times, to defer interest payments on the Debentures for up to 20 consecutive quarters, but not beyond the maturity date of the Debentures. If we defer interest payments on the Debentures, the Trust will also defer distributions on the Capital Securities. During this deferral period, distributions to which you are entitled will continue to accrue at an annual rate of 9.76% of the liquidation amount of $25 per Capital Security, plus you will accumulate additional distributions at the same rate, compounded quarterly, on any unpaid distributions (to the extent permitted by law). Upon the termination of a deferral period, payment is due on all accumulated and unpaid amounts of the Debentures, and upon such payment, the Trust would be required to pay all accumulated and unpaid distributions. If a deferral of an interest payment occurs, you will still be required to include income in your gross income for United States federal income tax purposes in advance of any corresponding cash distribution, even if you are a cash basis taxpayer.

                              We have agreed to certain restrictions, including that if we exercise our right to defer interest payments, we will not declare or pay any cash dividends on our capital stock during any deferral period.

Guarantee...................  We will fully and unconditionally guarantee the
                              Capital Securities based on:

                              . our obligations to make payments on the
                                Debentures;

                              . our obligations under the Guarantee
                                (see p. S-40); and

                              . our obligations under the Declaration
                                (see p. S-23).

                              If we do not make payments on the Debentures, the Trust will not have sufficient funds to make payments on the Capital Securities. The Guarantee does not cover payments when the Trust does not have sufficient funds.

Distribution of the           We have the right at any time to dissolve the
Debentures..................  Trust and distribute the Debentures to you, subject to the prior approval of the Federal
                              Reserve if we are then a bank holding company and approval is required under applicable regulations. If the Debentures are distributed, we will use our best efforts to list them on a national securities exchange or comparable automated quotation system.

Ranking.....................  Our obligations under the Guarantee are unsecured and will rank in priority of payment: (1) junior to all of our indebtedness; and (2) senior to our capital stock. Our obligations under the Debentures are unsecured and will rank junior in priority of payment to our Senior Indebtedness (see p. S-42).

Voting Rights...............  Except in limited circumstances (see p. S-33), holders of the Capital Securities will have no voting rights.

Nasdaq National Market
 Symbol.....................  BVCCP.

Book-Entry..................  The Capital Securities will be represented by a global security that will be deposited with and registered in the name of The Depository Trust Company, New York, New York ("DTC") or its nominee. This means that you will not receive a certificate for the Capital Securities.

Use of Proceeds.............  We plan to use $50 million of the net proceeds from the sale of the Capital Securities to repay our 8.42% Senior Debentures upon their maturity on June 1, 1999. We plan to use the remaining net proceeds for general corporate purposes, including, among other things, the repayment of other indebtedness, investments in and extensions of credit to our subsidiaries, common stock repurchases and financing potential acquisitions.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

  The summary consolidated financial data presented below under the captions "Selected Balance Sheet Information" and "Selected Results of Operations Information" for, and as of the end of each of the years in the five-year period ended December 31, 1997, are derived from our consolidated financial statements, which financial statements have been audited by Deloitte & Touche LLP, independent certified public accountants. The consolidated financial statements as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, and the report thereon, are incorporated by reference herein. See "Incorporation of Certain Documents by Reference" in the accompanying Prospectus.

  The summary data presented below for the nine-month periods ended September 30, 1998 and 1997 and as of September 30, 1998, are derived from our unaudited consolidated financial statements incorporated by reference herein. In the opinion of Company management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of results as of or for the periods indicated have been included. See "Incorporation of Certain Documents by Reference" in the accompanying Prospectus. The summary consolidated financial data as of and for the nine months ended September 30, 1998 reflect our acquisition of America First Eureka Holdings, Inc. on
January 2, 1998, which was accounted for under the purchase method of accounting. The information below under the caption "Selected Other Information" is unaudited.

                            AS OF OR FOR THE
                            NINE MONTHS ENDED
                              SEPTEMBER 30,              AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                          ----------------------  ----------------------------------------------------------
                             1998        1997        1997        1996        1995        1994        1993
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                                     (DOLLARS IN THOUSANDS)
SELECTED BALANCE SHEET
 INFORMATION:
Total assets............  $5,522,374  $3,162,207  $3,246,476  $3,300,262  $3,004,496  $3,166,529  $2,663,542
Mortgage-backed
 securities.............     572,758     513,165     470,261     577,613     731,378     921,680     718,696
Loans receivable, net...   4,313,342   2,382,332   2,373,113   2,474,717   2,062,268   2,054,563   1,776,820
Customer deposits.......   3,229,944   1,624,052   1,677,135   1,763,967   1,819,840   1,707,376   1,694,263
Borrowings..............   1,879,540   1,319,092   1,355,976   1,245,537     941,465   1,219,958     741,414
Common stockholders'
 equity.................     381,031     183,974     173,627     200,062     207,977     217,315     210,976
SELECTED RESULTS OF
 OPERATIONS INFORMATION:
Net interest income.....  $  114,542  $   65,191  $   87,336  $   80,982  $   55,916  $   66,925  $   69,676
Provision for loan
 losses.................      (5,114)     (1,828)     (1,952)     (1,898)     (4,284)     (2,367)     (7,031)
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
Net interest income
 after provision for
 loan losses............     109,428      63,363      85,384      79,084      51,632      64,558      62,645
Gain (loss) on sale of
 loans and securities,
 net....................       1,067         925         925      (1,453)     (2,510)     (1,081)      1,091
Leasing income..........       4,689         --          --          --          --          --          --
Other noninterest
 income.................      13,571       8,981      11,830      10,017       8,652       8,619       8,465
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
Total noninterest
 income.................      19,327       9,906      12,755       8,564       6,142       7,538       9,556
Recovery of (provision
 for) losses on real
 estate.................          89         484         585         103        (749)       (145)       (819)
SAIF recapitalization
 assessment.............         --          --          --      (11,750)        --          --          --
General and
 administrative
 expenses...............     (87,218)    (49,438)    (71,913)    (58,955)    (57,016)    (47,287)    (46,871)
Leasing expenses........      (3,167)        --          --          --          --          --          --
Income (expense) from
 real estate owned......         105         154         543       4,806       1,081          95          (1)
Amortization of
 intangibles............      (8,475)     (2,675)     (4,088)     (2,606)     (3,944)     (2,418)     (2,104)
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
Total noninterest
 expense................     (98,666)    (51,475)    (74,873)    (68,402)    (60,628)    (49,755)    (49,795)
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
Income (loss) before
 income tax (expense)
 benefit................      30,089      21,794      23,266      19,246      (2,854)     22,341      22,406
Income tax (expense)
 benefit................     (14,769)     (8,964)     (9,245)     (8,277)        708      (7,828)     (9,765)
Extraordinary item, net
 of tax.................         --          --          --          --       (2,544)        --         (132)
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
 Net income (loss)......  $   15,320  $   12,830  $   14,021  $   10,969  $   (4,690) $   14,513  $   12,509
                          ==========  ==========  ==========  ==========  ==========  ==========  ==========

                          AS OF OR FOR THE
                          NINE MONTHS ENDED    AS OF OR FOR THE YEAR ENDED DECEMBER
                            SEPTEMBER 30,                       31,
                          ------------------  -------------------------------------------
                            1998      1997     1997     1996     1995     1994     1993
                          --------  --------  -------  -------  -------  -------  -------
                                           (DOLLARS IN THOUSANDS)
SELECTED OTHER
 INFORMATION(1):
Net interest margin.....      3.00%     2.84%    2.86%    2.57%    1.86%    2.34%    2.74%
Efficiency ratio(2).....     67.03     66.65    71.85    64.79    88.30    62.60    59.98
Return on average
 assets(3)..............      0.37      0.55     0.45     0.34    (0.15)    0.49     0.47
Return on average
 tangible assets(4).....      0.57      0.67     0.58     0.43    (0.06)    0.55     0.51
Return on average
 equity(3)..............      5.25      8.76     7.32     5.39    (2.11)    6.79     6.14
Return on average
 tangible equity(5).....     12.19     11.87    10.66     7.04    (0.81)    8.03     7.08
Ratio of equity to total
 assets(6)..............      6.90      5.82     5.35     6.06     6.92     6.86     7.92
Ratio of tangible equity
 to tangible assets(7)..      4.55      4.91     4.48     5.77     6.74     6.57     7.50
Nonperforming assets
 ("NPA")(8).............  $ 17,873  $ 19,246  $15,766  $24,310  $38,811  $50,577  $72,365
Ratio of NPA to total
 assets.................      0.32%     0.61%    0.49%    0.74%    1.29%    1.60%    2.72%
Ratio of allowance for
 loan losses to gross
 loans..................      1.07%     1.62%    1.60%    1.46%    1.48%    1.40%    1.86%
Troubled debt
 restructurings
 ("TDRs")(8)............  $    779  $    736  $   731  $   509  $15,641  $13,948  $14,188
Ratio of TDRs to total
 assets.................      0.02%     0.02%    0.02%    0.02%    0.52%    0.44%    0.53%
Ratio of earnings to
 fixed charges(9):
 Including interest on
  customer deposits.....      1.16x     1.19x    1.15x    1.12x    0.98x    1.17x    1.18x
 Excluding interest on
  customer deposits.....      1.40      1.37     1.29     1.31     0.96     1.35     1.41

--------
(1) The selected other information was based upon data as of the end of and for the respective periods, except that average assets, average intangible assets and average equity were calculated by averaging the relevant month-end amounts for the respective periods.
(2) The efficiency ratio was calculated by dividing the amount of general and administrative expenses by operating revenues, defined as net interest income, loan fees and charges, the excess of the Company's leasing-related rental income over leasing-related depreciation expense, and other noninterest income, excluding securities gains and losses. The efficiency ratios set forth herein include the effect of special mention items. Excluding the effect of special mention items, the Company's efficiency ratio was 59.01%, 62.97%, 61.75%, 58.04%, and 73.48% for the nine months ended September 30, 1998 and 1997 and years ended December 31, 1997, 1996 and 1995, respectively.
(3) The return on average assets and average equity was computed by dividing net income (loss) by average assets and average equity, respectively. See note (1) above. In computing these percentages, net income for the nine months ended September 30, 1998 and 1997 has been annualized.
(4) Return on average tangible assets was calculated by dividing adjusted net income (loss) by average tangible assets. Adjusted net income (loss) is defined as net income excluding charges tied to the market value of the Company's common stock related to management incentive plans and the Employee Stock Ownership Plan and charges associated with the amortization of intangibles. Average tangible assets are defined as average assets less average intangible assets. For purposes of such computation, adjusted net income (loss) for the nine months ended September 30, 1998 and 1997 has been annualized.
(5) Return on average tangible equity was calculated by dividing adjusted net income (loss) by average tangible equity. Adjusted net income (loss) is defined in note (4) above and average tangible equity is defined as average equity less average intangible assets. For purposes of such computation, adjusted net income (loss) for the nine months ended September 30, 1998 and 1997 has been annualized.
(6) Ratio of equity to total assets was calculated by dividing equity by total assets.
(7) Ratio of tangible equity to tangible assets was calculated by dividing tangible equity by tangible assets. Tangible equity is defined as total equity less intangible assets. Tangible assets are defined as total assets less intangible assets.
(8) Nonperforming assets ("NPAs") are defined as nonaccrual loans, real estate owned and other repossessed assets. Nonaccrual loans are defined as loans 90 days or more delinquent as to principal and interest payments (unless the principal and interest are well secured and in the process of collection) and loans less than 90 days delinquent designated as nonperforming when the Company determines that the full collection of principal and/or interest is doubtful. Troubled debt restructurings ("TDRs") are real estate loans that have been modified (due to borrower financial difficulties) to allow a stated interest rate and/or a monthly payment lower than those prevailing in the market.
(9) Earnings represent income from continuing operations before income taxes, fixed charges and extraordinary items. Fixed charges include interest expense and the portion of rental expense which approximates the interest component of lease payments (estimated at 20% of rental expense). Such information is qualified in its entirety by the more detailed financial information set forth in the Company's financial statements and notes thereto appearing in the documents incorporated herein by reference. See "Incorporation of Certain Documents by Reference" in the accompanying Prospectus. Earnings were inadequate to cover fixed charges for the year ended December 31, 1995. The amount of the deficiency was $2,853,710.

                                  RISK FACTORS

  You should carefully read the following Risk Factors before purchasing any Capital Securities.

            RISKS RELATED TO AN INVESTMENT IN THE CAPITAL SECURITIES

RANKING OF SUBORDINATED OBLIGATIONS UNDER THE GUARANTEE AND DEBENTURES; RIGHTS UNDER THE GUARANTEE

  Our obligations under the Guarantee are unsecured and will rank in priority of payment:

 . junior to all of our indebtedness; and

 . senior to our capital stock.

  Our obligations under the Debentures are unsecured and will rank junior in priority of payment to our Senior Indebtedness. At September 30, 1998, the Company's Senior Indebtedness totaled approximately $149.4 million. There is no limit under the Debentures to our ability to incur additional indebtedness, including indebtedness that ranks senior in priority of payment to the Debentures and the Guarantee. See "Description of The Debentures-- Subordination."

  The ability of the Trust to timely pay distributions on the Capital Securities and the liquidation amount of $25 per Capital Security is solely dependent upon our making the related payments on the Debentures when due. If we default on our obligation to pay principal or interest on the Debentures, the Trust will not have sufficient funds to pay distributions or the $25 per Capital Security liquidation amount. Because the Guarantee does not cover payments when the Trust does not have sufficient funds, you will not be able to rely upon the Guarantee for payment of these amounts. Instead, you or the Property Trustee may enforce the rights of the Trust under the Debentures directly against us. See "Description of The Capital Securities--Declaration Events of Default."

DISTRIBUTION PAYMENT SOURCES AND RESTRICTIONS

  We are a holding company and substantially all of our assets are held by our subsidiaries. Our ability to make payments on the Debentures when due depends primarily on the results of operations of our subsidiaries and their ability to provide funds to us. There are various legal limitations on the extent to which certain of our subsidiaries may extend credit, pay dividends or otherwise supply funds to, or engage in transactions with, us or some of our subsidiaries. See "--Risk Factors Relating to the Company--Regulatory Oversight" and "Description of Debt Securities--Ranking of Debt Securities; Holding Company Structure" in the accompanying Prospectus.

  Because we are a holding company, our right to participate in any distribution of the assets of any subsidiary, including the Bank, upon such subsidiary's liquidation or reorganization or otherwise, is subject to the prior claims of creditors of that subsidiary, except to the extent that we may be recognized as a creditor of that subsidiary. Accordingly, the Debentures and the Guarantee will be effectively subordinated to all existing and future liabilities of our subsidiaries, and holders of the Debentures and beneficiaries of the Guarantee should look only to our assets for payments on the Debentures or under the Guarantee, as the case may be. See "Description of The Debentures--Subordination" and "Description of The Guarantee."

DISTRIBUTIONS ON THE CAPITAL SECURITIES COULD BE DEFERRED FOR SUBSTANTIAL PERIODS ADVERSELY AFFECTING THE MARKET PRICE; HOLDERS WOULD CONTINUE TO RECOGNIZE INCOME FOR TAX PURPOSES

  So long as no event of default under the Debentures has occurred and is continuing, we have the right, at one or more times, to defer interest payments on the Debentures for up to 20 consecutive quarters, but not beyond the maturity date of the Debentures.

  As a consequence, the Trust would defer distributions on the Capital Securities during any deferral period. During a deferral period, you will be required to accrue income for United States federal income tax purposes equal to the interest that accrues on your pro-rata share of the Debentures held by the Trust. As a result, you must include the accrued but unpaid income in your gross income for United States federal income tax purposes prior to your receiving cash, even if you are a cash basis taxpayer. You will also not receive the cash related to any accrued and unpaid interest from the Trust if you sell the Capital Securities before the end of any deferral period. The Capital Securities may trade at a price that does not fully reflect the value of accrued but unpaid interest on the Debentures.

  During a deferral period, accrued but unpaid distributions will increase your tax basis in the Capital Securities. If you sell the Capital Securities during a deferral period, your increased tax basis will decrease the amount of any capital gain or increase the amount of any capital loss that you may have otherwise realized on the sale. A capital loss, except in certain limited circumstances, cannot be applied to offset ordinary income. As a result, deferral of distributions could result in ordinary income, and a related tax liability for the holder, and a capital loss that may only be used to offset a capital gain.

  We do not currently intend to exercise our right to defer interest payments on the Debentures. However, if we exercise our right in the future, the market price of the Capital Securities is likely to be adversely affected. If you sell the Capital Securities during an interest deferral period, you may not receive the same return on investment as someone who continues to hold the Capital Securities. See "Certain Federal Income Tax Consequences."

CAPITAL SECURITIES MAY BE REDEEMED OR EXCHANGED IF CERTAIN TAX OR REGULATORY EVENTS OCCUR

  At any time a Tax Event, an Investment Company Event or a Capital Treatment Event (see "Description of the Capital Securities--Redemption or Exchange") occurs and is continuing, we have the right to dissolve the Trust and exchange the Debentures for the Capital Securities or redeem the Debentures, in whole but not in part, subject to prior approval of the Federal Reserve if we are then a bank holding company and approval is required under applicable capital guidelines or policies of the Federal Reserve. The redemption of the Debentures will cause a mandatory redemption of the Capital Securities within 90 days of the event at a redemption price equal to the liquidation amount of $25 per security plus any accrued and unpaid distributions.

  You should be aware that Enron Corporation ("Enron") has filed a petition in the United States Tax Court challenging the proposed disallowance by the Internal Revenue Service ("IRS") of the deduction of interest expense on securities issued by Enron in 1993 and 1994 that are similar to, although different in a number of respects from, the Debentures. A decision of the Tax Court in the Enron case upholding the position of the IRS would not necessarily affect the tax treatment of interest paid on the Debentures because such a decision may be based on factors that differ from those pertaining to the Debentures, the Trust or us. However, it is possible that such a decision would result in the receipt by us or the Trust of an opinion of counsel that there is a more than insubstantial risk that interest payable on the Debentures is not or will not be deductible. The receipt of such an opinion would constitute a Tax Event, which would permit us to cause either an exchange of the Capital Securities for the Debentures or a redemption of the Debentures, which in turn would cause the Trust to redeem the Capital Securities. See "Description of The Capital Securities--Redemption or Exchange."

  Under current United States federal income tax law and interpretations and provided that the Trust is not treated as an association taxable as a corporation, a distribution of the Debentures should not be a taxable event to holders of the Capital Securities. Should there be a change in law, a change in legal interpretation, a Tax Event or other circumstances, however, the distribution could be a taxable event to holders of the Capital Securities. See "Certain Federal Income Tax Consequences--Distribution of the Debentures to Holders of the Capital Securities."

CAPITAL SECURITIES MAY NOT BE REDEEMABLE FOR CASH BEFORE THE MATURITY OR REDEMPTION OF SUBORDINATED NOTES

  The Indenture relating to our 9 1/8% Subordinated Notes due 2007 (the "Subordinated Notes Indenture") did not permit us to make "Restricted Payments," such as payment of cash dividends, repurchases of common stock or the redemption of the Capital Securities for cash, unless the Company was "well-capitalized" for bank holding company regulatory purposes (assuming for this purpose that the Company was a bank holding company) and the Bank was "well-capitalized" under federal banking laws and regulations. As the ultimate source of funds for interest payments on the Capital Securities and the Subordinated Notes, the Bank has been and continues to be well-capitalized and we have consistently stated our intention to maintain the Bank's capital at that level. Although we anticipate that the Company will become well-capitalized upon completion of the Offering (it was only slightly below the well-capitalized level at September 30, 1998), in October 1998 the Company repurchased common stock on the open market at a time when it was not well-capitalized. This technical default did not give the holders of the Subordinated Notes (the "Subordinated Noteholders") the right to accelerate the Subordinated Notes, but could have prohibited future Restricted Payments and certain types of merger and sale of assets transactions involving us.

  The Subordinated Notes Indenture permits the making of amendments to the indenture without the consent of the Subordinated Noteholders which do not adversely affect the interests of the Subordinated Noteholders in any material respect. On October 30, 1998, the trustee under the Subordinated Notes Indenture and the Company entered into a First Supplemental Indenture, revising the "well-capitalized" standard to "adequately-capitalized" for only the Company. The First Supplemental Indenture was effected by the Company and the trustee after receipt and review by the trustee's counsel of the opinion of Silver, Freedman & Taff, L.L.P. ("Silver Freedman") that the amendment of the Restricted Payments covenant was permitted without Subordinated Noteholder consent because it was not adverse in any material respect to the interests of the Subordinated Noteholders. Silver Freedman has also opined that no continuing default as a result of the October 1998 stock repurchases exists under the Subordinated Notes Indenture, as amended by the First Supplemental Indenture.

  If the Subordinated Noteholders were to successfully assert that a technical default under the Subordinated Notes Indenture is continuing, then any cash redemption of the Capital Securities by the Trust or the Debentures by the Company prior to the maturity or earlier redemption of the Subordinated Notes, as well as any other Restricted Payment made by us from and after the date of the October 1998 stock repurchases, would be a breach of the Subordinated Notes Indenture. Similarly, if the Subordinated Noteholders were to challenge successfully the actions of the trustee and the Company in revising the Company's capital standard for Restricted Payments, Restricted Payments made at a time when the Company was not well-capitalized would be a breach of the Subordinated Notes Indenture. In any such circumstance, we could seek the necessary permission from the Subordinated Noteholders to resume Restricted Payments. If the permission of the Subordinated Noteholders was not obtained, a court could enjoin the cash redemption of the Capital Securities. The Subordinated Noteholders could also seek damages against us for impermissible Restricted Payments. A successful challenge to a Restricted Payment made when the Company was only adequately-capitalized after giving effect to the payment could have a material adverse effect on the Company and the Capital Securities if the Subordinated Noteholders were awarded damages in a material amount.

DISTRIBUTION OF DEBENTURES COULD ADVERSELY AFFECT MARKET PRICE FOR THE CAPITAL SECURITIES

  The Trust may be dissolved before the maturity of the Debentures on December 31, 2028, if certain events occur and at any time at our option. As a result, and subject to the terms of the Declaration, the Trustees may distribute the Debentures to the Capital Securities holders. Although we have agreed to use our best efforts to list the Debentures on a national securities exchange or comparable automated quotation system if this occurs, there can be no assurance that the Debentures will be approved for listing or that a trading market will exist for the Debentures.

  We cannot predict the market prices for the Debentures that may be distributed. Accordingly, the Debentures that you receive upon a distribution, or the Capital Securities you hold pending such a distribution, may trade at a discount to the price that you paid to purchase the Capital Securities. Because you may receive Debentures, you must also make an investment decision with regard to the Debentures. You should carefully review all the information regarding the Debentures contained in this Prospectus Supplement and the accompanying Prospectus. See "Certain Federal Income Tax Consequences-- Distribution of the Debentures to Holders of the Capital Securities."

PREPAYMENT CONSIDERATIONS

  We may, subject to obtaining any consent required by the terms of any of our indebtedness which may be outstanding from time to time and upon receiving prior approval of the Federal Reserve if we are then a bank holding company and Federal Reserve approval is then required under applicable capital guidelines or policies, redeem the Debentures, in whole or in part, at any time on or after December 31, 2003, at a redemption price equal to 100% of the principal amount of Debentures to be redeemed plus any accrued and unpaid interest to the redemption date. We could also shorten the maturity of the Debentures and therefore change the mandatory redemption date for the Capital Securities to as early as December 31, 2003. You should assume that we will exercise our redemption option if we are able to refinance at a lower interest rate or it is otherwise in our interest to redeem the Debentures. If the Debentures are redeemed, the Trust must redeem Capital Securities having an aggregate liquidation amount equal to the aggregate principal amount of Debentures so redeemed. See "Description of The Capital Securities--Redemption at the Option of the Company" and "--Redemption or Exchange."

TRADING CHARACTERISTICS

  The Capital Securities will be a new issue of securities for which there currently is no market. The Capital Securities will be listed on the Nasdaq National Market under the symbol "BVCCP." Further, although each of the underwriters has indicated that they intend to make a market in the Capital Securities, they are not obligated to do so and may discontinue any such market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the Capital Securities.

MARKET PRICES

  There can be no assurance as to the market prices for Capital Securities or Debentures that may be distributed in exchange for Capital Securities upon liquidation of the Trust. Accordingly, the Capital Securities or the Debentures that you may receive in the event the Trust is liquidated may trade at a discount to the price that you paid to purchase the Capital Securities. As a result of our right to defer interest payments, the market price of the Capital Securities may be more volatile than the market prices of other securities that are not subject to such optional deferrals. In addition, the Capital Securities may trade at prices that do not fully reflect the value of accumulated and unpaid distributions on the Capital Securities.

NO LIMITATION ON ADDITIONAL INDEBTEDNESS AND LIENS; NO EVENT RISK PROTECTION

  The indenture governing the Debentures will not limit the amount of indebtedness, guarantees or other liabilities that may be incurred by us and our subsidiaries and will not prohibit us and our subsidiaries from creating or assuming liens on our and our subsidiaries' properties. The indenture will not require us to maintain any financial ratios, or specified levels of net worth, revenues, income, cash flow or liquidity.

LIMITED VOTING RIGHTS

  Holders of Capital Securities have limited voting rights. In general, only we can replace or remove any of the Trustees. However, if an event of default under the Declaration occurs and is continuing, the holders of at least a majority in aggregate liquidation amount of the Capital Securities may replace the Property Trustee and the Delaware Trustee. See "Description of the Capital Securities--Voting Rights; Amendment of Declaration."

                      RISK FACTORS RELATING TO THE COMPANY

CREDIT RISK OF LENDING ACTIVITIES

  Our strategy centers around the continued transition to commercial banking activities and the resulting expansion of our net interest margin. In order to realize this objective, one of our main strategies is to replace lower-yielding single-family first mortgage loans and mortgage-backed securities with consumer and commercial loans and leases with higher risk-adjusted returns, shorter maturities and less sensitivity to interest rate fluctuations. These assets are funded with our low cost deposit base. As this process takes place, a gradual increase in our consolidated credit risk is likely to occur. While consumer assets (primarily motor vehicle loans and leases and HLTV loans) and commercial finance assets (primarily asset-based loans) possess higher credit risk profiles than single-family first mortgage loans, we expect these new assets to allow us to achieve greater profitability despite higher loan loss expectations.

Single-Family First Mortgage Residential Loans

  Single-family first mortgage loans comprise the largest component of our loan portfolio and are secured primarily by properties located in Northern California. These loans are generally made on the basis of the borrower's ability to make repayment from his or her employment and the value of the property securing the loan. Despite our decision to discontinue the origination of single-family first mortgage loans in 1996, our exposure to these low yielding, and relatively low risk assets, has actually increased to approximately $1.8 billion, or 42.0%, of our total loan portfolio, at September 30, 1998 from $551 million, or 22.9%, at December 31, 1997, primarily due to the Eureka Acquisition on January 2, 1998.

Commercial Real Estate and Multi-Family Residential Loans

  Commercial real estate loans and multi-family residential loans, which are generally considered to be riskier than single-family first mortgage loans, have declined significantly as a percentage of our total loan portfolio. Commercial real estate loans were $349 million at December 31, 1997 and September 30, 1998, but declined as a percentage of our total loan portfolio from approximately 14.5% at December 31, 1997 to approximately 8.1% at September 30, 1998. Multi-family residential loans were $1.0 billion at December 31, 1997 and September 30, 1998, but declined as a percentage of our total loan portfolio from approximately 42.6% at December 31, 1997 to approximately 24.2% at September 30, 1998.

  Commercial real estate loans and multi-family residential loans are generally considered to be riskier than single-family first mortgage loans because commercial real estate loans and multi-family residential loans typically have larger balances to a single borrower or group of related borrowers. In addition, the borrower's ability to repay multi-family residential and commercial real estate loans typically depends upon the successful operation of the property or business conducted on the property securing the loan (as opposed to a desire by the borrower to continue to occupy the residence on the property securing the loan). Such loans may therefore be more adversely affected by conditions in the real estate markets or in the economy generally. If the cash flow from the project is reduced (for example, if leases are not obtained or renewed), the borrower's ability to repay the loan may be impaired.

  These loans represent our second largest loan concentration and are also primarily secured by properties located in Northern California.

Motor Vehicle Loans and Leases

  At September 30, 1998, motor vehicle loans totaled $514.4 million, which was approximately 12.0% of our total loan portfolio, and motor vehicle leases totaled $126.3 million, which was 2.3% of our consolidated assets. Our primary focus for motor vehicle loans and leases is on the credit quality of the customer rather than the value of the collateral.

  We rely on the borrower's continuing financial stability, rather than the value of the vehicle, for the repayment of a motor vehicle loan and for payment of all required amounts under a motor vehicle lease. Because motor vehicles usually rapidly depreciate in value, it is unlikely that a repossessed vehicle will cover repayment of the outstanding loan balance or unpaid amounts under the terms of the lease. Thus, the collectibility of motor vehicle loans and leases is more likely than a single-family first mortgage loan to be affected by adverse personal circumstances.

  Our typical motor vehicle loan customer desires a longer term and/or higher relative loan amount than is offered by many automobile financing sources. We have therefore been able to charge interest rates of 200 to 300 basis points over the rates typically offered by traditional sources of motor vehicle financing such as banks and captive finance companies. The higher interest rate and longer maturity of the loans does increase the risk that the borrower will be unable to repay the loan.

High Loan-to-Value Home Equity Loans

  Our HLTV loans, all of which we recently purchased, totaled approximately $422 million or 9.8% of our total loan portfolio as of September 30, 1998. HLTV loans are secured by a lien, generally junior in priority to a senior lien on the borrower's home. HLTV loans may have, when added to existing senior lien balances, a post funding combined loan to value ratio of up to 125% of the value of the home securing the loan. At September 30, 1998, the average loan to value ratio of our HLTV loan portfolio was 114% (based on the loan to value ratio at the time of purchase). Because of this loan to value ratio, we rely principally on the creditworthiness of the borrower for repayment of our HLTV loans and receive interest on these loans at a rate which is substantially higher than the interest rate we receive on single-family first mortgage loans.

  HLTV loans are subject to increased risk of delinquency and default as compared to single-family first mortgage loans. If a borrower defaults on an HLTV loan our security interest will be subordinate to all senior lien balances. It is therefore likely that in case of default, the collateral for the loan will not be sufficient to cover the principal amount of the loan. In addition, the market value of the properties securing these loans may decline, especially in an economic slowdown or recession. We do not intend to significantly increase the percentage amount of HLTV loans in our loan portfolio.

Commercial Loans

  Commercial loans were $91.9 million or 2.1% of our total loan portfolio as of September 30, 1998. Our commercial loans, which are comprised primarily of asset-based loans and factoring, are higher risk and typically made on the value of the collateral provided by the borrower to secure the loan. Most often, this collateral is accounts receivable, although at times we also rely upon collateral such as inventory, or machinery. There is little additional credit support provided by the borrower for most of these loans and the probability of repayment is based almost solely on the liquidation of the pledged collateral. As a result, in the case of loans secured by accounts receivable, the availability of funds for the repayment of such loans may be substantially dependent on the ability of the borrower to collect amounts due from its customers. The collateral securing other loans may depreciate over time, may be difficult to appraise and may fluctuate in value based on the success of the business. In addition, these loans carry much higher rates of interest than those charged by traditional small business lenders (such as commercial banks) to compensate for the greater risk that our borrowers will be unable to repay their loans. The higher interest rates charged on these loans increase the risk that the borrower will be unable to repay the loan.

  We could be adversely affected by these and the other risks related to our loans. Borrower defaults resulting in losses in excess of our allowance for loan losses could have a material adverse effect on our profitability and financial condition.

GEOGRAPHIC CONCENTRATION OF LOAN PORTFOLIO

  The current loan portfolio is concentrated in certain geographic regions, particularly Northern California. The number of borrowers unable to repay their loans may be affected by changes in local economic and business conditions. Unfavorable or worsened economic conditions in Northern California could significantly increase the number of borrowers unable to timely repay their loans, and could result in a decline in the value of the properties securing our loans, which could have a material adverse effect on us. In addition, the Northern California area has been, and may in the future be, subject to earthquakes and we usually do not require our borrowers to maintain earthquake insurance on properties securing mortgage loans. Accordingly, earthquake damage to properties securing mortgage loans or to properties we own could have a material adverse effect on us.

IMPLEMENTATION OF BUSINESS PLAN

  During the second half of 1995, our Board of Directors hired new management personnel to improve our financial performance and to transform us into a commercial banking organization. The new management team was led by Edward H. Sondker, the Company's and the Bank's President and Chief Executive Officer, and David A. Heaberlin, the Company's Chief Financial Officer and the Bank's Chief Operating Officer, who implemented the strategies described above. We cannot be sure that these strategies will be successfully implemented, or even if successfully implemented, that our objectives will be achieved. If our business plan is not successfully implemented, we could be adversely affected. Further, we continuously consider our business strategy which, as a result, may be changed or abandoned at any time.

VULNERABILITY TO CHANGES IN INTEREST RATES

  Our ability to make a profit, like that of most financial institutions, substantially depends upon our net interest income, which is the difference between the interest income we earn on our interest-earning assets (such as loans) and the interest expense we pay on our interest-bearing liabilities (such as deposits). Certain assets and liabilities, however, may react in different degrees to changes in market interest rates. Further, interest rates on some types of assets and liabilities may fluctuate prior to changes in broader market interest rates, while rates on other types may lag behind. Additionally, some of our assets, such as adjustable rate mortgages, have features, including payment and rate caps, which restrict changes in their interest rates.

  Factors such as inflation, recession, unemployment, money supply, international disorders, instability in domestic and foreign financial markets, and other factors beyond our control may affect interest rates. Changes in market interest rates will also affect the level of voluntary prepayments on our loans and the receipt of payments on our mortgage-backed securities resulting in the receipt of proceeds that may be reinvested at a lower rate than the loan or mortgage-backed security being prepaid. Although we pursue an asset-liability management strategy designed to control our risk from changes in market interest rates, changes in interest rates can still have a material adverse effect on our profitability.

COMPETITION

  We face competition both in originating loans and in attracting deposits. Competition in originating multi-family and commercial real estate mortgage loans comes primarily from other savings institutions, commercial banks, mortgage bankers and insurance companies. We compete for these mortgage loans based on interest rates, types of products, loan fees charged and the quality of customer service that we provide to our borrowers. Competition in attracting deposits comes primarily from other savings institutions, commercial banks, brokerage firms, mutual funds, credit unions and various types of investment companies. We also experience competition for our motor vehicle loan and leasing programs, primarily from large well-capitalized lending institutions and finance companies, as well as from financing provided directly by automobile manufacturers. Competition for factoring clients comes primarily from small local factors or factors specializing in a specific industry segment, such as trucking or personnel agencies. Competition for asset-based loans comes from primarily small local based commercial finance companies, large national commercial finance companies and banks. Due to their size, some of our competitors may achieve economies of scale and, as a result, offer a broader range of products and services and lower pricing than we currently offer. The competition we face could adversely affect our profitability.

REGULATORY OVERSIGHT

  The Bank is subject to extensive regulation, supervision and examination by the Office of Thrift Supervision ("OTS") as its chartering authority and primary federal regulator, and by the Federal Deposit Insurance Corporation (the "FDIC"), which insures its deposits up to applicable limits. As the holding company of the Bank, the Company is also subject to regulation and oversight by the OTS. Assuming that the expected conversion of the Bank to a national bank occurs, the Company will instead be supervised by the Federal Reserve and the Bank will be primarily supervised by the Office of the Comptroller of the Currency. Such regulation and supervision governs the activities in which an institution and its holding company may engage and is intended primarily for the protection of the FDIC insurance funds and depositors. If we become a bank holding company, Federal Reserve regulation and supervision will for the first time place restrictions on the operations of the Company and its subsidiaries other than the Bank. The Company will become subject to separate capital requirements and will need to seek prior approval for many non-bank investments and activities. Regulatory authorities have been granted extensive discretion in connection with their supervisory and enforcement activities and regulations have been implemented which have increased capital requirements, increased insurance premiums and have resulted in increased administrative, professional and compensation expenses. Any change in the regulatory structure or the applicable statutes or regulations could have a material impact on the Company and the Bank and their operations. Additional legislation and regulations may be enacted or adopted in the future which could significantly affect the powers, authority and operations of the Bank and the Bank's competitors which in turn could have a material adverse effect on the Bank and its operations. See "The Company--Pending Structural Changes" in the accompanying Prospectus.

YEAR 2000 ISSUES

  The "Year 2000 problem" arose in industries of all types because many existing computer programs use only the last two digits to refer to a year. Therefore, these computer programs do not properly recognize a year that begins with "20" instead of the familiar "19." If not corrected, many computer applications could fail or create erroneous results. The extent of the potential global impact of the Year 2000 problem is not known; however, if not timely corrected, it may adversely affect the worldwide economy.

  Accurate data processing is essential to our business and a lack of accurate processing either internally or by our vendors could have a significant adverse impact on our financial condition and profitability. We rely upon third-party software vendors and data processing service providers for the majority of our electronic data processing and do not operate any proprietary programs which are critical to our operations. We closely monitor the progress of our primary software and data processing service providers in resolving Year 2000 compliance issues and plan to test actual data in simulated processing of future-sensitive dates.

  Due to the general uncertainty inherent in the Year 2000 problem, resulting primarily from the uncertainty of the Year 2000 readiness of our third-party suppliers and customers, we are unable to determine at this time whether the consequences of Year 2000 failures will have a material adverse impact on our financial condition and profitability.

                                USE OF PROCEEDS

  The net proceeds from the sale of the Capital Securities will be invested by the Trust in the Debentures. The Company intends to use $50 million of the net proceeds from the sale of the Debentures to the Trust to repay the Company's 8.42% Senior Debentures upon their maturity on June 1, 1999. The Company intends to use the remaining net proceeds from the sale of the Debentures for general corporate purposes, which may include, among other things, the repayment of indebtedness, investments in or extensions of credit to its subsidiaries, common stock repurchases and the financing of potential acquisitions. Pending their use for such purposes, such proceeds may be invested by the Company in short-term investments and marketable securities.

                  ACCOUNTING AND REGULATORY CAPITAL TREATMENT

  The Trust will be treated as a subsidiary of the Company, and the accounts of the Trust will be included in the Company's financial statements. The Capital Securities will be presented as a separate line item labeled "Guaranteed Preferred Beneficial Interests in the Company's Subordinated Debentures" in the Company's balance sheet and disclosures concerning the Capital Securities, the Guarantee and the Debentures will be included in the notes to the consolidated financial statements. The Company will record distributions paid on the Capital Securities as an expense.

  Assuming that the expected conversion of the Bank to a national bank occurs, the Company will be required by the Federal Reserve Board to maintain certain levels of capital for bank regulatory purposes. For these purposes, different capital instruments are classified as either Tier 1 or Tier 2 capital, with Tier 1 being the more favorable classification. The Federal Reserve has stated that long-term cumulative preferred instruments issued by a special-purpose subsidiary of a bank holding company and structured in the manner in which the Capital Securities are structured normally will be accorded Tier 1 capital treatment. The Company believes that the Capital Securities will qualify for Tier 1 capital treatment. Such treatment, together with the Company's ability to deduct, for income tax purposes, the interest payable on the Debentures, will provide the Company with a cost-effective means of obtaining capital for regulatory purposes.

                                 CAPITALIZATION

  The following table sets forth the consolidated capitalization of the Company as of September 30, 1998, as adjusted to give effect to the consummation of the offering of the Capital Securities assuming no exercise of the underwriters' over-allotment option. The following data should be read in conjunction with the Consolidated Financial Statements and Notes thereto of the Company incorporated herein by reference. See "Incorporation of Certain Documents by Reference" in the accompanying Prospectus.

                                                                        AS
                                                          ACTUAL     ADJUSTED
                                                        ----------  ----------
                                                           (IN THOUSANDS)
   Deposits...........................................  $3,229,944  $3,229,944
                                                        ==========  ==========
   Borrowings:
     Advances from FHLB of San Francisco..............  $1,664,480  $1,664,480
     Securities sold under agreements to repurchase...      60,381      60,381
     Senior debentures, due June 1999.................      50,000      50,000
     Subordinated notes, due 2007.....................      99,420      99,420
     Other borrowings.................................       5,259       5,259
                                                        ----------  ----------
       Total borrowings...............................  $1,879,540  $1,879,540
                                                        ==========  ==========
   Guaranteed Preferred Beneficial Interests in the
    Debentures........................................  $      --   $   80,000
                                                        ==========  ==========
   Stockholders' Equity:
     Common stock ($.01 par value)....................  $      204  $      204
     Additional paid-in capital.......................     250,870     250,870
     Retained earnings (substantially restricted).....     150,342     150,342
     Treasury stock, at cost..........................     (16,556)    (16,556)
     Unrealized loss on securities available-for-sale,
      net of tax......................................         (70)        (70)
     Debt of Employee Stock Ownership Plan............      (3,759)     (3,759)
                                                        ----------  ----------
       Total stockholders' equity.....................  $  381,031  $  381,031
                                                        ==========  ==========
   Bank regulatory capital ratios:
     Leverage.........................................        6.41%       6.41%
     Tier 1 risk-based................................        9.29%       9.29%
     Total risk-based.................................       10.50%      10.50%
   Company regulatory capital ratios(1):
     Leverage.........................................        4.03%       5.32%
     Tier 1 risk-based................................        5.94%       7.92%
     Total risk-based.................................        9.82%      11.92%

--------
(1) Assuming the Company is a bank holding company.

                                   THE TRUST

  The Trust is a statutory business trust formed under the Delaware Business Trust Act (the "Business Trust Act") pursuant to a trust agreement executed by the Company, as sponsor for the Trust (the "Sponsor"), and certain of the Bay View Trustees (as defined herein), and the filing of a certificate of trust with the Secretary of State of the State of Delaware. The trust agreement will be amended and restated in its entirety (as so amended and restated, the "Declaration") as of the date the Capital Securities are initially issued. The Declaration is qualified under the Trust Indenture Act. Upon issuance of the Capital Securities offered hereby, the holders thereof will own all of the issued and outstanding Capital Securities. The Company will acquire Trust Common Securities in an amount equal to at least 3% of the total capital of the Trust and will own, directly or indirectly, all of the issued and outstanding Trust Common Securities (together with the Capital Securities, the "Trust Securities"). The Trust exists for the purpose of (a) issuing its Capital Securities for cash and investing the proceeds thereof in an equivalent amount of Debentures and (b) engaging in such other activities as are necessary, convenient or incidental thereto. The rights of the holders of the Trust Securities are as set forth in the Declaration, the Business Trust Act and the Trust Indenture Act. The Declaration does not permit the incurrence by the Trust of any indebtedness for borrowed money or the making of any investment other than in the Debentures. In the Subordinated Indenture, the Company has agreed to pay for all debts and obligations (other than with respect to the Trust Securities) and all costs and expenses of the Trust, including the fees and expenses of the Bay View Trustees and any income taxes, duties and other governmental charges, and all costs and expenses with respect thereto, to which the Trust may become subject, except for United States withholding taxes that are properly withheld.

  Pursuant to the Declaration, the number of trustees of the Trust (the "Bay View Trustees") will initially be four. Two of the Bay View Trustees (the "Regular Trustees") will be persons who are employees or officers of or who are affiliated with the Company. The third trustee will be an institution that maintains its principal place of business in the State of Delaware (the "Delaware Trustee"). Initially, Wilmington Trust Company will act as Delaware Trustee. The fourth trustee will be a financial institution that is unaffiliated with the Company and will serve as institutional trustee under the Declaration and as indenture trustee for the purposes of compliance with the provisions of the Trust Indenture Act (the "Property Trustee"). Initially, Wilmington Trust Company will be the Property Trustee until removed or replaced by the holder of the Trust Common Securities. For the purpose of compliance with the provisions of the Trust Indenture Act, Wilmington Trust Company will act as Guarantee Trustee (as defined herein) and as Debt Trustee (as defined herein) under the Subordinated Indenture. See "Description of the Guarantee" and "Description of the Capital Securities--Voting Rights; Amendment of Declaration." The Trust has a term of approximately 35 years but may terminate earlier as provided in the Declaration.

  The Property Trustee will hold the Debentures for the benefit of the holders of the Trust Securities and the Property Trustee will have the power to exercise all rights, powers and privileges under the Subordinated Indenture as the holder of the Debentures. In addition, the Property Trustee will maintain exclusive control of a segregated noninterest-bearing account (the "Property Account") to hold all payments made in respect of the Debentures for the benefit of the holders of the Trust Securities. The Property Trustee will make payments of Distributions and payments on liquidation, redemption and otherwise to the holders of the Trust Securities out of funds from the Property Account. The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Capital Securities. The Company, as the direct or indirect holder of all of the Trust Common Securities, will have the right to appoint, remove or replace any Trustee unless an event of default under the Subordinated Indenture shall have occurred and be continuing and to increase or decrease the number of Bay View Trustees.

                     DESCRIPTION OF THE CAPITAL SECURITIES

  The Capital Securities will be issued pursuant to the terms of the Declaration. The Declaration is qualified as an indenture under the Trust Indenture Act. The Property Trustee will act as indenture trustee for the Capital Securities under the Declaration for purposes of compliance with the provisions of the Trust Indenture Act. The terms of the Capital Securities will include those stated in the Declaration and those made part of the Declaration by the Trust Indenture Act. The following summary of certain provisions of the Capital Securities and the Declaration does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Declaration and the Capital Securities (which provisions, including defined terms, are incorporated herein by reference), the Business Trust Act and the Trust Indenture Act. A copy of the form of Declaration (including the form of certificate evidencing the Capital Securities) has been filed as an exhibit to the Registration Statement of which the accompanying Prospectus is a part. See "Available Information" in the accompanying Prospectus. The Capital Securities are a series of Trust Preferred Securities described in the accompanying Prospectus.

GENERAL

  The Declaration authorizes the Regular Trustees to issue on behalf of the Trust the Trust Securities, which represent undivided beneficial interests in the assets of the Trust. All of the Trust Common Securities will be owned, directly or indirectly, by the Company. The Trust Common Securities rank pari passu, and payments will be made thereon on a pro rata basis, with the Capital Securities, except that upon the occurrence and during the continuance of a Declaration Event of Default, the rights of the holders of the Trust Common Securities to receive payment of periodic Distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Capital Securities. The Declaration does not permit the issuance by the Trust of any securities other than the Trust Securities or the incurrence of any indebtedness by the Trust. Pursuant to the Declaration, the Property Trustee will hold the Debentures purchased by the Trust for the benefit of the holders of the Trust Securities. The payment of Distributions (as defined herein) out of money held by the Trust, and payments upon redemption of the Capital Securities or liquidation of the Trust, are guaranteed by the Company to the extent described under "Description of the Guarantee." The Guarantee will be held by the Guarantee Trustee for the benefit of the holders of the Capital Securities. The Guarantee does not cover payment of Distributions when the Trust does not have sufficient available funds to pay such Distributions. In such event, the remedy of a holder of Capital Securities is to vote to direct the Property Trustee to enforce the Property Trustee's rights under the Debentures except in the limited circumstances in which the holder may take Direct Action. See "--Declaration Events of Default" and "-- Voting Rights; Amendment of Declaration."

DISTRIBUTIONS

  Distributions on the Capital Securities will be payable at an annual rate of 9.76% of the stated liquidation amount of $25 per Capital Security. To the extent permitted by applicable law, Distributions in arrears for more than one quarter will accrue interest thereon at the Distribution rate, compounded quarterly. The term "Distribution" as used herein includes any such interest payable unless otherwise stated.

  Distributions on the Capital Securities will be cumulative, will accumulate from the date of issuance and will be payable quarterly in arrears on March 31, June 30, September 30, and December 31 of each year, commencing March 31, 1999, when, as and if available for payment. Distributions will be made by the Property Trustee, except as otherwise described below. The amount of Distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months and, for any period of less than a full calendar month, the actual number of days elapsed in such a 30-day month.

  So long as no Indenture Event of Default has occurred and is continuing, the Company has the right under the Subordinated Indenture to defer payments of interest on the Debentures by extending the interest payment period from time to time on the Debentures, which, if exercised, would defer quarterly Distributions on the Capital Securities (though such Distributions would continue to accumulate with interest thereon (to the extent permitted by applicable law) at the Distribution rate, compounded quarterly, since interest would continue to accrue on the Debentures) during any such Extension Period. Such right to extend the interest payment period for the Debentures is limited to a period not exceeding 20 consecutive quarters and such period may not extend beyond the maturity of the Debentures or end on other than a Distribution payment date. In the event that the Company exercises this right, then (a) the Company shall not declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of its capital stock (other than (x)(i) purchases or acquisitions of shares of the Company's capital stock (or capital stock equivalents) in connection with the satisfaction by the Company of its obligations under any officers, directors or employee benefit plans (or any options or other instruments issued thereunder), (ii) as a result of a reclassification, combination or subdivision of the Company's capital stock or the exchange or conversion of one class or series of the Company's capital stock for another class or series of the Company's capital stock, (iii) dividends or distributions of shares of common stock of the Company, (iv) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or any security being converted or exchanged, or (v) any dividend or distribution of capital stock (or capital stock equivalents) in connection with the implementation of a stockholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, or (y) guarantee payments made with respect to any of the foregoing), (b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Company that rank pari passu with or junior to the Debentures and
(c) the Company shall not make any guarantee payments with respect to the debt securities of any Company subsidiary if such guarantee ranks pari passu with or junior to the Debentures (other than pursuant to the Guarantee or the Company's guarantee of the Trust Common Securities). Prior to the termination of any such Extension Period of less than 20 consecutive quarters, the Company may further extend the interest payment period; provided, that such Extension

Period, together with all such previous and further extensions, may not exceed 20 consecutive quarters or extend beyond the maturity of the Debentures or end on other than a Distribution payment date. Upon the termination of any Extension Period and the payment of all amounts then due on the Debentures, the Company may commence a new Extension Period, subject to the above requirements. If Distributions are deferred, the deferred Distributions and, to the extent permitted by law, accrued interest thereon shall be paid to holders of record of the Capital Securities as they appear on the books and records of the Trust at the close of business on the record date for the Distribution payment date upon which such Extension Period terminates. See "Risk Factors--Risks Related to an Investment in the Capital Securities--Distributions on the Capital Securities Could Be Deferred for Substantial Periods Adversely Affecting the Market Price; Holders Would Continue to Recognize Income for Tax Purposes" and "Description of the Debentures--Option to Extend Interest Payment Period."

  The Company has no present intention of exercising its right to defer payments of interest by extending the interest payment period on the Debentures.

  Distributions on the Capital Securities must be paid on the dates payable to the extent that the Trust has funds available for the payment of such Distributions. The Trust's funds available for Distribution to the holders of Capital Securities will be limited to payments received from the Company on the Debentures. The payment of Distributions out of moneys held by the Trust is guaranteed by the Company to the extent set forth under "Description of the Guarantee."

  Distributions on the Capital Securities will be payable to the holders thereof as they appear on the books and records of the Trust at the close of business on the relevant record dates, which, as long as the Capital Securities remain in book-entry only form, will be one Business Day (as defined below) prior to the relevant payment dates. Such Distributions will be paid through the Property Trustee, who will hold amounts received in respect of the Debentures for the benefit of the holders of the Trust Securities. Subject to any applicable laws and regulations and the provisions of the Declaration, each such payment will be made as described under "--Book-Entry Only Issuance--The Depository Trust Company" below. In the event that the Capital Securities do not continue to remain in book-entry only form, the Regular Trustees shall select the relevant record dates for the Capital Securities, which shall be at least 15 Business Days prior to the relevant payment dates (provided that such record dates must conform to the rules of any securities exchange on which the Capital Securities are listed) and Distributions payable on Capital Securities which are not in book-entry form may be made at the option of the Trust by check mailed to the address of the holder entitled thereto or by wire transfer to an account in the United States appropriately designated by the holder entitled thereto prior to the record date for the corresponding Distribution payment date. In the event that any date on which Distributions are to be made on the Capital Securities is not a Business Day, then payment of the Distributions payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the date such payment was originally payable. A "Business Day" means any day other than Saturday, Sunday or any other day on which banking institutions in New York City are permitted or required by any applicable law to close or a day on which the corporate trust office of the Property Trustee or the Delaware Trustee is closed for business.

REDEMPTION OR EXCHANGE

  The Debentures will mature on December 31, 2028 unless the maturity date is shortened to a date not earlier than December 31, 2003, subject to prior approval of the Federal Reserve if the Company is then a bank holding company and approval is required under applicable regulations. The Debentures may be redeemed, in whole or in part, at any time on or after December 31, 2003 or at any time in whole (but not in part), within 90 days following the occurrence of a Tax Event, an Investment Company Event or a Capital Treatment Event. Redemption of the Debentures prior to maturity is subject to prior approval of the Federal Reserve if the Company is then a bank holding company and approval is required under applicable regulations. Under current regulations of the Federal Reserve, any perpetual preferred securities with a feature permitting redemption at the option of the issuer can qualify as Tier 1 capital only if the redemption is subject to prior approval of the Federal Reserve. Therefore, any prepayment of the Debentures and consequent redemption of the Capital Securities will be subject to the prior approval of the Federal Reserve if the Company is then a bank holding company and such regulations have not been revised. Upon the repayment of the Debentures, whether at stated maturity or upon redemption, the proceeds from such repayment or payment shall simultaneously be applied to redeem Trust Securities having an aggregate liquidation amount equal to the aggregate principal amount of the Debentures so repaid or redeemed at the applicable redemption price, together with accumulated and unpaid Distributions thereon; provided, that, except in the case of redemption upon maturity of the Debentures, holders of Trust Securities shall be given not less than 30 nor more than 60 days notice of such redemption. The applicable redemption price per Capital Security shall be equal to the redemption price per $25 principal amount of Debentures. See "Description of the Debentures--Redemption at the Option of the Company." In the event that fewer than all of the outstanding Trust Securities are to be redeemed, the Capital Securities and the Trust Common Securities will be redeemed on a pro rata basis and, in such case, the redemption of Capital Securities will be made as described under "Book-Entry Only Issuance--The Depository Trust Company" below.

  "Tax Event" means that the Regular Trustees shall have received an opinion of nationally recognized independent tax counsel experienced in such matters (a "Dissolution Tax Opinion") to the effect that, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws or any regulations thereunder of the United States or any political subdivision or taxing authority thereof or therein, (b) any amendment to, or change in, an interpretation or application of any such laws or regulations by any legislative body, court or governmental or regulatory agency or authority (including the enactment of any legislation and the publication of any judicial decision or regulatory determination) or (c) any official interpretation or pronouncement by any legislative body, court or governmental or regulatory agency or authority that provides for a position with respect to such laws or regulations that differs from the theretofore generally accepted position, which amendment or change is enacted, promulgated, issued or announced or which interpretation or pronouncement is issued or announced, in each case, on or after the date of this Prospectus Supplement (collectively, a "Change in Tax Law"), there is more than an insubstantial risk that (i) the Trust is, or will be within 90 days of the date thereof, subject to federal income tax with respect to interest accrued or received on the Debentures, (ii) the Trust is, or will be within 90 days of the date thereof, subject to more than a de minimis amount of other taxes, duties or other governmental charges or (iii) interest (including original issue discount) payable by the Company to the Trust on the Debentures is not, or within 90 days of the date thereof will not be, deductible by the Company for United States Federal income tax purposes on a current accrual basis (by reason of deferral, disallowance or otherwise).

  "Investment Company Event" means that each of the Regular Trustees shall have received an opinion of a nationally recognized independent counsel experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority which change is enacted, promulgated, issued or becomes effective on or after the date of this Prospectus Supplement (a "Change in 1940 Act Law"), there is more than an insubstantial risk that the Trust is or will be considered an "investment company" which is required to be registered under the Investment Company Act of 1940, as amended (the "1940 Act").

  "Capital Treatment Event" means the reasonable determination by the Company that, as a result of the occurrence of any amendment to, or change (including any announced prospective change) in, the laws (or any rules or regulations thereunder) of the United States or any political subdivision thereof or therein, or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such proposed change, pronouncement, action or decision is announced on or after the date of original issuance of the Capital Securities, there is more than an insubstantial risk that the Company will not be entitled to treat the allowable amount (subject to current interpretations of the Federal Reserve as of the date of this Prospectus Supplement) of the liquidation amount of the Capital Securities as "Tier 1 Capital" (or the then equivalent thereof) applied as if the Company (or its successor) were a bank holding company for purposes of the capital adequacy guidelines of the Federal Reserve (or any successor regulatory authority with jurisdiction over bank holding companies), or any capital adequacy guidelines as then in effect and applicable to the Company.

  If, at any time, a Tax Event, an Investment Company Event or a Capital Treatment Event (each, a "Special Event") shall occur and be continuing, the Trust may, after satisfaction of the liabilities of creditors of the Trust as provided by applicable law, with the prior written consent of the Company, be dissolved with the result that Debentures with an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the Distribution rate of and accrued and unpaid interest equal to accumulated and unpaid Distributions on, the Trust Securities outstanding at such time would be distributed to the holders of the Trust Securities in liquidation of such holders' interests in the Trust on a pro rata basis within 90 days following the occurrence of the Special Event; provided, however, that if at the time there is available to the Trust the opportunity to eliminate, within such 90-day period the Special Event by taking some ministerial action, such as filing a form or making an election, or pursuing some other similar reasonable measure which in the sole judgment of the Company has or will cause no adverse effect on the Trust, the Company or the holders of the Trust Securities and will involve no material cost, the Trust will pursue such measure in lieu of dissolution. If the Company declines to consent to such a dissolution of the Trust and distribution of the Debentures or declines to redeem the Debentures as described above, the Capital Securities will remain outstanding and the Company may incur an obligation to pay Additional Interest (as defined herein). See "Description of the Debentures--Additional Interest."

  After the date fixed for any distribution of Debentures upon dissolution of the Trust, (i) the Capital Securities will no longer be deemed to be outstanding, (ii) the Depositary (as defined herein) or its nominee, as the record holder of the Capital Securities, will receive a registered global certificate or certificates representing the Debentures to be delivered upon such distribution, and (iii) any certificates representing Capital Securities not held by the Depositary or its nominee will be deemed to represent Debentures having an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the Distribution rate of, and accrued and unpaid interest equal to accumulated and unpaid Distributions on, such Capital Securities until such certificates are presented to the Company or its agent for transfer, exchange or reissuance.

  Under current United States federal income tax law and interpretations and provided that the Trust is not treated as an association taxable as a corporation, a distribution of the Debentures should not be a taxable event to holders of the Capital Securities. Should there be a change in law, a change in legal interpretation, a Tax Event or other circumstances, however, the distribution could be a taxable event to holders of the Capital Securities. See "Certain Federal Income Tax Consequences--Distribution of the Debentures to Holders of the Capital Securities."

  There can be no assurance as to the market price for the Debentures which may be distributed in exchange for Capital Securities if a dissolution and liquidation of the Trust were to occur. Accordingly, the Debentures which an investor may subsequently receive on dissolution and liquidation of the Trust may trade at a discount to the price of the Capital Securities exchanged. If the Debentures are distributed to the holders of Capital Securities upon the dissolution of the Trust, the Company will use its reasonable best efforts to list the Debentures on a national securities exchange or similar organization.

REDEMPTION PROCEDURES FOR REDEMPTION BY THE TRUST

  The Trust may not redeem fewer than all of the outstanding Capital Securities unless all accumulated and unpaid Distributions have been or contemporaneously are paid (or such payment duly provided for) on all Capital Securities for all quarterly Distribution periods terminating on or prior to the date of redemption.

  If the Trust gives notice of redemption in respect of Capital Securities (which notice will be irrevocable), then, on the redemption date, provided that the Company has paid to the Property Trustee a sufficient amount of cash in connection with the related redemption of the Debentures, the Trust will irrevocably deposit with the Depositary funds sufficient to pay the applicable redemption price and will give the Depositary irrevocable instructions and authority to pay the redemption price to the holders of the Capital Securities. If notice of redemption shall have been given and funds deposited as required, then, on the date fixed for such redemption, Distributions will cease to accrue and all rights of holders of such Capital Securities so called for redemption will cease, except the right of the holders of such Capital Securities to receive the redemption price but without interest on such redemption price. In the event that any date generally fixed for redemption of Capital Securities is not a Business Day, then payment of the redemption price payable on such date will be made on the next succeeding day that is a Business Day (without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the redemption price in respect of Capital Securities is improperly withheld or refused and not paid either by the Trust or by the Company pursuant to the Guarantee, Distributions on such Capital Securities will continue to accumulate at the then applicable rate from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the redemption price. See "--Book-Entry Only Issuance-- The Depository Trust Company."

  In the event that fewer than all of the outstanding Trust Securities are to be redeemed, the Capital Securities and the Trust Common Securities will be redeemed on a pro rata basis and, in such case, the redemption of Capital Securities will be made as described below under "--Book-Entry Only Issuance-- The Depository Trust Company."

  Subject to the foregoing and applicable law (including, without limitation, U.S. federal securities laws), the Company or its subsidiaries may at any time, and from time to time, purchase outstanding Capital Securities by tender, in the open market or by private agreement.

LIQUIDATION OF THE TRUST AND DISTRIBUTION OF THE DEBENTURES TO HOLDERS

  Subsequent to the Company having received prior approval of the Federal Reserve, if the Company is then a bank holding company and approval is required under applicable regulations, the Company has the right at any time to dissolve the Trust and, after satisfaction of the liabilities of creditors of the Trust as provided by applicable law, cause Debentures to be distributed to the holders of the Capital Securities in exchange therefor upon liquidation of the Trust.

  After the liquidation date fixed for any distribution of the Debentures for Capital Securities (i) such Capital Securities will no longer be deemed to be outstanding, and (ii) DTC or its nominee, as the registered holder of Capital Securities, will receive a registered global certificate or certificates representing the Debentures to be delivered upon such distribution with respect to Capital Securities held by DTC or its nominee, (iii) any certificates representing the Capital Securities not held by DTC or its nominee will be deemed to represent Debentures having a principal amount equal to the stated liquidation amount of such Capital Securities, and bearing accrued and unpaid interest in an amount equal to the accumulated and unpaid Distributions on such series of the Capital Securities until such certificates are presented to the Property Trustee or its agent for transfer or reissuance.

  Under current United States federal income tax law and interpretations and provided that the Trust is not treated as an association taxable as a corporation, a distribution of the Debentures should not be a taxable event to holders of the Capital Securities. Should there be a change in law, a change in legal interpretation, a Tax Event or other circumstances, however, the distribution could be a taxable event to holders of the Capital Securities. See "Certain Federal Income Tax Consequences--Distribution of the Debentures to Holders of the Capital Securities."

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

  Pursuant to the Declaration, the Trust shall automatically dissolve upon expiration of its term and shall dissolve on the first to occur of (i) certain events of bankruptcy, dissolution or liquidation of the Company, subject in certain instances to any such event remaining in effect for a period of 90 consecutive days; (ii) the distribution of the Debentures to the holders of Capital Securities; (iii) redemption of all of the Capital Securities as described under "Description of the Capital Securities-Redemption Procedures for Redemption by the Trust"; (iv) delivery by the Regular Trustees of written direction to the Property Trustee to terminate the Trust and (v) the entry of an order for the dissolution of the Trust by a court of competent jurisdiction.

  In the event of any voluntary or involuntary liquidation, dissolution, winding-up or termination of the Trust (each a "Liquidation"), the then holders of the Capital Securities will be entitled to receive out of the assets of the Trust, after satisfaction of liabilities to creditors, distributions in an amount equal to the aggregate of the stated liquidation amount of $25 per Capital Security plus accumulated and unpaid Distributions thereon to the date of payment (the "Liquidation Distribution"), unless, in connection with such Liquidation, Debentures in an aggregate stated principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the Distribution rate of, and accrued and unpaid interest equal to accumulated and unpaid Distributions on, the Capital Securities have been distributed on a pro rata basis to the holders of the Capital Securities.

  If, upon any such Liquidation, the Liquidation Distribution can be paid only in part because the Trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by the Trust on the Capital Securities shall be paid on a pro rata basis. The holders of the Trust Common Securities will be entitled to receive distributions upon any such dissolution pro rata with the holders of the Capital Securities, except that if a Declaration Event of Default has occurred and is continuing, the Capital Securities shall have a preference over the Trust Common Securities with regard to such distributions.

DECLARATION EVENTS OF DEFAULT

  The "events of default" under the Subordinated Indenture, insofar as they apply to the Debentures, have been modified, pursuant to the First Supplemental Indenture (as hereinafter defined), from those described in the accompanying Prospectus. The events of default, as so modified, applicable to the Debentures (the "Indenture Events of Default") are described in this Prospectus Supplement under "Description of the Debentures--Indenture Events of Default."

  Any one of the following events that has occurred and is continuing constitutes an "Event of Default" under the Declaration (a "Declaration Event of Default") with respect to the Capital Securities (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

  (i) the occurrence of a Indenture Event of Default; or

  (ii) default by the Property Trustee in the payment of any Distribution when it becomes due and payable, and continuation of such default for a period of 30 days; or

  (iii) default by the Property Trustee in the payment of any redemption price of any Trust Security when it becomes due and payable;

  (iv) default in the performance, or breach, in any material respect, of any covenant or warranty of the Trustees in the Declaration (other than a default or breach in the performance of a covenant or warranty which is addressed in clause (ii) or (iii) above, and the continuation of any such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the defaulting Trustee or Trustees by the holders of a least 25% in aggregate liquidation amount of the outstanding Capital Securities, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the Declaration; or

  (v) the occurrence of certain events of bankruptcy or insolvency with respect to the Property Trustee and the failure by the Company to appoint a successor Property Trustee within 60 days thereof.

  Within five Business Days after the occurrence of any Declaration Event of Default actually known to the Property Trustee, the Property Trustee shall transmit notice of such Declaration Event of Default to the holders of the Capital Securities, the Regular Trustees and the Company, unless such Declaration Event of Default shall have been cured or waived. Pursuant to the Declaration, the holder of the Trust Common Securities will be deemed to have waived any Declaration Event of Default with respect to the Trust Common Securities until all Declaration Events of Default with respect to the Capital Securities have been cured, waived or otherwise eliminated. Until such Declaration Events of Default with respect to the Capital Securities have been so cured, waived, or otherwise eliminated, the Property Trustee will be deemed to be acting solely on behalf of the holders of the Capital Securities and only the holders of the Capital Securities will have the right to direct the Property Trustee with respect to certain matters under the Declaration, and therefore the Subordinated Indenture. If the Property Trustee fails to enforce its rights under the Debentures, holders of Capital Securities, to the fullest extent permitted by law, may institute a legal proceeding against the Company to enforce the Property Trustee's rights under the Debentures. Notwithstanding the foregoing, if a Declaration Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest or principal on the Debentures on the date such interest or principal is otherwise payable (or in the case of redemption, the redemption date), the Company acknowledges in the Subordinated Indenture that a holder of Capital Securities may institute a Direct Action for enforcement of payment to such holder directly of the principal of or interest on Debentures having an aggregate principal amount equal to the aggregate liquidation amount of the Capital Securities of such holder on or after the respective due date specified in the Debentures. In connection with such Direct Action, the Company will remain obligated to pay the principal or interest on such Debentures and will be subrogated to the rights of such holders of Capital Securities under the Declaration to the extent of any payment made by the Company to such holder of Capital Securities in such Direct Action. The holders of Capital Securities will not be able to exercise directly any other remedy available to the holders of the Debentures.

  Upon the occurrence of an Indenture Event of Default related to certain events of bankruptcy, insolvency or reorganization of the Company, the Property Trustee, as the sole holder of the Debentures, will have the right under the Indenture to declare the principal of and interest on the

Debentures to be immediately due and payable. Upon such an Indenture Event of Default, unless the principal of all the Debentures has already become due and payable, either the Property Trustee or the holders of not less than 25% in aggregate principal amount of the Debentures then outstanding may declare all of the Debentures to be due and payable immediately by giving notice in writing to the Company (and to the Property Trustee, if notice is given by holders of the Debentures). If the Property Trustee or the holders of the Debentures fail to declare the principal of all of the Debentures due and payable upon such an Indenture Event of Default, the holders of at least 25% in liquidation amount of the Capital Securities then outstanding shall have the right to declare the Debentures immediately due and payable. The Company and the Trust are each required to file annually with the Property Trustee an officer's certificate as to its compliance with all conditions and covenants under the Declaration.

VOTING RIGHTS; AMENDMENT OF DECLARATION

  Except as described herein, under the Trust Act, Trust Indenture Act and under "Description of Trust Preferred Securities Guarantees--Modification of the Trust Preferred Securities Guarantees; Assignment" in the accompanying Prospectus, and as otherwise required by law and the Declaration, the holders of the Capital Securities will have no voting rights.

  The Declaration may be modified and amended if approved by the Regular Trustees (and in certain circumstances the Property Trustee or the Delaware Trustee). The Declaration may be amended from time to time without the consent of the holders of the Capital Securities, (i) unless a Declaration Event of Default shall have occurred and be continuing, with respect to acceptance of appointment of a successor Trustee, (ii) to cure any ambiguity, correct or supplement any provision in the Declaration that may be inconsistent with any other provision or to make any other provisions with respect to matters or questions arising under the Declaration, which shall not be inconsistent with the other provisions of the Declaration or (iii) to modify, eliminate or add to any provisions of the Declaration to such extent as shall be necessary to ensure that the Trust will be classified for United States federal income tax purposes as a grantor trust or to ensure that the Trust will not be required to register as an "investment company" under the 1940 Act, provided, however, that in the case of clauses (ii) and (iii), such action shall not adversely affect in any material respect the interests of any holder of Trust Securities, and any amendments of the Declaration shall become effective when notice thereof is given to the holders of the Trust Securities. The Declaration may be amended by the Trustees only upon receipt by the Trustees of an opinion of counsel that such amendment or modification would not (i) cause the Trust to be classified for purposes of United States federal income taxation as other than a grantor trust, (ii) reduce or otherwise adversely affect the powers of the Property Trustee in contravention of the Trust Indenture Act or (iii) cause the Trust to be deemed an "investment company" which is required to be registered under the 1940 Act.

  Subject to the requirement of each of the Bay View Trustees obtaining a tax opinion in certain circumstances set forth in the last sentence of the next paragraph, the holders of a majority in aggregate liquidation amount of the Capital Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee, or exercising any trust or power conferred upon the Property Trustee under the Declaration including the right to direct the Property Trustee, as holder of the Debentures, to (i) exercise the remedies available under the Subordinated Indenture with respect to the Debentures, (ii) waive any past Indenture Event of Default and its consequences that is waivable under the Subordinated Indenture, or (iii) exercise any right to rescind or annul a declaration that the principal of all the Debentures shall be due and payable; provided, however, that if an Indenture Event of Default has occurred and is continuing, the holders of 25% of the aggregate liquidation amount of the Capital Securities then outstanding may direct the Property Trustee to declare the principal and interest of the Debentures immediately due and payable; and provided, further, that where a consent under the Subordinated Indenture would require the consent of (a) holders of Debentures representing a specified percentage greater than a majority in principal amount of the Debentures (a "Super-Majority") or (b) each holder of Debentures affected thereby, no such consent shall be given by the Property Trustee without the prior consent of, in the case of clause (a) above, holders of Capital Securities representing at least such specified percentage of the aggregate liquidation amount of the Capital Securities or, in the case of clause (b) above, each holder of Capital Securities affected thereby.

  The Property Trustee shall notify all holders of the Capital Securities of any notice of default received from the Debt Trustee with respect to the Debentures. Except with respect to directing the time, method and place of conducting a proceeding for a remedy, the Property Trustee shall not take any of the actions described in clause (i), (ii) or (iii) above unless each of the Bay View Trustees has obtained an opinion of nationally recognized independent tax counsel experienced in such matters to the effect that, as a result of such action, the Trust will not be classified as other than a grantor trust for United States federal income tax purposes and each holder will be treated as owning an undivided beneficial interest in the Debentures.

  In the event the consent of the Property Trustee, as the holder of the Debentures, is required under the Subordinated Indenture with respect to any amendment, modification or termination of the Subordinated Indenture, the Property Trustee shall request the direction of the holders of the Trust Securities with respect to such amendment, modification or termination and shall vote with respect to such amendment, modification or termination as directed by a majority in liquidation amount of the Trust Securities voting together as a single class; provided, however, that where a consent under the Subordinated Indenture would require the consent of a Super-Majority, the Property Trustee may only give such consent at the direction of the holders of at least the proportion in liquidation amount of the Trust Securities which the relevant Super-Majority represents of the aggregate principal amount of the Debentures outstanding. The Property Trustee shall be under no obligation to take any such action in accordance with the directions of the holders of the Trust Securities unless each of the Bay View Trustees has obtained an opinion of nationally recognized independent tax counsel experienced in such matters to the effect that for United States federal income tax purposes the Trust will not be classified as other than a grantor trust.

  A waiver of an Indenture Event of Default will constitute a waiver of the corresponding Declaration Event of Default.

  Any required approval or direction of holders of Capital Securities may be given at a separate meeting of holders of Capital Securities convened for such purpose, at a meeting of all of the holders of Trust Securities or pursuant to written consent. The Regular Trustees will cause a notice of any meeting at which holders of Capital Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be mailed to each holder of record of Capital Securities. Each such notice will include a statement setting forth the following information: (i) the date of such meeting or the date by which such action is to be taken; (ii) a description of any resolution proposed for adoption at such meeting on which such holders are entitled to vote or of such matter upon which written consent is sought; and
(iii) instructions for the delivery of proxies or consents. No vote or consent of the holders of Capital Securities will be required for the Trust to redeem and cancel Capital Securities or distribute Debentures in accordance with the Declaration.

  Notwithstanding that holders of Capital Securities are entitled to vote or consent under any of the circumstances described above, any of the Capital Securities that are owned at such time by the Company or any entity directly or indirectly controlling or controlled by, or under common control with, the Company, shall not be entitled to vote or consent and shall, for purposes of such vote or consent, be treated as if such Capital Securities were not outstanding.

  The procedures by which holders of Capital Securities in book-entry form may exercise their voting rights are described below. See "--Book-Entry Only Issuance--The Depository Trust Company" below.

  Holders of the Capital Securities will have no rights to appoint or remove the Bay View Trustees, who may be appointed, removed or replaced solely by the Company as the indirect or direct holder of all of the Trust Common Securities.

MERGERS, CONSOLIDATIONS OR AMALGAMATIONS

  The Trust may not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, any corporation or other body, except as described below or as otherwise provided in the Declaration. The Trust may, with the consent of the Regular Trustees and without the consent of the holders of the Trust Securities, the Property Trustee or the Delaware Trustee, consolidate, amalgamate, merge with or into, convey, transfer or lease its properties and assets substantially as an entirety to, or be replaced by a trust organized as such under the laws of any State of the United States; provided, that (i) if the Trust is not the survivor, such successor entity either (x) expressly assumes all of the obligations of the Trust under the Trust Securities or (y) substitutes for the Capital Securities other securities having substantially the same terms as the Capital Securities (the "Successor Securities"), so long as the Successor Securities rank the same as the Capital Securities rank with respect to Distributions and payments upon liquidation, redemption and otherwise, (ii) if the Trust is not the survivor, the Company expressly acknowledges or appoints a trustee of such successor entity possessing the same powers and duties as the Property Trustee as the holder of the Debentures,
(iii) the Capital Securities or any Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or with another organization on which the Capital Securities are then listed or quoted, (iv) such merger, consolidation, amalgamation or replacement does not cause the Capital Securities (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organizations, (v) such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) in any material respect (other than with respect to any dilution of the holders' interest in the new entity, if any), (vi) such successor entity has a purpose substantially identical to that of the Trust, (vii) prior to such merger, consolidation, amalgamation or replacement, the Company has received an opinion of a nationally recognized independent counsel to the Trust experienced in such matters to the effect that, (a) such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) in any material respect (other than with respect to any dilution of the holders' interest in the new entity), (b) following such merger, consolidation, amalgamation or replacement, neither the Trust nor such successor entity, if any, will be required to register as an investment company under the 1940 Act, and (c) following such merger, consolidation, amalgamation or replacement, the Trust (or such successor entity) will be treated as a grantor trust for United States federal income tax purposes, and (viii) if the Trust is not the survivor, the Company guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantee and Company's guarantee of the Trust Common Securities. Notwithstanding the foregoing, the Trust shall not, except with the consent of holders of 100% in liquidation amount of the Trust Securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause the Trust or such successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

BOOK-ENTRY ONLY ISSUANCE--THE DEPOSITORY TRUST COMPANY

  The Depository Trust Company ("DTC") will act as securities depositary (the "Depository") for the Capital Securities. The Capital Securities will be issued only as fully registered securities registered in the name of Cede & Co. (DTC's nominee). One or more fully registered global Capital Securities certificates, representing the total aggregate number of Capital Securities, will be issued and will be deposited with DTC.

  The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer or pledge beneficial interests in such global Capital Securities.

  DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a Direct Participant either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission. Purchases of Capital Securities within the DTC system must be made by or through Direct Participants, which will receive a credit for the Capital Securities on DTC's records. The ownership interest of each actual purchaser of each Capital Securities ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Capital Securities. Transfers of ownership interests in the Capital Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Capital Securities, except in the event that use of the book-entry system for the Capital Securities is discontinued or in certain other limited circumstances.

  To facilitate subsequent transfers, all the Capital Securities deposited by Participants with DTC are registered in the name of DTC's nominee, Cede & Co. The deposit of Capital Securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Capital Securities. DTC's records reflect only the identity of the Direct Participants to whose accounts such Capital Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

  Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time.

  Redemption notices shall be sent to Cede & Co. If less than all of the Capital Securities are being redeemed, DTC will reduce the amount of the interest of each Direct Participant in such Capital Securities in accordance with its procedures.

  Although voting with respect to the Capital Securities is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to Capital Securities. Under its usual procedures, DTC would mail an Omnibus Proxy to the Trust as soon as possible after the record date. The Omnibus Proxy assigns the consenting or voting rights of Cede & Co. to those Direct Participants to whose accounts the Capital Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy). The Company and the Trust believe that the arrangements among DTC, Direct and Indirect Participants, and Beneficial Owners will enable the Beneficial Owners to exercise rights equivalent in substance to the rights that can be directly exercised by a holder of a beneficial interest in the Trust.

  Distribution payments on the Capital Securities will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name," and such payments will be the responsibility of such Participant and not of DTC, the Trust or the Company, subject to any statutory or regulatory requirements to the contrary that may be in effect from time to time. Payment of distributions to DTC is the responsibility of the Trust, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

  Except as described herein, a Beneficial Owner in a global Capital Securities certificate will not be entitled to receive physical delivery of Capital Securities. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Capital Securities.

  DTC is under no obligation to provide services as Depository for the Capital Securities and may discontinue providing such services at any time. Neither the Company, the Trust, the Debt Trustee nor the Bay View Trustees will have any responsibility for the performance by DTC or its Participants or Indirect Participants under the rules and procedures governing DTC. In the event that
(i) DTC notifies the Trust that it is unwilling or unable to continue as a Depository for the global Capital Securities or if at any time DTC ceases to be a clearing agency registered as such under the Exchange Act and no successor Depository shall have been appointed within 90 days of such notification or of the Trust becoming aware of DTC's ceasing to be so registered, as the case may be, (ii) the Regular Trustees, in their sole discretion, execute and deliver to the Property Trustee an order to the effect that such global Capital Securities shall be so exchangeable, or (iii) a Declaration Event of Default has occurred and is continuing, certificates for the Capital Securities will be prepared and delivered in exchange for beneficial interests in the global Capital Securities. Any beneficial interest in global Capital Securities that is exchangeable pursuant to the preceding sentence shall be exchangeable for Capital Securities in definitive certificated form registered in such names as the Depository shall direct. It is expected that such instructions will be based upon directions received by the Depository from its Participants with respect to ownership of beneficial interests in such global Capital Securities.

  The information in this section and elsewhere in this Prospectus Supplement concerning DTC and DTC's book-entry system has been obtained from sources that the Company and the Trust believe to be reliable, but neither the Company nor the Trust takes responsibility for the accuracy thereof.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

  The Property Trustee, prior to the occurrence of a default with respect to the Trust Securities and after the curing of any defaults that may have occurred, undertakes to perform only such duties as are specifically set forth in the Declaration and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Declaration at the request of any holder of Capital Securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The holders of Capital Securities will not be required to offer such indemnity in the event such holders, by exercising their voting rights, direct the Property Trustee to take any action it is empowered to take under the Declaration following a Declaration Event of Default. The Property Trustee also serves as trustee under the Guarantee and the Subordinated Indenture.

  The Company may maintain banking and other commercial relationships with the Property Trustee and its affiliates in the ordinary course of business, and the Property Trustee may own Securities (as defined in the accompanying Prospectus).

PAYING AGENT

  In the event that the Capital Securities do not remain in book-entry only form, the following provisions would apply:

  The Property Trustee will act as initial paying agent and transfer agent and may designate additional or substitute paying agents and transfer agents at any time. Registration of transfers of Capital Securities will be effected without charge by or on behalf of the Trust, but upon payment (with the giving of such indemnity as the Regular Trustees, the Property Trustee or the Company may require) in respect of any tax or other government charges that may be imposed in relation thereto. The Trust will not be required to register the transfer of or exchange Capital Securities during the period beginning at the opening of business 15 days before any selection of Capital Securities to be redeemed and ending at the close of business on the day of that selection or register the transfer of or exchange any Capital Securities, or portion thereof, called for redemption, except the unredeemed portion of any Capital Securities being redeemed in part. In addition, with respect to Capital Securities not held in book-entry form, holders will be required to surrender certificates evidencing the Capital Securities in order to receive payment due upon redemption or at maturity and in order to convert the Capital Securities.

GOVERNING LAW

  The Declaration and the Capital Securities will be governed by, and construed in accordance with, the internal laws of the State of Delaware.

MISCELLANEOUS

  The Regular Trustees are authorized and directed to conduct the affairs of and to operate the Trust in such a way so that the Trust will not be required to register as an "investment company" under the 1940 Act or characterized as other than a grantor trust for United States federal income tax purposes and so that the Debentures will be treated as indebtedness of the Company for United States federal income tax purposes. In this connection, the Company and the Regular Trustees are authorized to take any action, not inconsistent with applicable law or the Declaration, that each of the Company and the Regular Trustees determine in their discretion to be necessary or desirable to achieve such end, as long as such action does not adversely affect the interests of the holders of Capital Securities.

  Holders of the Capital Securities, as such, have no preemptive or similar rights.

                          DESCRIPTION OF THE GUARANTEE

GENERAL

  Pursuant to the Guarantee, the Company will irrevocably and unconditionally agree, to the extent set forth therein, to pay in full, to the holders of the Capital Securities issued by the Trust, the Guarantee Payments as defined in the accompanying Prospectus (except to the extent paid by the Trust), as and when due, regardless of any defense, right of set-off or counterclaim which the Trust may have or assert. The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of Capital Securities or by causing the Trust to pay such amounts to such holders. The Guarantee will be qualified as an indenture under the Trust Indenture Act. The Property Trustee will act as indenture trustee under the Guarantee (the "Guarantee Trustee"). The terms of the Guarantee will be those set forth in such Guarantee and those made part of such Guarantee by the Trust Indenture Act. The Guarantee will be held by the Guarantee Trustee for the benefit of the holders of the Capital Securities. A more detailed summary of the Guarantee appears in the accompanying Prospectus under the caption "Description of Trust Preferred Securities Guarantees."

  In the Guarantee, the Company will covenant that, so long as any Capital Securities remain outstanding, if there shall have occurred and be continuing any event of default under the Guarantee or any Declaration Event of Default, then (a) the Company shall not declare or pay dividends on, or make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of its capital stock (other than (x)(i) purchases or acquisitions of shares of the Company's capital stock (or capital stock equivalents) in connection with the satisfaction by the Company of its obligations under any officers, directors or employee benefit plans (or any options or other instruments issued thereunder), (ii) as a result of a reclassification, combination or subdivision of the Company's capital stock or the exchange or conversion of one class or series of the Company's capital stock for another class or series of the Company's capital stock, (iii) dividends or distributions of shares of common stock of the Company, (iv) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or any security being converted or exchanged into such capital stock, or (v) any dividend or distribution of capital stock (or capital stock equivalents) in connection with the implementation of a stockholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, or (y) guarantee payments made with respect to any of the foregoing), (b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Company which rank pari passu with or junior to the Debentures and (c) the Company shall not make any guarantee payments with respect to debt securities of any Company subsidiary that rank pari passu with or junior to the Debentures (other than pursuant to the Guarantee or the Company's guarantee of the Trust Common Securities).

  If the Company does not make interest payments on the Debentures held by the Trust, the Trust will not be able to pay Distributions on the Capital Securities and will not have funds legally available therefor. The Guarantee will rank subordinate and junior in right of payment to all indebtedness of the Company. Because the Company is a holding company, the right of the Company to participate in any distribution of assets of any subsidiary upon such subsidiary's liquidation or reorganization or otherwise is subject to the prior claims of creditors of that subsidiary, except to the extent the Company may itself be recognized as a creditor of that subsidiary. Accordingly, the Company's obligations under the Guarantee will be effectively subordinated to all existing and future liabilities of the Company's subsidiaries, and claimants should look only to the assets of the Company for payments thereunder. The Guarantee does not limit the incurrence or issuance of other secured or unsecured debt of the Company, including Senior Debt, whether under the Indenture, any other indenture that the Company may enter into in the future, or otherwise. The Company may from time to time to incur indebtedness constituting Senior Indebtedness.

GOVERNING LAW

  The Guarantee will be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles thereof.

                         DESCRIPTION OF THE DEBENTURES

  Set forth below is a description of the specific terms of the Debentures in which the Trust will invest the proceeds from the issuance and sale of the Trust Securities. This description supplements and, to the extent inconsistent therewith, replaces the description of the general terms and provisions of the Debentures set forth in the accompanying Prospectus under the caption "Description of Debt Securities." In particular, the Indenture Events of Default applicable to the Debentures set forth herein supersede and replace, insofar as is applicable to the Debentures, the Events of Default set forth in the accompanying Prospectus. The following summary of certain provisions of the subordinated indenture (the "Base Indenture"), between the Company and Wilmington Trust Company, as Trustee (the "Debt Trustee"), as supplemented by the first supplemental indenture thereto (the "First Supplemental Indenture" and, together with the Base Indenture, the "Subordinated Indenture"), and the Debentures does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the Subordinated Indenture and the Debt Securities (which provisions, including defined terms, are incorporated herein by reference) and the Trust Indenture Act. A copy of the form of Subordinated Indenture and the form of Debenture has been or will be filed or incorporated by reference as an exhibit to the Registration Statement of which the accompanying Prospectus is a part. See "Available Information" in the accompanying Prospectus. Certain capitalized terms used herein are defined in the Subordinated Indenture.

  Under certain circumstances involving the dissolution of the Trust following the occurrence of a Special Event, Debentures may be distributed to the holders of the Trust Securities in liquidation of the Trust. See "Description of the Capital Securities--Redemption or Exchange."

  If the Debentures are distributed to the holders of the Capital Securities, the Company will use its reasonable best efforts to have the Debentures listed on the same national securities exchange or similar organization on which the Capital Securities are then listed or quoted.

GENERAL

  The Debentures will be issued as unsecured debt under the Subordinated Indenture. The Debentures will be limited in aggregate principal amount to approximately $82.5 million (or $94.8 million if the Underwriters' over-allotment option is exercised in full), such amount being the sum of the aggregate stated liquidation of the Capital Securities and the capital contributed by the Company in exchange for the Trust Common Securities (the "Company Payment").

  The Debentures are not subject to a sinking fund provision or to defeasance or covenant defeasance. The entire principal amount of the Debentures will mature and become due and payable, together with any accrued and unpaid interest thereon including, to the extent permitted by law, Compound Interest (as defined herein) and Additional Interest (as defined herein), if any, on December 31, 2028 unless the maturity date is shortened to a date not earlier than December 31, 2003, subject to prior approval of the Federal Reserve if the Company is then a bank holding company and approval is required under applicable regulations.

  If Debentures are distributed to holders of Capital Securities in liquidation of such holders' interests in the Trust, such Debentures will initially be issued as a Global Security (as defined herein). As described herein, under certain limited circumstances, Debentures may be issued in certificated form in exchange for a Global Security. See "--Book-Entry and Settlement" below. In the event that Debentures are issued in certificated form, such Debentures will be in denominations of $25 and integral multiples thereof and may be transferred or exchanged at the offices described below. Payments on Debentures issued as a Global Security will be made to DTC, a successor Depository or, in the event that no depositary is used, to a paying agent for the Debentures. In the event Debentures are issued in certificated form, principal and interest will be payable, the transfer of the Debentures will be registrable and Debentures will be exchangeable for Debentures of other denominations of a like aggregate principal amount at the office or agency maintained by the Company for that purpose from time to time in Wilmington, Delaware; provided, that payment of interest may be made at the option of the Company by check mailed to the address of the holder entitled thereto or by wire transfer to an account in the United States appropriately designated by the holder entitled thereto prior to the record date for the corresponding interest payment date. Notwithstanding the foregoing, so long as the holder of any Debentures is the Property Trustee, the payment of principal and interest on the Debentures held by the Property Trustee will be made at such place and to such account in the United States as may be designated by the Property Trustee.

SUBORDINATION

  The Subordinated Indenture provides that the Debentures are subordinated in right of payment to all present and future Senior Debt and Subordinated Debt (collectively "Senior Indebtedness") of the Company. No payment of principal or interest on the Debentures may be made if there shall have occurred and be continuing (i) a default in the payment when due of principal, of premium, if any, sinking funds, if any, or interest, if any, on any Senior Indebtedness of the Company and any applicable grace period with respect to such default shall have ended without such default having been cured or waived or ceasing to exist or (ii) an event of default with respect to any Senior Indebtedness of the Company resulting in the acceleration of the maturity thereof without such acceleration having been rescinded or annulled. See "Risk Factors--Risks Related to an Investment in the Capital Securities--Ranking of Subordinate Obligations Under the Guarantee and Debentures; Rights Under the Guarantee" for information as to the amount of Senior Indebtedness outstanding as of a recent date. Upon any distribution of assets of the Company upon any dissolution, winding-up, liquidation or reorganization of the Company, all Senior Indebtedness shall first be paid in full, or such payment shall be provided for, before any payment on account of the principal or interest on the Debentures is made. See "Description of Debt Securities--Ranking of Debt Securities; Holding Company Structure" in the accompanying Prospectus for further information regarding the subordination provisions applicable to the Debentures.

  "Senior Debt" means the principal of (and premium, if any) and interest, if any (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not such claim for post-petition interest is allowed in such proceeding), on Debt, whether incurred on or prior to the date of the Indenture or thereafter incurred, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are not superior in right of payment to the Debentures or to other Debt which is pari passu with, or subordinated to, the Debentures; provided, however, that Senior Debt shall not be deemed to include: (i) any Debt of the Company which when incurred and without respect to any election under Section 1111(b) of the United States Bankruptcy Code of 1978, as amended, was without recourse to the Company, (ii) any Debt of the Company to any of its subsidiaries, and (iii) any Debt to any employee of the Company.

  "Subordinated Debt" means the principal of (and premium, if any) and interest, if any (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not such claim for post-petition interest is allowed in such proceeding), on Debt, whether incurred on or prior to the date of the Indenture or thereafter incurred, which is by its terms expressly provided to be junior and subordinate to other Debt of the Company (other than the Debentures), except that Subordinated Debt shall not include the Debentures. Subordinated Debt includes the Company's outstanding 9 1/8% Subordinated Notes due 2007.

  "Debt" means with respect to any person, including the Company, whether recourse is to all or a portion of the assets of such person and whether or not contingent: (i) every obligation of such person for money borrowed; (ii) every obligation of such person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (iii) every reimbursement obligation of such person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such person;
(iv) every obligation of such person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business); (v) every capital lease obligation of such person; (vi) all indebtedness of such person whether incurred or on prior to the date of the Indenture or thereafter incurred, for claims in respect of derivative products, including interest rate, foreign exchange rate and commodity forward contracts, options and swaps and similar arrangements; and (vii) every obligation of the type referred to in clauses (i) through (vi) of another person and all dividends of another person the payment of which, in either case, such person has guaranteed or is responsible or liable, directly or indirectly, as obligor or otherwise.

  The Subordinated Indenture does not limit the aggregate amount of Senior Indebtedness that may be issued by the Company or the aggregate amount of liabilities that may be incurred by the Company's subsidiaries. In that regard, Senior Indebtedness may include debt securities, indebtedness and other obligations that constitute "Senior Indebtedness" for purposes of (and which are therefore senior in right of payment to) the Debentures but which are subordinate in right of payment to certain other indebtedness and obligations of the Company. See "Description of Debt Securities--Ranking of Debt Securities; Holding Company Structure" in the accompanying Prospectus.

REDEMPTION AT THE OPTION OF THE COMPANY

  The Company will have the right to redeem the Debentures prior to maturity
(i) on or after December 31, 2003, in whole at any time or in part from time to time, or (ii) at any time in whole (but not in part), within 90 days following the occurrence of a Tax Event, an Investment Company Event or a Capital Treatment Event, in each case at a redemption price equal to the accrued and unpaid interest on the Debentures so redeemed to the date fixed for redemption, including to the extent permitted by law any Compound Interest (as defined herein), plus 100% of the principal amount thereof. Redemption of the Debentures prior to maturity is subject to prior approval of the Federal Reserve if the Company is then a bank holding company and approval is required under applicable regulations.

  If Debentures are redeemed on any March 31, June 30, September 30, or December 31, accrued and unpaid interest shall be payable to holders of record on the relevant record date.

  So long as the corresponding Capital Securities are outstanding, the proceeds from the redemption of any of the Debentures will be used to redeem Trust Securities.

  The Company may not redeem any Debentures unless all accrued and unpaid interest thereon, including (to the extent permitted by applicable law) Compound Interest, has been or is contemporaneously paid (or duly provided for) for all quarterly interest payment periods terminating on or prior to the date of notice of redemption.

  If a partial redemption of the Capital Securities resulting from a partial redemption of the Debentures would result in the delisting of the Capital Securities from any national securities exchange on which the Capital Securities are then listed, the Company may only redeem the Debentures in whole.

INTEREST

  Each Debenture shall bear interest at the rate of 9.76% per annum from the first date of issuance, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (each an "Interest Payment Date"), commencing March 31, 1999, to the person in whose name such Debenture is registered, subject to certain exceptions, at the close of business on the Business Day next preceding such Interest Payment Date. In the event the Debentures or the Capital Securities shall not continue to remain in book-entry only form, the Company shall have the right to select record dates, which shall be at least one Business Day prior to the Interest Payment Date.

  The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months and, for any period of less than a full calendar month, the actual number of days elapsed in such 30-day month. In the event that any date on which interest is payable on the Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, then such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

  So long as no Indenture Event of Default has occurred and is continuing, the Company has the right at any time and from time to time, during the term of the Debentures, to defer payments of interest for successive periods not exceeding 20 consecutive quarters for each Extension Period, provided, however, that, such Extension Period may not extend beyond the maturity of the Debentures or end on other than an interest payment date. At the end of each Extension Period, the Company shall pay all interest then accrued and unpaid (including, to the extent permitted by applicable law, any Additional Interest, as herein defined), together with interest thereon compounded quarterly at the rate specified for the Debentures to the extent permitted by applicable law ("Compound Interest"); provided, that during any Extension Period, (a) the Company shall not declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of its capital stock (other than (x)(i) purchases or acquisitions of shares of the Company's capital stock (or capital stock equivalents) in connection with the satisfaction by the Company of its obligations under any officers, directors or employee benefit plans (or any options or other instruments issued thereunder), (ii) as a result of a reclassification, combination or subdivision of the Company's capital stock or the exchange or conversion of one class or series of the Company's capital stock for another class or series of the Company's capital stock, (iii) dividends or distributions of shares of common stock of the Company, (iv) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or any security being converted or exchanged, or (v) any dividend or distribution of capital stock (or capital stock equivalents) in connection with the implementation of a stockholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, or
(y) guarantee payments made with respect to any of the foregoing), (b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Company that rank pari passu with or junior to the Debentures and (c) the Company shall not make any guarantee payments with respect to the debt securities of any Company subsidiary that rank pari passu with or junior to the Debentures (other than pursuant to the Guarantee or the Company's guarantee of the Trust Common Securities). Prior to the termination of any such Extension Period of less than 20 consecutive quarters, the Company may further defer payments of interest by extending the interest payment period; provided, however, that, such Extension Period, including all such previous and further extensions, may not exceed 20 consecutive quarters or extend beyond the maturity of the Debentures or end other than on an interest payment date. Upon the termination of any Extension Period and the payment of all amounts then due on the Debentures, the Company may commence a new Extension Period, subject to the terms set forth in this section. No interest shall be due or payable on the Debentures during an

Extension Period, except at the end thereof. The Company has no present intention of exercising its right to defer payments of interest by extending the interest payment period on the Debentures. If the Property Trustee shall be the sole holder of the Debentures, the Company shall give the Regular Trustees and the Property Trustee notice of its selection of such Extension Period one Business Day prior to the earlier of (i) the next succeeding date Distributions on the Capital Securities are payable and (ii) the date the Regular Trustees are required to give notice to the Nasdaq National Market (or other applicable securities exchange) or to holders of the Capital Securities of the record date or the date such Distribution is payable. The Regular Trustees shall give notice of the Company's selection of such Extension Period to the holders of the Capital Securities. If the Property Trustee shall not be the sole holder of the Debentures, the Company shall give the holders of the Debentures notice of its selection of such Extension Period ten Business Days prior to the earlier of (i) the next succeeding Interest Payment Date or (ii) the date upon which the Company is required to give notice to the applicable self-regulatory organization or to holders of the Debentures of the record or payment date of such related interest payment. See "Risk Factors--Risk Related to an Investment in the Capital Securities--Distribution Payments on the Capital Securities Could Be Deferred for Substantial Periods Affecting the Market Price and Resulting in Holders Continuing to Recognize Income for Tax Purposes."

ADDITIONAL INTEREST

  If at any time when the Property Trustee is the sole holder of the Debentures, the Trust shall be required to pay any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes that are properly withheld) imposed by the United States, or any other taxing authority, then, in any such case, the Company will pay as additional interest ("Additional Interest") on the Debentures, to the extent permitted by applicable law, such additional amounts as shall be required so that the net amounts received and retained by the Trust after paying any such taxes, duties, assessments or other governmental charges will not be less than the amounts the Trust would have received had no such taxes, duties, assessments or other governmental charges been imposed.

INDENTURE EVENTS OF DEFAULT

  If any Indenture Event of Default shall occur and be continuing, the Property Trustee, as the holder of the Debentures, will have the right to declare the principal of and the interest on the Debentures (including, to the extent permitted by law, any Compound Interest and Additional Interest, if any) to be forthwith due and payable. The Subordinated Indenture provides that any of the following described events (each, an "Indenture Event of Default"), which has occurred and is continuing, constitutes an "event of default" with respect to the Debentures: (i) default for 30 days in payment of any interest on any Debentures, including any Additional Interest and Compound Interest, if any, in respect thereof, provided that a valid extension of an interest payment period will not constitute a default in the payment of interest (including any Additional Interest and Compound Interest, if any) for this purpose; or (ii) default in payment of principal of or premium, if any, on any Debenture when due upon maturity, redemption or otherwise; or (iii) failure to observe or perform in any material respect any other covenant or warranty in the Subordinated Indenture (other than a covenant or warranty included therein solely for the benefit of a series of Subordinated Debt Securities other than the Debentures) which shall not have been remedied for a period of 90 days after written notice to the Company by the Debt Trustee or the holders of not less than 25% in aggregate principal amount of the Debentures then outstanding; or (iv) certain events of bankruptcy, insolvency or reorganization of the Company. The only Indenture Events of Default applicable to the Debenture are those set forth above, which supersede and replace, insofar as is applicable to the Debentures, the Events of Default set forth in the accompanying Prospectus under "Description of Debt Securities--Events of Default; Limited Rights of Acceleration of Subordinated Debt Securities." No Event of Default described in clauses (i), (ii) or (iii) above will permit acceleration of the payment of the principal of the Debentures. An Indenture Event of Default also constitutes a Declaration Event of Default. The holders of Capital Securities in certain circumstances have the right to direct the Property Trustee to exercise its rights as the holder of the Debentures. Notwithstanding the foregoing, if a Declaration Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest or principal on the Debentures on the date such interest or principal is otherwise payable (or in the case of redemption, the redemption date), a holder of Capital Securities may institute a Direct Action for payment on or after the respective due date specified in the Debentures. Notwithstanding any payments made to such holder of Capital Securities by the Company in connection with a Direct Action, the Company shall remain obligated to pay the principal of or interest on the Debentures held by the Trust or the Property Trustee of the Trust, and the Company shall be subrogated to the rights of the holder of such Capital Securities with respect to payments on the Capital Securities to the extent of any payments made by the Company to such holder in any Direct Action. The holders of Capital Securities will not be able to exercise directly any other remedy available to the holders of the Debentures. See "Description of the Capital Securities--Voting Rights; Amendment of Declaration."

BOOK-ENTRY AND SETTLEMENT

  If distributed to holders of Capital Securities in connection with the involuntary or voluntary dissolution, winding-up or liquidation of the Trust as a result of the occurrence of a Special Event, the Debentures will (except under the limited circumstances described below) be issued in the form of one or more global certificates (each, a "Global Security") registered in the name of the Depository or its nominee. Except under the limited circumstances described below, Debentures represented by the Global Security will not be exchangeable for, and will not otherwise be issuable as, Debentures in definitive form. The Global Securities may not be transferred except by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or to a successor Depository or its nominee.

  The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer or pledge beneficial interests in such a Global Security.

  Except as provided below, owners of beneficial interests in such a Global Security will not be entitled to receive physical delivery of Debentures in definitive form and will not be considered the holders (as defined in the Subordinated Indenture) thereof for any purpose under the Subordinated Indenture and no Global Security representing Debentures shall be exchangeable, except for another Global Security of like denomination and tenor to be registered in the name of the Depository or its nominee or a successor Depository or its nominee. Accordingly, each Beneficial Owner must rely on the procedures of the Depository or if such person is not a Participant, on the procedures of the

Participant or Indirect Participant through which such person owns its interest to exercise any rights of a holder under the Subordinated Indenture.

THE DEPOSITORY

  If Debentures are distributed to holders of Capital Securities in liquidation of such holders' interests in the Trust, DTC will act as Depository for the Debentures. For a description of DTC and the specific terms of the depository arrangements, see "Description of the Capital Securities--Book-Entry Only Issuance--The Depository Trust Company." As of the date of this Prospectus Supplement, the description therein of DTC's book-entry system and DTC's practices as they relate to purchases, transfers, notices and payments with respect to the Capital Securities apply in all material respects to any debt obligations represented by one or more Global Securities. The Company may appoint a successor to DTC or any successor Depository in the event DTC or such successor Depository is unable or unwilling to continue as a Depository for the Global Securities.

  None of the Company, the Trust, the Property Trustee, the Debt Trustee, any paying agent, any transfer agent or any other agent of the Company or the Debt Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security for such Debentures or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

DISCONTINUANCE OF THE DEPOSITORY'S SERVICES

  DTC is under no obligation to provide services as Depository for the Global Security and may discontinue providing such services at any time. Neither the Company, the Trust, the Debt Trustee nor the Bay View Trustees will have any responsibility for the performance by DTC or its Participants or Indirect Participants under the rules and procedures governing DTC. In the event that
(i) DTC notifies the Company that it is unwilling or unable to continue as a Depository for the Global Security or if at any time DTC ceases to be a clearing agency registered as such under the Exchange Act, and no successor Depository shall have been appointed within 90 days of such notification or of the Company becoming aware of DTC's ceasing to be so registered, as the case may be, (ii) the Company, in its sole discretion, executes and delivers to the Debt Trustee a Company order to the effect that such Global Security shall be so exchangeable, or (iii) an Indenture Event of Default has occurred and is continuing with respect to the Debentures, certificates for the Debentures will be prepared and delivered in exchange for beneficial interests in the Global Security. Any Global Security that is exchangeable pursuant to the preceding sentence shall be exchangeable for Debentures registered in such names as the Depositary shall direct. It is expected that such instructions will be based upon directions received by the Depositary from its Participants with respect to ownership of beneficial interests in such Global Security.

GOVERNING LAW

  The Subordinated Indenture and the Debentures will be governed by, and construed in accordance with, the internal laws of the State of Delaware.

MISCELLANEOUS

  The Subordinated Indenture will provide that the Company will pay all fees and expenses related to (i) the offering of the Trust Securities and the Debentures, (ii) the organization, maintenance and dissolution of the Trust,
(iii) the retention of the Bay View Trustees, and (iv) the enforcement by the Property Trustee of the rights of the holders of the Capital Securities.

EFFECT OF OBLIGATIONS UNDER THE DEBENTURES AND THE GUARANTEE

  As set forth in the Declaration, the sole purpose of the Trust is to issue the Trust Securities evidencing undivided beneficial interests in the assets of the Trust, and to invest the proceeds from such issuance and sale in the Debentures and to engage in such other activities as are necessary, convenient or incidental thereto.

  As long as payments of interest and other payments are made when due on the Debentures, such payments will be sufficient to cover Distributions and other payments due on the Trust Securities because of the following factors: (i) the aggregate principal amount of Debentures will be equal to the aggregate stated liquidation amount of the Trust Securities; (ii) the interest rate and the interest and other payment dates on the Debentures will match the Distribution rate and Distribution and other payment dates for the Capital Securities; (iii) the Subordinated Indenture provides that the Company shall pay, and the Trust shall not be obligated to pay, directly or indirectly, any costs, expenses, debt, and obligations of the Trust (other than with respect to the Trust Securities); and (iv) the Declaration provides that the Bay View Trustees shall not cause or permit the Trust to, among other things, engage in any activity that is not consistent with the purposes of the Trust.

  Payments of Distributions (to the extent funds therefor are available) and other payments due on the Capital Securities (to the extent funds therefor are available) are guaranteed by the Company as and to the extent set forth under "Description of Guarantee." If the Company does not make interest payments on the Debentures purchased by the Trust, it is expected that the Trust will not have sufficient funds to pay Distributions on the Capital Securities. The Guarantee is a guarantee on a subordinated basis with respect to the Capital Securities issued by the Trust from the time of its issuance but does not apply to any payment of Distributions unless and until the Trust has sufficient funds for the payment of such Distributions. The Guarantee covers the payment of Distributions and other payments on the Capital Securities only if and to the extent that the Company has made a payment of interest or principal on the Debentures held by the Trust as its sole asset. The Guarantee, when taken together with the Company's obligations under the Debentures, the Subordinated Indenture and the Declaration, including its obligations to pay costs, expenses, debts, and liabilities of the Trust (other than with respect to the Trust Securities), provides a full and unconditional guarantee, on a subordinated basis, of amounts due on the Capital Securities.

  If the Company fails to make interest or other payments on the Debentures when due (taking account of any Extension Period), the Declaration provides a mechanism whereby a holder of the Capital Securities, using the procedures described in "Description of the Capital Securities--Voting Rights; Amendment of Declaration" and "--Book-Entry Only Issuance--The Depository Trust Company" may direct the Property Trustee to enforce its rights under the Debentures. Notwithstanding the foregoing, in such circumstances, a holder of Capital Securities may institute a Direct Action for payment on or after the respective due dates specified in the Debentures. In connection with such Direct Action, the Company will remain obligated to pay the principal or interest on the Debentures and will be subrogated to the rights of such holder of Capital Securities under the Declaration to the extent of any payment made by the Company to such holder of Capital Securities in such Direct Action. The Company, under the Guarantee, acknowledges that the Guarantee Trustee shall enforce the Guarantee on behalf of the holders of the Capital Securities. If the Company fails to make payments under the Guarantee, the Guarantee provides a mechanism whereby the holders of the Capital Securities may direct the Guarantee Trustee to enforce its rights thereunder. If the Guarantee Trustee fails to enforce the Guarantee, any holder of Capital Securities may institute a legal proceeding directly against the Company to enforce the Guarantee Trustee's rights under the Guarantee without first instituting a legal proceeding against the Trust, the Guarantee Trustee, or any other person or entity.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following is a summary of the principal United States federal income tax consequences of the purchase, ownership and disposition of the Capital Securities. This summary addresses only the tax consequences to a person that acquires Capital Securities on their original issue at the stated offering price and does not address the tax consequences to persons that may be subject to special treatment under United States federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, employee benefit plans, tax-exempt organizations, United States Alien Holders, dealers in securities or currencies, persons that will hold Capital Securities as part of a position in a "straddle" or as part of a "hedging", "conversion" or other integrated investment transaction for federal income tax purposes, persons whose functional currency is not the United States dollar or persons that do not hold Capital Securities as capital assets.

  The statements of law or legal conclusions set forth in this summary constitute the opinion of Silver Freedman, special tax counsel to the Company and the Trust. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, IRS rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Such changes may be applied retroactively in a manner that could cause the tax consequences to vary substantially from the consequences described below, possibly adversely affecting a beneficial owner of the Capital Securities. The authorities on which this summary is based are subject to various interpretations, and it is therefore possible that the United States federal income tax treatment of the purchase, ownership and disposition of the Capital Securities may differ from the treatment described below.

  PROSPECTIVE INVESTORS ARE ADVISED TO CONSULT WITH THEIR OWN TAX ADVISORS IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES AS TO THE UNITED STATES FEDERAL TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE CAPITAL SECURITIES, AS WELL AS THE EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

CLASSIFICATION OF THE TRUST AND THE DEBENTURES

  In the opinion of Silver Freedman, for United States federal income tax purposes under current law, (i) the Trust will not be classified as an association taxable as a corporation, and (ii) the Debentures will be classified as indebtedness. As a result, each beneficial owner of Capital Securities (a "Securityholder") will be required to include in its gross income its pro rata share of the interest (or accrued original issue discount) in addition to any interest and other income (if any) with respect to the Debentures. See "--Interest Income and Original Issue Discount." No amount included in income with respect to the Capital Securities will be eligible for the dividends-received deduction. This opinion is based in part upon certain factual assumptions and upon certain representations made by the Company, which representations Silver Freedman has relied upon and assumed to be true, correct and complete. If such representations are inaccurate, either in whole or in part, this opinion could be adversely affected.

INTEREST INCOME AND ORIGINAL ISSUE DISCOUNT

  Under applicable Treasury regulations, currently Section 1.1275-2(h) (the "Regulations"), if the terms and conditions of a debt instrument make the likelihood that stated interest will not be timely paid a "remote" contingency, such contingency will be ignored in determining whether the debt instrument is issued with original issue discount ("OID"). The Company believes that the likelihood of its exercising its option to defer payments of interest on the Debentures is remote, since exercising that option would prevent it from declaring cash dividends on any class of its stock. The Company's determination that such likelihood is remote is binding on each Securityholder unless the Securityholder discloses in the manner required by applicable Treasury Regulations that its determination is different than the Company's. The Company's determination is not binding on the IRS. Based on the foregoing, the Company intends to take the position that the Debentures were not issued with OID and, accordingly, a Securityholder purchasing the Capital Securities at the stated price should be required to include in gross income only such Securityholder's pro rata share of stated interest on the Debentures in accordance with such Securityholder's method of tax accounting.

  The Regulations have not yet been addressed in any rulings or other published interpretations by the Internal Revenue Service (the "IRS"). In the opinion of Silver Freedman, it is not unreasonable for the Company to take the position that the Debentures will not be issued with OID. However, it is possible the IRS could take the position that the likelihood of deferral was not a remote contingency within the meaning of the Regulations.

  Under the Regulations, if the Company were to exercise its option to defer payments of interest after treating the Debentures as issued without OID, the Debentures would be treated as reissued with OID at that time, and all stated interest (and de minimis OID, if any) on the Debentures would thereafter be treated as OID as long as the Debentures remained outstanding. In such event, all of a Securityholder's interest income with respect to the Debentures would be accounted for as OID on an economic accrual basis regardless of such Securityholder's method of tax accounting, and actual distributions of stated interest related thereto would not be includable in gross income. Consequently, a Securityholder would be required to include OID in gross income even though the Company would not make and the Securityholder would not receive any actual cash payments during an Extension Period.

  A Securityholder that disposed of Capital Securities prior to the record date for the payment of Distributions following an Extension Period would include OID in gross income but would not receive any cash related thereto from the Trust. Any amount of OID included in a Securityholder's gross income (whether or not during an Extension Period) would increase such Securityholder's tax basis in its Capital Securities, and the amount of Distributions not includable in gross income would reduce such Securityholder's tax basis in its Capital Securities.

DISTRIBUTION OF THE DEBENTURES TO HOLDERS OF THE CAPITAL SECURITIES

  Under current United States federal income tax law and provided that the Trust is not treated as an association taxable as a corporation, a distribution by the Trust of the Debentures as described under the caption "Description of the Capital Securities--Liquidation of the Trust and Distribution of the Debentures to Holders" will be nontaxable to the Securityholders and will result in a Securityholder receiving its pro rata share of the Debentures previously held indirectly through the Trust, with a holding period and aggregate tax basis equal to the holding period and aggregate tax basis such Securityholder had in its Capital Securities before such distribution. A Securityholder will account for interest in respect of the Debentures received from the Trust in the manner described above under "--Interest Income and Original Issue Discount," including any accrual of OID (if any) attributed to the Debentures upon the distribution.

  If, however, the distribution of the Debentures were to occur because the Trust is or would be subject to United States federal income tax with respect to income accrued or received on the Debentures as a result of a Tax Event or otherwise, the distribution of Debentures to Securityholders by the Trust could be a taxable event to the Trust and each Securityholder, and a Securityholder could be required to recognize gain or loss as if the Securityholder had exchanged its Capital Securities for the Debentures it received upon the liquidation of the Trust, and the Securityholder's holding period for the Debentures received would not include the holding period for the Capital Securities surrendered in the liquidation.

SALES OR REDEMPTION OF THE CAPITAL SECURITIES

  Gain or loss will be recognized by a Securityholder on the sale of Capital Securities (including a redemption for cash or other consideration) in an amount equal to the difference between the amount realized on the sale (or redemption) and the Securityholder's adjusted tax basis in the Capital Securities sold or so redeemed. Gain or loss recognized by a Securityholder on Capital Securities held for more than one year will generally be taxable as long-term capital gain or loss. Capital Securities constituting a capital asset held for more than 12 months are accorded a maximum United States federal capital gains tax rate of 20%. Capital Securities held by an individual for 12 months or less are taxed at the applicable ordinary income rate.

  If the Company were to exercise its option to defer payments of interest on the Debentures, the Capital Securities might trade at a price that did not fully reflect the value of accrued but unpaid interest with respect to the underlying Debentures. A Securityholder that disposed of its Capital Securities between record dates for payments of Distributions (and consequently did not receive a Distribution from the Trust for the period prior to such disposition) would nevertheless be required to include in income as ordinary income accrued but unpaid interest on the Debentures through the date of disposition and to add such amount to its adjusted tax basis in its Capital Securities disposed of. Such Securityholder would recognize a capital loss on the disposition of its Capital Securities to the extent the selling price (which might not fully reflect the value of accrued but unpaid interest) was less than the Securityholder's adjusted tax basis in the Capital Securities (which would include accrued but unpaid interest). Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

UNITED STATES ALIEN HOLDERS

  For purposes of this discussion, a "United States Alien Holder" is any corporation, individual, partnership, estate or trust that is, as to the United States, a foreign corporation, a non-resident alien individual, a foreign partnership or a non-resident fiduciary of a foreign estate or trust.

  Under current United States federal income tax law: (i) payments by the Trust or any of its paying agents to any Securityholder who or which is a United States Alien Holder will not be subject to United States federal withholding tax provided that (a) the Securityholder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (b) the Securityholder is not a controlled foreign corporation that is related to the Company through stock ownership and
(c) either (A) the Securityholder certifies to the Trust or its agent, under penalties of perjury, that it is not a United States holder and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution") certifies to the Trust or its agent, under penalties of perjury, that such statement has been received from the Securityholder by it or by a Financial Institution holding such security for the Securityholder and furnishes the Trust or its agent with a copy thereof, and (ii) a United States Alien Holder of a Capital Security will not be subject to United States federal withholding tax on any gain realized upon the sale or other disposition of a Capital Security. Final Treasury Regulations (the "Withholding Regulations") would provide alternative methods for satisfying the certification requirement described in clause (i)(c) above. The Withholding Regulations are to be effective for certain payments made to United States Alien Holders after December 31, 1999.

INFORMATION REPORTING TO SECURITYHOLDERS

  Generally, income on the Capital Securities will be reported to Securityholders on Forms 1099-INT, which will be mailed to Securityholders by January 31 following each calendar year.

BACKUP WITHHOLDING

  Payments made on, and proceeds from the sale of, Capital Securities may be subject to a "backup" withholding tax of 31% unless the Securityholder complies with certain certification requirements and meets certain other requirements. Any withheld amounts will be allowed as a credit against the Securityholder's United States federal income tax, provided the required information is provided to the Internal Revenue Service on a timely basis.

                              ERISA CONSIDERATIONS

  The Company and certain affiliates of the Company may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a "disqualified person" within the meaning of Section 4975 of the Code with respect to many employee benefit plans ("Plans") that are subject to ERISA. The purchase of the Capital Securities by a Plan that is subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of Section 4975 of the Code and with respect to which the Company, or any affiliate of the Company, is a service provider (or otherwise is a party in interest or a disqualified person) may constitute or result in a prohibited transaction under ERISA or
Section 4975 of the Code, unless the Capital Securities are acquired pursuant to and in accordance with an applicable exemption.

  Any Plan fiduciary considering whether to purchase or hold any Capital Securities on behalf of a Plan should consult with its counsel regarding the applicability of the fiduciary responsibility and prohibited transaction provisions of ERISA and the prohibited transaction provisions of the Code to such investment. Among other things, before purchasing any Capital Securities, a fiduciary of a Plan that is subject to the fiduciary responsibility and prohibited transaction provisions of ERISA or to the prohibited transaction provisions of the Code should make its own determination as to its compliance with such applicable provisions, together with the availability, if needed, of the exemptive relief provided in an exemption.

  In addition, a Plan fiduciary considering the purchase of Capital Securities should be aware that the assets of the Trust may be considered "plan assets" for ERISA purposes. In such event, any persons exercising discretion with respect to the debentures may become fiduciaries, parties in interest or disqualified persons with respect to investing Plans. Accordingly, each investing Plan, by purchasing the Capital Securities, will be deemed to have directed the Trust to invest in the debentures and to have consented to the appointment of the Property Trustee.

                                  UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below have severally agreed to purchase from the Trust an aggregate of 3,200,000 Capital Securities in the amounts set forth below opposite their respective names.

                                                               NUMBER OF
                         UNDERWRITER                       CAPITAL SECURITIES
                         -----------                       ------------------
   Dain Rauscher Wessels, a division of Dain Rauscher
    Incorporated..........................................     1,280,000
   EVEREN Securities, Inc.................................       640,000
   Piper Jaffray Inc......................................       640,000
   Sutro & Co. Incorporated...............................       640,000
                                                               ---------
       Total..............................................     3,200,000
                                                               =========

  The Underwriting Agreement provides that the Underwriters' obligations are subject to conditions precedent and that the Underwriters are committed to purchase all of the Capital Securities offered hereby if the Underwriters purchase any Capital Securities.

  The Underwriters have advised the Company and the Trust that they propose to offer the Capital Securities to the public at the Public Offering Price set forth on the cover page of this Prospectus Supplement and to selected dealers at such price less a concession not in excess of $0.50 per Capital Security. The Underwriters may allow and such dealers may reallow a discount not in excess of $0.375 per Capital Security to certain other brokers and dealers. After the offering, the Public Offering Price, concession, discount, and other selling terms may be changed by the Underwriters.

  Accumulated distributions from December 21, 1998, if any, will be added to the public offering price of the Capital Securities set forth on the cover page of this Prospectus Supplement.

  The Company has granted to the Underwriters an option, exercisable for 30 days after the date of this Prospectus, to purchase up to 480,000 additional shares of Capital Securities to cover overallotments, if any, at the same price per Capital Security to be paid by the Underwriters for the other Capital Securities offered hereby.

  In view of the fact that all of the proceeds from the sale of the Capital Securities will be used to purchase the Debentures, the Underwriting Agreement provides that the Company will pay the Underwriters, as compensation for arranging the investment therein of such proceeds, $1.00 per Capital Security. The Underwriters' commissions are shown in the following table. These amounts are shown assuming both no exercise and full exercise of the Underwriters' option to purchase additional Capital Securities.

                                                       NO EXERCISE   FULL EXERCISE
                                                       -----------   -------------
     Per Capital Security............................. $     1.00     $     1.00
     Total............................................ $3,200,000     $3,680,000

  In connection with the offering of the Capital Securities, the Underwriters and any selling group members and their respective affiliates may engage in transactions effected in accordance with Rule 104 of the Commission's Regulation M that are intended to stabilize, maintain or otherwise affect the market price of the Capital Securities. Such transactions may include over-allotment transactions in which the Underwriters create a short position for their own account by selling more Capital Securities than they are committed to purchase from the Trust. In such a case, to cover all or part of the short position, the Underwriters may purchase Capital Securities in the open market following completion of the initial offering of the Capital Securities. The Underwriters also may engage in stabilizing transactions in which they bid for, and purchase, the Capital Securities at a level above that which might otherwise prevail in the open market for the purpose of preventing or retarding a decline in the market price of the Capital Securities. Any of the foregoing transactions may result in the maintenance of a price for the Capital Securities at a level above that which might otherwise prevail in the open market. Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Capital Securities. The Underwriters are not required to engage in any of the foregoing transactions and, if commenced, such transactions may be discontinued at any time without notice.

  Each of the Company and the Trust has agreed to indemnify the Underwriters and their controlling persons against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Underwriters may be required to make in respect thereof.

  The Underwriters have advised the Trust that they do not intend to confirm any sales of Capital Securities to any discretionary accounts. In connection with the offer and sale of the Capital Securities, the Underwriters will comply with Rule 2810 under the NASD Conduct Rules.

  From time to time, certain of the Underwriters have provided, and expect to provide in the future, investment banking services to the Company for which the Underwriters have received, and will receive, customary fees and commissions.

                                 LEGAL MATTERS

  Certain matters of Delaware law relating to the validity of the Capital Securities, the enforceability of the Trust Agreement and the creation of the Trust will be passed upon by Richards, Layton & Finger, P.A., Wilmington, Delaware, special Delaware counsel to the Company and the Trust. The validity of the Guarantee and the Debentures and certain matters relating to United States federal income tax considerations will be passed upon for the Company by Silver, Freedman & Taff, L.L.P., Washington, D.C. Certain legal matters will be passed upon for the Underwriters by Gibson, Dunn & Crutcher, LLP, San Francisco, California.

                                    EXPERTS

  The consolidated financial statements of the Company as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997 incorporated by reference in the accompanying Prospectus and elsewhere in the Registration Statement referred to therein have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report dated January 26, 1998 which is incorporated herein and therein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  The consolidated financial statements of America First Eureka Holdings, Inc. ("AFEH") and EurekaBank as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997 have been incorporated by reference herein and in the Prospectus/ Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent auditors, incorporated by reference herein and in the Prospectus/Registration Statement, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP with respect to the consolidated financial statements of AFEH and EurekaBank as of December 31, 1997 refers to the consummation of a merger between AFEH and EurekaBank and the Company effective January 2, 1998.

PROSPECTUS
                         BAY VIEW CAPITAL CORPORATION
             DEBT SECURITIES, PREFERRED STOCK, DEPOSITARY SHARES,
                    COMMON STOCK AND COMMON STOCK WARRANTS

                  BAY VIEW CAPITAL I AND BAY VIEW CAPITAL II
    TRUST PREFERRED SECURITIES GUARANTEED TO THE EXTENT SET FORTH HEREIN BY
                         BAY VIEW CAPITAL CORPORATION

                               ----------------
  Bay View Capital Corporation (the "Company") may from time to time offer and sell (i) its unsecured senior debt securities (the "Senior Debt Securities"), its unsecured subordinated debt securities (the "Subordinated Debt Securities") and its unsecured junior subordinated debt securities (the "Junior Subordinated Debt Securities" and, together with the Senior Debt Securities and the Subordinated Debt Securities, the "Debt Securities"); (ii) shares of its serial preferred stock, par value $.01 per share (the "Preferred Stock"), in one or more series; (iii) depositary shares (the "Depositary Shares") representing fractional interests in shares of Preferred Stock; (iv) shares of its common stock, par value $.01 per share (the "Common Stock"); and
(v) warrants to purchase shares of Common Stock (the "Common Stock Warrants"). Unless otherwise stated in the applicable Prospectus Supplement (as defined herein), payment of the principal of the Subordinated Debt Securities of any series may be accelerated only in the case of certain events involving the bankruptcy, insolvency or reorganization of the Company or any Major Bank Subsidiary (as defined in the applicable Prospectus Supplement) of the Company, and no right of acceleration will exist with respect to the Subordinated Debt Securities of any series in the case of default in the payment of the principal of, or premium, if any, or interest, if any, on the Subordinated Debt Securities of such series or in the performance of any other covenant of the Company applicable to the Subordinated Debt Securities of such series. See "Description of Debt Securities--Events of Default; Limited Rights of Acceleration of Subordinated Debt Securities."

  Bay View Capital I and Bay View Capital II (the "Trusts"), each a statutory business trust created under the laws of the State of Delaware, may each offer preferred securities representing undivided beneficial interests in the assets of such Trust ("Trust Preferred Securities"). The payment of periodic cash distributions ("distributions") with respect to Trust Preferred Securities out of moneys held by the applicable Trust, and payment on liquidation, redemption or otherwise with respect to such Trust Preferred Securities, will be guaranteed by the Company to the extent described herein (a "Trust Preferred Securities Guarantee"). See "Description of Trust Preferred Securities Guarantees." Unless otherwise stated in the applicable Prospectus Supplement, the Company's obligations under a Trust Preferred Securities Guarantee will be subordinate and junior in right of payment to all other liabilities of the Company. A series of Junior Subordinated Debt Securities may be issued and sold to the applicable Trust, or a trustee of such Trust, in connection with the investment of the proceeds from the offering of the Trust Preferred Securities and Trust Common Securities (as defined herein, together, "Trust Securities") of such Trust. The Junior Subordinated Debt Securities purchased by a Trust may be subsequently distributed pro rata to holders of its Trust Preferred Securities and Trust Common Securities in connection with the dissolution of such Trust upon the occurrence of certain events as may be described in an accompanying supplement to this Prospectus (a "Prospectus Supplement"). A Trust Preferred Securities Guarantee, when taken together with the Company's other obligations under the Junior Subordinated Debt Securities sold to the applicable Trust, the Indenture (as defined herein) relating to such Junior Subordinated Debt Securities and the Declaration (as defined herein) of such Trust, including the Company's obligations to pay certain costs, expenses, debts and liabilities of such Trust (other than with respect to its Trust Securities), will provide a full and unconditional guarantee on a subordinated basis by the Company of payments due on the Trust Preferred Securities of such Trust.

  The Debt Securities, Preferred Stock, Depositary Shares, Common Stock,
Common Stock Warrants and Trust Preferred Securities (collectively, the "Securities") may be offered from time to time for an aggregate initial public offering price of up to $500,000,000 (or the equivalent in foreign currencies, currency units or composite currencies (each, a "Currency")). The Securities may be offered independently or together in any combination for sale directly to purchasers or through dealers, underwriters or agents to be designated. The Debt Securities, Preferred Stock and Trust Preferred Securities may be convertible into or exchangeable for other Securities. The Securities will be offered to the public at prices and on terms determined at the time of offering. The Securities may be sold for U.S. dollars or other Currencies and any amounts payable by the Company or any Trust, as the case may be, in respect of the Securities may likewise be payable in U.S. dollars or other Currencies.
                                                  (continued on following page)
                               ----------------
THESE SECURITIES HAVE  NOT BEEN APPROVED OR DISAPPROVED BY  THE SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE   SECURITIES  COMMISSION  NOR  HAS  THE
  SECURITIES AND  EXCHANGE  COMMISSION  OR ANY  STATE  SECURITIES  COMMISSION
  PASSED   UPON  THE   ACCURACY  OR   ADEQUACY  OF   THIS  PROSPECTUS.   ANY
   REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                               ----------------
  THESE  DEBT SECURITIES  ARE UNSECURED  OBLIGATIONS OF  THE COMPANY.  THESE
     SECURITIES ARE NOT DEPOSITS OR  SAVINGS ACCOUNTS AND ARE NOT INSURED
        BY  THE FEDERAL  DEPOSIT  INSURANCE CORPORATION  OR  ANY OTHER
           GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

                               ----------------
               The date of this Prospectus is October 19, 1998.

(continued from cover page)

  The Prospectus Supplement to this Prospectus sets forth (where applicable), with respect to the series or issue of Securities (the "Offered Securities") for which such Prospectus Supplement is being delivered: (i) the terms of any Debt Securities offered, including, where applicable, their title, ranking, aggregate principal amount, maturity, rate of interest (or method of calculation) and time of payment thereof, any redemption or repayment terms, the Currency or Currencies in which such Debt Securities will be denominated or payable, any index, formula or other method pursuant to which principal, premium, if any, or interest, if any, may be determined, any conversion or exchange provisions, the right of the Company, if any, to defer payment of interest on such Debt Securities and the maximum length of any such deferral period, and other specific terms not described in this Prospectus; (ii) the terms of any Preferred Stock offered, including, where applicable, the specific designation, number of shares, dividend rate (or method of calculation) and time of payment thereof, liquidation preference, any redemption or repayment terms, any conversion or exchange provisions, any voting rights, and other specific terms not described in this Prospectus;
(iii) the terms of any Depositary Shares offered which are not described in this Prospectus, including the fraction of a share of Preferred Stock represented by each such Depositary Share; (iv) the terms of any Common Stock Warrants offered, including where applicable, the exercise price, detachability, duration and other specific terms not described in this Prospectus; (v) the initial public offering price and the net proceeds to the Company and other specific terms related to the Offered Securities; and (vi) the terms of any Trust Preferred Securities offered, including, where applicable, the specific designation, number of Trust Preferred Securities, distribution rate (or method of calculation) and time of payment thereof, liquidation amount, any redemption or repayment terms, any conversion or exchange provisions, any voting rights, the right of the applicable Trust, if any, to defer payment of distributions on the Trust Preferred Securities and the maximum length of any such deferral period, and other specific terms not described in this Prospectus.

  This Prospectus may not be used to consummate sales of Securities unless accompanied or, to the extent permitted by applicable law, preceded by a Prospectus Supplement.

  The Securities may be offered through dealers, underwriters or agents designated from time to time, as set forth in the accompanying Prospectus Supplement. The Securities may be sold for U.S. dollars or other Currencies and any amounts payable by the Company in respect of the Securities may likewise be payable in U.S. dollars or other Currencies. Net proceeds from the sale of Securities will be equal to the purchase price in the case of a dealer, the public offering price less discount in the case of an underwriter or the purchase price less commission in the case of an agent, in each case less other expenses attributable to the issuance and distribution of the Securities. The Company and the Trusts may also sell Securities directly to investors on their own behalf. In the case of sales made directly by the Company or the Trusts, no commission will be payable. See "Plan of Distribution" for possible indemnification arrangements for dealers, underwriters and agents.

  Certain persons participating in an offering of Securities may engage in transactions that stabilize, maintain or otherwise affect the price of such Securities. Such transactions may include stabilizing and the purchase of such Securities to cover syndicate short positions. For a description of any such activities, see the applicable Prospectus Supplement.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's Regional Offices in New York (Seven World Trade Center, 13th Floor, New York, New York 10048), and Chicago (Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661). Copies of these materials may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. Reports, proxy statements and other information concerning the Company may also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

  This Prospectus constitutes a part of a registration statement on Form S-3 (the "Registration Statement") filed by the Company and the Trusts with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information contained in the Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company, the Trusts and the Securities. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed or incorporated by reference as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

  No separate financial statements of the Trusts have been included herein. The Company does not consider that such financial statements would be material to holders of the Trust Preferred Securities because (i) all of the voting securities of the Trusts will be owned, directly or indirectly, by the Company, a reporting company under the Exchange Act, (ii) the Trusts have no independent operations but exist for the sole purpose of issuing securities representing undivided beneficial interests in the assets of the respective Trusts and investing the proceeds thereof in Junior Subordinated Debt Securities issued by the Company, and (iii) the Company's obligations described herein and in any accompanying Prospectus Supplement under the applicable Trust Preferred Securities Guarantee, when taken together with the Company's other obligations under the Junior Subordinated Debt Securities sold to the applicable Trust, the Indenture relating to such Junior Subordinated Debt Securities and the Declaration of such Trust, including the Company's obligations to pay certain costs, expenses, debts and liabilities of such Trust (other than with respect to its Trust Securities), will provide a full and unconditional guarantee on a subordinated basis by the Company of payments due on the Trust Preferred Securities of such Trust. See "Description of Debt Securities" and "Description of Trust Preferred Securities Guarantees."

                          FORWARD-LOOKING STATEMENTS

  Certain statements included or incorporated by reference herein and in the accompanying Prospectus Supplement constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and are subject to a number of risks and uncertainties. Any such forward-looking statements contained or incorporated by reference herein or in the accompanying Prospectus Supplement should not be relied upon as predictions of future events. Certain forward-looking statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "are expected to," "will," "will allow," "will continue," "will likely result," "should," "would be," "seeks," "approximately," "intends," "plans," "projects," "estimates," or "anticipates," or similar expressions or the negative thereof or other variations thereof or comparable terminology, or by discussions of strategy, plans or intentions. In addition, all information contained or incorporated by reference herein or in the accompanying Prospectus Supplement with respect to projected results of operations, financial condition, financial performance or other financial or statistical matters constitutes such forward-looking statements. Such forward-looking statements are necessarily dependent on assumptions, data or methods that may be incorrect or imprecise and that may be incapable of being realized and in some instances are based on consensus estimates of analysts not affiliated with the Company. In that regard, the following factors, among others, could cause actual results and other matters to differ materially from those in such forward-looking statements: increases in defaults by borrowers and other loan delinquencies; increases in the provision for loan losses; failure by the Company to realize expected cost savings or revenue enhancements from the acquisition of America First Eureka Holdings, Inc. ("AFEH"); deposit attrition, customer loss or revenue loss; costs or difficulties related to the integration of the businesses of the Company and AFEH and their respective subsidiaries; the Company's ability to sustain or improve the performance of its subsidiaries; a delay or denial of approval of the Company's conversion to a bank holding company; the ability to identify suitable future acquisition candidates; changes in interest rates which may, among other things, adversely affect net interest margins, derivative positions and the level of prepayments on loans and mortgage-backed securities; competition in the banking, financial services and related industries; government regulation and tax matters; the outcome of pending or threatened legal or regulatory disputes and proceedings; credit and other risks of lending and investment activities; changes in conditions in the securities markets including the value of the Company's common stock; changes in regional and national business and economic conditions and inflation; the inability to utilize net operating loss carryforwards acquired in conjunction with the Company's acquisition of AFEH; and unanticipated effects of Year 2000 on the Company and the economy. As a result of the foregoing, no assurance can be given as to future results of operations or financial condition or as to any other matters covered by any such forward-looking statements, and the Company wishes to caution investors not to rely on any such forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements, which speak only as to the date made.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents have been filed by the Company with the Commission and are incorporated herein by reference:

    1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997,

    2. The Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1998,

    3. The Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1998,

    4. The Company's Current Report on Form 8-K filed on January 20, 1998,

    5. The Company's Current Report on Form 8-K filed on March 3, 1998,

    6. The Company's Current Report on Form 8-K filed on May 14, 1998,

    7. The Company's Current Report on Form 8-K/A filed on June 15, 1998, amending the Current Report on Form 8-K/A, filed on June 12, 1998, amending the Current Report on Form 8-K/A, filed on May 6, 1998, amending the Current Report on Form 8-K, filed on April 30, 1998 (all such Current Reports being incorporated herein by reference),

    8. The Company's Current Report on Form 8-K filed on June 15, 1998,

    9. The Company's Current Report on Form 8-K filed on June 24, 1998,

   10. The Company's Current Report on Form 8-K filed on August 31, 1998, and

   11. The Company's Current Report on Form 8-K filed on September 30, 1998.

  All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in the applicable Prospectus Supplement modifies or supersedes such statement. Any statement or document so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

  The Company will furnish without charge to each person to whom this Prospectus is delivered, upon request, a copy of any and all of the documents described above that are incorporated by reference herein other than exhibits to such documents which are not specifically incorporated by reference in such documents. Written or telephone requests should be directed to: Robert J. Flax, Esq., Executive Vice President, General Counsel and Secretary, Bay View Capital Corporation, 1840 Gateway Drive, San Mateo, California 94404 (telephone (650) 573-7300).

  No person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this Prospectus or an offer to sell or the solicitation of an offer to buy such securities in any jurisdiction where or to any person to whom it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus or any Prospectus Supplement nor any sale made hereunder or thereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or the Trusts since the date hereof or thereof or that the information contained or incorporated by reference herein or therein is correct as of any time subsequent to its date.

                                  THE COMPANY

GENERAL

  Bay View Capital Corporation (the "Company"), a Delaware corporation, is a diversified financial services company. The Company conducts its operations through the following subsidiaries: (i) Bay View Bank (the "Bank"), a federally chartered capital stock savings bank, (ii) Bay View Acceptance Corporation ("BVAC"), a Nevada corporation operating as a consumer finance company, and its subsidiaries Bay View Credit ("BVC") (formerly California Thrift & Loan), a California corporation, Ultra Funding, Inc. ("Ultra"), a California corporation, and LFS-BV, Inc., a Nevada corporation, and (iii) Bay View Commercial Finance Group ("BVCF") (formerly Concord Growth Corporation), a California corporation operating as a commercial finance company. The Company also owns Bay View Securitization Corporation ("BVSC"), a Delaware corporation formed for the purpose of issuing asset-backed securities through a trust, and Regent Financial Corporation ("Regent"), a California corporation providing data processing services.

  Effective January 2, 1998, the Company acquired America First Eureka Holdings, Inc. ("AFEH") and AFEH's wholly owned subsidiary, EurekaBank, a Federal Savings Bank ("EurekaBank"). Under the terms of the definitive merger agreement (the "Merger Agreement"), AFEH was merged into the Company, with the Company as the surviving corporation (the "Merger"), and EurekaBank was merged into the Bank, with the Bank as the surviving bank. At December 31, 1997, AFEH had $2.3 billion in assets and 36 retail banking branches operating throughout the San Francisco Bay Area.

  The Company's executive offices are located at 1840 Gateway Drive, San Mateo, California 94404, and its telephone number is (650) 573-7300. Unless otherwise indicated or unless the context otherwise requires, all references in this Prospectus and any Prospectus Supplement to the Company include Bay View Capital Corporation and its consolidated subsidiaries.

PENDING STRUCTURAL CHANGES

  In September 1998, the Bank filed an application with the Office of the Comptroller of the Currency to convert from a federally chartered savings bank to a national bank and, in connection therewith, the Company filed an application with the Federal Reserve Board (as defined herein) to become a bank holding company. Although there can be no assurance that these applications will be approved, management anticipates that the required approvals will be obtained and the transactions completed in the fourth quarter of 1998. Thereafter, the Company will be a bank holding company regulated by the Federal Reserve Board and the Bank will be a national bank regulated by the Office of the Comptroller of the Currency. Upon becoming a bank holding company, the Company will deregister as a savings and loan holding company with the Office of Thrift Supervision. Set forth below is a summary, which does not purport to be complete, of certain aspects of bank holding company regulation.

  Regulation of Bank Holding Companies. Bank holding companies are, and if the Company becomes a bank holding company, the Company will be, subject to comprehensive regulation by the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended (the "BHCA"), and the regulations of the Federal Reserve Board. As a bank holding company, the Company will be required to file reports with the Federal Reserve Board and such additional information as the Federal Reserve Board may require, and will be subject to regular inspections by the Federal Reserve Board. The Federal Reserve Board also has extensive enforcement authority over bank holding companies, including, among other things, the ability to assess civil money penalties, to issue cease and desist or removal orders and to require that a bank holding company divest subsidiaries (including its bank subsidiaries). In general, enforcement actions may be initiated for violations of law and regulation as well as unsafe or unsound practices.

  Under Federal Reserve Board policy, a bank holding company must serve as a source of strength for its subsidiary banks. Under this policy the Federal Reserve Board may require, and has required in the past, bank holding companies to contribute additional capital to undercapitalized subsidiary banks.

  Under the BHCA, a bank holding company must obtain Federal Reserve Board approval before, among other matters: (i) acquiring, directly or indirectly, ownership or control of any voting shares of another bank or bank holding company if, after such acquisition, it would own or control more than 5% of such shares (unless it already owns or controls the majority of such shares);
(ii) acquiring all or substantially all of the assets of another bank or bank holding company; or (iii) merging or consolidating with another bank holding company.

  As a savings and loan holding company, the Company is generally not subject to any activity restrictions, but as a bank holding company it will be subject to the activity limitations imposed on bank holding companies. The BHCA prohibits a bank holding company, with certain exceptions, from acquiring direct or indirect ownership or control of more than 5% of the voting shares of any company which is not a bank or bank holding company, or from engaging directly or indirectly in activities other than those of banking, managing or controlling banks, or providing services for its subsidiaries. The principal exceptions to these prohibitions involve certain non-bank activities which, by statute or by Federal Reserve Board regulation or order, have been identified as activities closely related to the business of banking or managing or controlling banks. The list of activities permitted by the Federal Reserve Board includes, among other things, operating a savings institution, mortgage company, finance company, credit card company or factoring company; performing certain data processing operations; providing certain investment and financial advice; underwriting and acting as an insurance agent for certain types of credit-related insurance; leasing property on a full-payout, non-operating basis; selling money orders, travelers' checks and United States savings bonds; real estate and personal property appraising; providing tax planning and preparation services; and providing securities brokerage services for customers. The scope of permissible activities may be expanded from time to time by the Federal Reserve Board. Such activities may also be affected by federal legislation.

  Dividends. The Federal Reserve Board has issued a policy statement on the payment of cash dividends by bank holding companies, which expresses the Federal Reserve Board's view that a bank holding company should pay cash dividends only to the extent that its net income for the past year is sufficient to cover both the cash dividends and a rate of earning retention that is consistent with the bank holding company's capital needs, asset quality and overall financial condition. The Federal Reserve Board also has indicated that it would be inappropriate for a company experiencing serious financial problems to borrow funds to pay dividends. Furthermore, under the prompt corrective action regulations adopted by the Federal Reserve Board, the Federal Reserve Board may prohibit a bank holding company from paying any dividends if any of the holding company's bank subsidiaries are classified as "undercapitalized."

  Repurchase or Redemption of Equity Securities. Bank holding companies are required to give the Federal Reserve Board prior written notice of any purchase or redemption of their outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of their consolidated net worth. The Federal Reserve Board may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe or unsound practice or would violate any law, regulation, Federal Reserve Board order, or any condition imposed by, or written agreement with, the Federal Reserve Board. This notification requirement does not apply to any company that meets the well-capitalized standard for commercial banks, has a safety and soundness examination rating of at least a "2" and is not subject to any unresolved supervisory issues.

  Capital Requirements. The Federal Reserve Board has established capital requirements for bank holding companies that generally parallel the capital requirements for national banks and federal thrift institutions. As a savings and loan holding company, the Company is not subject to any minimum capital requirements.

                                  THE TRUSTS

  Each of Bay View Capital I and Bay View Capital II (each, a "Trust") is a statutory business trust created under Delaware law pursuant to (i) a trust agreement (as the same may be amended, supplemented or restated from time to time, a "Declaration") executed by the Company, as sponsor (the "Sponsor"), and certain of the Bay View Trustees (as defined herein) for such Trust and
(ii) the filing of a certificate of trust with the Delaware Secretary of State. Each Trust exists for the exclusive purposes of (i) issuing its Trust Preferred Securities and common securities representing undivided beneficial interests in the assets of such Trust (the "Trust Common Securities" and, together with the Trust Preferred Securities, the "Trust Securities"), (ii) investing the gross proceeds of its Trust Securities in a specific series of Junior Subordinated Debt Securities and (iii) engaging in only those other activities necessary or incidental thereto. All of the Trust Common Securities will be directly or indirectly owned by the Company. The Trust Common Securities of each Trust will rank pari passu, and payments will be made thereon pro rata, with the Trust Preferred Securities of such Trust except that upon an event of default under the Declaration of such Trust, the rights of the holders of its Trust Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of its Trust Preferred Securities. In connection with the issuance of Trust Preferred Securities by a Trust, the Company will, directly or indirectly, acquire Trust Common Securities of such Trust in an aggregate liquidation amount equal to approximately 3% of the total capital of such Trust. Each Trust's business and affairs will be conducted by the trustees (with respect to each Trust, the "Bay View Trustees") appointed by the Company, as the direct or indirect holder of all the Trust Common Securities of such Trust. Except in certain limited circumstances, the holder of the Trust Common Securities of a Trust will be entitled to appoint, remove or replace any of, and to increase or reduce the number of, the Bay View Trustees of such Trust. The duties and obligations of the Bay View Trustees of each Trust shall be governed by its Declaration. A majority of the Bay View Trustees (the "Regular Trustees") of each Trust will be persons who are employees or officers of or affiliated with the Company. One Bay View Trustee of each Trust will be a financial institution which will be unaffiliated with the Company and which shall act as property trustee and as indenture trustee (the "Property Trustee") of such Trust for purposes of the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). In addition, unless the Property Trustee of a Trust maintains a principal place of business in the State of Delaware, and otherwise meets the requirements of applicable law, one Bay View Trustee of each Trust will have its principal place of business or reside in the State of Delaware (the "Delaware Trustee"). The Regular Trustees, Property Trustee and Delaware Trustee of a Trust may be different from the Regular Trustees, Property Trustee and Delaware Trustee of the other Trust. The Company will pay all fees and expenses related to the Trusts and the offering of Trust Securities. The payment of periodic distributions with respect to the Trust Preferred Securities of a Trust out of moneys held by such Trust, and payment on liquidation, redemption or otherwise with respect to the Trust Preferred Securities, will be guaranteed by the Company to the extent described herein. See "Description of Trust Preferred Securities Guarantees." Unless otherwise stated in the applicable Prospectus Supplement, the Company's obligations under each Trust Preferred Securities Guarantee will be subordinate and junior in right of payment to all other liabilities of the Company. The principal place of business of the Trusts shall be c/o Bay View Capital Corporation, 1840 Gateway Drive, San Mateo, California 94404 (telephone: (650) 573-7300).

                                USE OF PROCEEDS

  Unless otherwise described in the applicable Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Securities offered hereby for general corporate purposes, which may include, among other things, the repayment of indebtedness, investments in or extensions of credit to its subsidiaries and the financing of acquisitions. Pending such application, such proceeds may be invested in short-term investments and marketable securities. The proceeds from the sale of Trust Securities will be invested by the respective Trusts in Junior Subordinated Debt Securities.

               CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

  The following table sets forth the consolidated ratios of earnings to fixed charges for the Company for the periods indicated. Earnings represent income from continuing operations before income taxes, fixed charges and extraordinary items. Fixed charges include interest expense and the portion of rental expense which approximates the interest component of lease payments (estimated at 20% of rental expense). Such information is qualified in its entirety by the more detailed financial information set forth in the Company's financial statements and notes thereto appearing in the documents incorporated herein by reference. See "Incorporation of Certain Documents by Reference."

                                         SIX MONTHS
                                       ENDED JUNE 30,                YEAR ENDED DECEMBER 31,
                                       --------------      ----------------------------------------------
                                        1998    1997        1997      1996      1995      1994      1993
                                       ------  ------      ------    ------    ------    ------    ------
Ratio of earnings to fixed charges:
 Including interest on customer
  deposits...........................   1.16x   1.23x       1.15x     1.12x     0.98x(1)  1.17x     1.18x
 Excluding interest on customer
  deposits...........................   1.43x   1.46x       1.29x     1.31x     0.96x(1)  1.35x     1.41x

--------
(1) Earnings were inadequate to cover fixed charges for the year ended December 31, 1995. The amount of the deficiency was $2,853,710.

                        DESCRIPTION OF DEBT SECURITIES

  The Company may issue Debt Securities either separately, or together with, or upon the conversion of or in exchange for, other Securities. The Debt Securities are to be either unsecured senior obligations (the "Senior Debt Securities") of the Company issued in one or more series, unsecured subordinated obligations (the "Subordinated Debt Securities") of the Company issued in one or more series, or unsecured junior subordinated obligations (the "Junior Subordinated Debt Securities") of the Company issued in one or more series. The Senior Debt Securities will be issued under an Indenture (the "Senior Indenture") to be entered into by the Company and a trustee (the "Senior Trustee") whose name will be set forth in the applicable Prospectus Supplement; the Subordinated Debt Securities will be issued under an Indenture (the "Subordinated Indenture") to be entered into by the Company and a trustee (the "Subordinated Trustee") whose name will be set forth in the applicable Prospectus Supplement; and the Junior Subordinated Debt Securities will be issued under an Indenture (the "Junior Subordinated Indenture") to be entered into by the Company and a trustee (the "Junior Subordinated Trustee") whose name will be set forth in the applicable Prospectus Supplement. The Senior Indenture, Subordinated Indenture and Junior Subordinated Indenture are hereinafter called, collectively, the "Indentures" and, individually, an "Indenture"; and the Senior Trustee, Subordinated Trustee and Junior Subordinated Trustee are hereinafter called, collectively, the "Trustees" and, individually, a "Trustee." The forms of the Indentures have been filed as exhibits to the Registration Statement. The terms of any series of Debt Securities will be those set forth in the applicable Indenture and such Debt Securities and those made part of such Indenture by the Trust Indenture Act. The summary of certain provisions of the Indentures and the Debt Securities set forth below and the summary of certain terms of a particular series of Debt Securities set forth in the applicable Prospectus Supplement do not purport to be complete and are subject to and are qualified in their entirety by reference to all of the provisions of the Indentures, which provisions of the Indentures (including defined terms) are incorporated herein by reference. Certain capitalized terms used herein and not defined are defined in the Indentures. As used in this "Description of Debt Securities," all references to the "Company" shall mean Bay View Capital Corporation, excluding, unless otherwise expressly stated or the context shall otherwise require, its subsidiaries.

  In the event that Junior Subordinated Debt Securities are issued to a Trust or a trustee of such Trust in connection with the issuance of its Trust Securities, such Junior Subordinated Debt Securities may subsequently be distributed pro rata to the holders of such Trust Securities in connection with the dissolution of such Trust upon the occurrence of certain events described in the Prospectus Supplement relating to such Trust Securities. Only one series of Junior Subordinated Debt Securities will be issued to a Trust or a trustee of such Trust in connection with the issuance of Trust Securities by such Trust.

  The following description of Debt Securities sets forth certain general terms and provisions of the series of Debt Securities to which any Prospectus Supplement may relate. Certain other specific terms of any particular series of Debt Securities will be described in the applicable Prospectus Supplement. To the extent that any particular terms of the Debt Securities described in a Prospectus Supplement differ from any of the terms described herein, then such terms described herein shall be deemed to have been superseded by such Prospectus Supplement.

GENERAL

  The Debt Securities may be issued from time to time in one or more series of Senior Debt Securities, one or more series of Subordinated Debt Securities and one or more series of Junior Subordinated Debt Securities. The Indentures do not limit the aggregate principal amount of Debt Securities which may be issued thereunder and provide that Debt Securities of any series may be issued thereunder up to an aggregate principal amount which may be authorized from time to time by the Company. Reference is made to the applicable Prospectus Supplement relating to the series of Debt Securities offered thereby for specific terms, including (where applicable): (1) the title or designation of such Debt Securities; (2) any limit on the aggregate principal amount of such Debt Securities; (3) the price or prices (expressed as a percentage of the principal amount thereof) at which such Debt Securities will be issued; (4) the date or dates on which the principal of such Debt Securities will be payable, or the method or methods, if any, by which such date or dates will be determined; (5) the rate or rates (which may be fixed or variable) at which such Debt Securities will bear interest, if any, or the method or methods, if any, by which such rate or rates are to be determined, the date or dates, if any, from which such interest will accrue, or the method or methods, if any, by which such date or dates are to be determined, and whether and under what circumstances Additional Amounts on such Debt Securities will be payable, and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months; (6) the dates on which such interest, if any, will be payable and the record dates, if any, therefor and, if applicable, the manner in which such interest payments may be deferred; (7) the place or places where the principal of, premium, if any, and interest, if any, on such Debt Securities will be payable and the place or places where such Debt Securities may be surrendered for registration of transfer and exchange, if other than the Borough of Manhattan, The City of New York; (8) if applicable, the date or dates on which, the period or periods within which, the price or prices at which and the other terms and conditions upon which such Debt Securities may be redeemed at the option of the Company or are subject to repurchase at the option of the holders; (9) the terms of any sinking fund or analogous provision; (10) if other than U.S. dollars, the Currency for which the Debt Securities may be purchased and the Currency in which the payment of principal thereof and premium, if any, and interest, if any, thereon may be made, and the ability, if any, of the Company or the holders of Debt Securities to have payments made in any Currency other than those in which the Debt Securities are stated to be payable; (11) any addition to, or modification or deletion of, any covenant or Event of Default with respect to such Debt Securities; (12) whether any such Debt Securities are to be issuable in registered or bearer form or both and, if in bearer form, the terms and conditions relating thereto and any limitations on issuance of such Bearer Securities (including in exchange for Registered Securities of the same series); (13) whether any such Debt Securities will be issued in temporary or permanent global form and, if so, the identity of the depositary for such global Debt Security; (14) whether and under what circumstances the Company will pay Additional Amounts (as contemplated by the relevant Indenture) on such Debt Securities to any holder who is a United States Alien (as defined in the relevant Indenture, as such definition may be modified) in respect of any tax, assessment or other governmental charge and, if so, whether the Company will have the option to redeem such Debt Securities rather than pay such Additional Amounts; (15) the person to whom any interest on any Registered Securities of the series shall be payable, if other than the person in whose name the Registered Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, the manner in which, or the person to whom, any interest on any Bearer Security of the series shall be payable, if other than upon presentation and surrender of the coupons appertaining thereto as they severally mature, and the extent to which, or the manner in which, any interest payable on a temporary global Debt Security will be paid if other than in the manner provided in the relevant Indenture; (16) the portion of the principal amount of such Debt Securities which shall be payable upon acceleration thereof if other than the full principal amount thereof; (17) the authorized denominations in which such Debt Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof (in the case of Registered Securities) or $5,000 (in the case of Bearer Securities);
(18) the terms, if any, upon which such Debt Securities may be convertible into or exchangeable for other Securities; (19) whether such Debt Securities will be Senior Debt Securities, Subordinated Debt Securities or Junior Subordinated Debt Securities and, if Subordinated Debt Securities or Junior Subordinated Debt Securities, the subordination provisions and the definition of "Senior Indebtedness" applicable thereto; (20) whether the amount of payments of principal of, premium, if any, and interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method or methods (any such Debt Securities being hereinafter called "Indexed Securities") and the manner in which such amounts will be determined; and (21) any other terms of such Debt Securities.

  As used in this Prospectus and any Prospectus Supplement relating to the offering of any Debt Securities, references to the principal of and premium, if any, and interest, if any, on such Debt Securities will be deemed to include mention of the payment of Additional Amounts, if any, required by the terms of such Debt Securities in such context.

  Debt Securities may be issued as Original Issue Discount Securities (as defined in the Indentures) to be sold at a substantial discount below their principal amount. In the event of an acceleration of the maturity of any

Original Issue Discount Security, the amount payable to the holder thereof upon such acceleration will be determined in the manner described in the applicable Prospectus Supplement. As noted elsewhere herein, unless otherwise stated in the applicable Prospectus Supplement, payment of the principal of the Subordinated Debt Securities may be accelerated only in the case of certain events of bankruptcy, insolvency or reorganization of the Company or any Major Bank Subsidiary (as defined in the applicable Prospectus Supplement) of the Company. See "--Events of Default; Limited Rights of Acceleration of Subordinated Debt Securities." Material federal income tax and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

  If the purchase price of any Debt Securities is payable in a Currency other than U.S. dollars or if principal of, or premium, if any, or interest, if any, on any of the Debt Securities is payable in any Currency other than U.S. dollars, the specific terms and other information with respect to such Debt Securities and such foreign Currency will be specified in the Prospectus Supplement relating thereto.

  Under the Indentures, the terms of the Debt Securities of any series may differ and the Company, without the consent of the holders of the Debt Securities of any series, may reopen a previous series of Debt Securities and issue additional Debt Securities of such series or establish additional terms of such series.

REGISTRATION, TRANSFER, PAYMENT AND PAYING AGENT

  Unless otherwise indicated in the applicable Prospectus Supplement, each series of Debt Securities will be issued in registered form only, without coupons. The Indentures, however, provide that the Company may also issue Debt Securities in bearer form only, or in both registered and bearer form. Bearer Securities shall not be offered, sold, resold or delivered in connection with their original issuance in the United States or to any United States person (as defined below) other than offices located outside the United States of certain United States financial institutions. As used herein, "United States person" means any citizen or resident of the United States, any corporation, partnership or other entity created or organized in or under the laws of the United States, any estate the income of which is subject to United States federal income taxation regardless of its source, or any trust whose administration is subject to the primary supervision of a United States court and which has one or more United States fiduciaries who have the authority to control all substantial decisions of the trust, and "United States" means the United States of America (including the states thereof and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction. Purchasers of Bearer Securities will be subject to certification procedures and may be affected by certain limitations under United States tax laws. Such procedures and limitations will be described in the Prospectus Supplement relating to the offering of the Bearer Securities.

  Unless otherwise indicated in the applicable Prospectus Supplement, Registered Securities will be issued in denominations of $1,000 or any integral multiple thereof, and Bearer Securities will be issued in denominations of $5,000.

  Unless otherwise indicated in the applicable Prospectus Supplement, the principal, premium, if any, and interest, if any, of or on the Debt Securities will be payable, and Debt Securities may be surrendered for registration of transfer or exchange, at an office or agency to be maintained by the Company in the Borough of Manhattan, The City of New York, provided that payments of interest with respect to any Registered Security may be made at the option of the Company by check mailed to the address of the person entitled thereto or by transfer to an account maintained by the payee with a bank located in the United States. No service charge shall be made for any registration of transfer or exchange of Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge and any other expenses that may be imposed in connection therewith.

  Unless otherwise indicated in the applicable Prospectus Supplement, payment of principal of, premium, if any, and interest, if any, on Bearer Securities will be made, subject to any applicable laws and regulations, at such office or agency outside the United States as specified in the Prospectus Supplement and as the Company may designate from time to time. Unless otherwise indicated in the applicable Prospectus Supplement, payment of interest due on Bearer Securities on any Interest Payment Date will be made only against surrender of the coupon relating to such Interest Payment Date. Unless otherwise indicated in the applicable Prospectus Supplement, no payment of principal, premium or interest with respect to any Bearer Security will be made at any office or agency in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States; provided, however, that if amounts owing with respect to any Bearer Securities shall be payable in U.S. dollars, payment with respect to any such Bearer Securities may be made at the Corporate Trust Office of the applicable Trustee or at any office or agency designated by the Company in the Borough of Manhattan, The City of New York, if (but only if) payment of the full amount of such principal, premium or interest at all offices outside of the United States maintained for such purpose by the Company is illegal or effectively precluded by exchange controls or similar restrictions.

  Unless otherwise indicated in the applicable Prospectus Supplement, the Company will not be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series of like tenor to be redeemed and ending at the close of business on the day of that selection; (ii) register the transfer of or exchange any Registered Security, or portion thereof, called for redemption, except the unredeemed portion of any Registered Security being redeemed in part; (iii) exchange any Bearer Security called for redemption, except to exchange such Bearer Security for a Registered Security of that series and like tenor that is simultaneously surrendered for redemption; or (iv) issue, register the transfer of or exchange any Debt Security which has been surrendered for repayment at the option of the holder, except the portion, if any, of such Debt Security not to be so repaid.

RANKING OF DEBT SECURITIES; HOLDING COMPANY STRUCTURE

  The Senior Debt Securities of each series will be unsecured unsubordinated obligations of the Company and will rank on a parity in right of payment with all other unsecured and unsubordinated indebtedness of the Company. The Subordinated Debt Securities of each series will be unsecured obligations of the Company and will be subordinated in right of payment to all existing and future Senior Indebtedness (as defined with respect to the Subordinated Debt Securities of such series) of the Company. The Junior Subordinated Debt Securities of each series will be unsecured obligations of the Company and will be subordinated in right of payment to all existing and future Senior Indebtedness (as defined with repect to the Junior Subordinated Debt Securities of such series). If this Prospectus is being delivered in connection with the offering of a series of Subordinated Debt Securities or Junior Subordinated Debt Securities, the accompanying Prospectus Supplement will describe the subordination provisions and set forth the definition of "Senior Indebtedness" applicable to such Subordinated Debt Securities or Junior Subordinated Debt Securities, as the case may be, and such Prospectus Supplement or the information incorporated or deemed to be incorporated by reference herein will set forth the approximate amount of such Senior Indebtedness outstanding as of a recent date. There are no limitations in any of the Indentures on the issuance or incurrence of indebtedness (including Senior Indebtedness) by the Company.

  The Debt Securities will be obligations exclusively of the Company. The Company is a holding company, substantially all of whose consolidated assets are held by its subsidiaries. Accordingly, the cash flow of the Company and the consequent ability to service its debt, including the Debt Securities, are dependent upon the results of operations of such subsidiaries and the distribution of funds by such subsidiaries to the Company. Various statutory and regulatory restrictions, however, limit directly or indirectly the amount of dividends the Company's subsidiaries can pay, and also restrict certain subsidiaries from making investments in or loans to the Company, and similar restrictions will be applicable to the Bank if it becomes a national bank. In addition, if the Company becomes a bank holding company, various regulatory restrictions will limit directly or indirectly the amount of dividends the Company can pay as well as the repurchase or redemption of its capital stock. See "The Company--Pending Structural Changes--Dividends" and "--Repurchase or Redemption of Equity Securities."

  In particular, savings associations, such as the Bank, that before and after a proposed capital distribution meet their regulatory capital requirements, may make capital distributions during any calendar year equal to the greater of (i) 100% of net income for the year-to-date plus 50% of the lowest of the amounts by which the association's tangible, core or risk-based capital exceeds its regulatory capital requirement for such capital component, as measured at the beginning of the calendar year, or (ii) 75% of its net income for the most recent four quarter period. The Bank currently may pay dividends in accordance with this general authority. However, an association deemed to be in need of more than normal supervision by the Office of Thrift Supervision (the "OTS") may have its dividend authority restricted by the OTS. In general, savings associations proposing to make any capital distribution need only submit written notice to the OTS 30 days prior to such distribution. The OTS may object to the distribution during that 30-day notice period based on safety and soundness concerns. If the Bank were to become a national bank, the Bank would be permitted to pay dividends, without prior notice to the Office of the Comptroller of the Currency, equal to its year-to-date net income plus the Bank's net income for the prior two fiscal years. The payment of dividends in excess of this amount would require prior approval of the Office of the Comptroller of the Currency.

  Under Nevada law, a Nevada corporation such as BVAC and LFS-BV, Inc., may not pay dividends if, after giving effect to such payment: (a) the corporation would not be able to pay its debts as they become due in the usual course of business; or (b) except as otherwise specifically allowed by the articles of incorporation, the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of such payment, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the dividend payment. Under California law, a California corporation, such as BVC, BVCF, Regent and Ultra, may not pay dividends unless, in general, (i) the payment would not exceed the corporation's retained earnings or (ii) in the alternative, after giving effect to the dividend, and subject to certain adjustments and exceptions, (A) the sum of the corporation's assets (exclusive of goodwill, capitalized research and development expenses and deferred charges) would not be less than 125% of its liabilities (not including deferred taxes, deferred income and other deferred credits) and (B) if the corporation classifies its assets into current and fixed assets, the current assets of the corporation would be at least equal to its current liabilities or, if the corporation's average earnings before income taxes and interest expense for the two preceding fiscal years were less than its average interest expense for such fiscal years, at least equal to 125% of its current liabilities. In addition, a California corporation is not permitted to make a dividend or other distribution to its shareholders if it is, or as a result thereof would be, likely to be unable to meet its liabilities as they mature. A California corporation must also meet certain additional financial tests to pay dividends on any junior class or series of stock if it has outstanding any preferred or other senior class or series of stock. BVSC, a Delaware corporation, is subject to certain limitations on dividends under Delaware law.

  An institution insured by the Federal Deposit Insurance Corporation (the "FDIC"), including the Bank, may not pay a dividend if the institution does not meet its minimum regulatory capital requirements prior to, or as a result of, such dividend unless it receives prior regulatory approval. This prohibition will continue to apply to the Bank if the Bank becomes a national bank.

  Because the Company is a holding company, the Debt Securities will be effectively subordinated to all existing and future liabilities, including indebtedness, customer deposits, trade payables, guarantees and lease obligations, of the Company's subsidiaries. Therefore, the Company's rights and the rights of its creditors, including the holders of the Debt Securities, to participate in the assets of any subsidiary upon the latter's liquidation or reorganization will be subject to the prior claims of such subsidiary's creditors and, if applicable, its depositors, except to the extent that the Company may itself be a creditor with recognized claims against the subsidiary, in which case the claims of the Company would still be effectively subordinate to any security interest in, or mortgages or other liens on, the assets of such subsidiary and would be subordinate to any indebtedness of such subsidiary senior to that held by the Company. In that regard, in the event that a receiver or conservator is appointed for any subsidiary of the Company whose deposits are insured by the FDIC, such as the Bank (as a savings bank or a national bank), the Federal Deposit Insurance Act recognizes a priority in favor of the holders of withdrawable deposits (including the FDIC as subrogee or transferee) over general creditors. Thus, in the event of a conservatorship or receivership of such a subsidiary, claims for customer deposits would have a priority over any claims the Company may itself have as a creditor of such subsidiary. The Indentures do not limit the amount of indebtedness or other liabilities that may be incurred by the Company and its subsidiaries and both the Company and its subsidiaries retain the ability to incur substantial additional indebtedness and other financial obligations. See "--Absence of Limitation on Indebtedness and Liens; Absence of Event Risk Protection."

SUBORDINATED DEBT SECURITIES INTENDED TO QUALIFY AS TIER 2 CAPITAL

  Unless otherwise stated in the applicable Prospectus Supplement, it is currently intended that the Subordinated Debt Securities would qualify, in the event the Company were to become a bank holding company (which would occur if the Bank were to convert from a federal savings bank to a national bank or other commercial bank or if the Company were to acquire control of a commercial bank), as Tier 2 Capital under the guidelines established by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") for bank holding companies. As described above under "The Company--Pending Structural Changes," the Bank has filed an application with the Office of the Comptroller of the Currency to become a national bank. The guidelines set forth specific criteria for subordinated debt to qualify as Tier 2 Capital. Among other things, the subordinated debt must: (i) be unsecured; (ii) have a minimum average maturity of five years; (iii) be subordinated in right of payment; (iv) not contain provisions permitting the holders thereof to accelerate payment of principal prior to maturity except in the event of bankruptcy, insolvency or reorganization of the issuer or a major bank subsidiary of the issuer; and (v) not contain provisions that would adversely affect liquidity or unduly restrict management's flexibility to operate the organization, particularly in times of financial difficulty, such as limitations on additional secured or senior borrowings, sales or dispositions of assets or changes in control. See "--Events of Default; Limited Rights of Acceleration of Subordinated Debt Securities."

GLOBAL SECURITIES

  The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the Prospectus Supplement relating to such series. Global Debt Securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for individual certificates evidencing Debt Securities in definitive form represented thereby, a global Debt Security may not be transferred except as a whole by the Depositary for such global Debt Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

  The specific terms of the depositary arrangement with respect to a series of global Debt Securities and certain limitations and restrictions relating to a series of global Bearer Securities will be described in the Prospectus Supplement relating to such series.

OUTSTANDING DEBT SECURITIES

  In determining whether the holders of the requisite principal amount of outstanding Debt Securities have given any request, demand, authorization, direction, notice, consent or waiver under the relevant Indenture, (i) the portion of the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding for such purposes shall be that portion of the principal amount thereof that could be declared to be due and payable upon a declaration of acceleration thereof pursuant to the terms of such Original Issue Discount Security as of the date of such determination, (ii) the principal amount of any Indexed Security that shall be deemed to be outstanding for such purpose shall be the principal face amount of such Indexed Security determined on the date of its original issuance, (iii) the principal amount of a Debt Security denominated in a Currency other than U.S. dollars shall be the U.S. dollar equivalent, determined on the date of original issue of such Debt Security, of the principal amount of such Debt Security and (iv) any Debt Security owned by the Company or any obligor on such Debt Security or any Affiliate (other than the Trusts) of the Company or such other obligor shall be deemed not to be outstanding.

REDEMPTION AND REPURCHASE

  The Debt Securities of any series may be redeemable at the option of the Company, may be subject to mandatory redemption pursuant to a sinking fund or otherwise, or may be subject to repurchase by the Company at the option of the holders, in each case upon the terms, at the times and at the prices set forth in the applicable Prospectus Supplement. However, unless otherwise stated in the applicable Prospectus Supplement, the Company currently does not intend to issue Subordinated Debt Securities with redemption or repurchase features to the extent such features would prevent the Subordinated Debt Securities from qualifying as Tier 2 Capital under the Federal Reserve Board's guidelines. See "--Subordinated Debt Securities Intended to Qualify as Tier 2 Capital."

CONVERSION AND EXCHANGE

  The terms, if any, on which Debt Securities of any series are convertible into or exchangeable for Common Stock, Preferred Stock, Depositary Shares or other Debt Securities will be set forth in the applicable Prospectus Supplement. Such terms may include provisions for conversion or exchange, either mandatory, at the option of the holders or at the option of the Company.

ABSENCE OF LIMITATION ON INDEBTEDNESS AND LIENS; ABSENCE OF EVENT RISK
PROTECTION

  Unless otherwise provided in the Prospectus Supplement relating to a series of Debt Securities, the Indentures will not limit the amount of indebtedness, guarantees or other liabilities that may be incurred by the Company and its subsidiaries and will not prohibit the Company and its subsidiaries from creating or assuming liens on their property (including capital stock of the Bank and other subsidiaries of the Company). Unless otherwise provided in the Prospectus Supplement relating to a series of Debt Securities, the Indentures will not require the maintenance of any financial ratios by, or specified levels of net worth, revenues, income, cash flow or liquidity of, the Company, and will not contain provisions which would give holders of the Debt Securities the right to require the Company to repurchase their Debt Securities in the event of a takeover, recapitalization or similar restructuring or change in control of the Company.

CONSOLIDATION, MERGER AND SALE OF ASSETS

  Each Indenture provides that the Company shall not, in any transaction or series of related transactions, consolidate with or merge into any Person or sell, assign, transfer, lease or otherwise convey all or substantially all its properties and assets to any Person unless (a) either the Company shall be the continuing entity, or the successor Person (if other than the Company) is a corporation which is organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall expressly assume the due and punctual payment of the principal of, premium, if any, and interest, if any, on all the Debt Securities outstanding under such Indenture and the performance of the Company's other obligations under such Indenture and the Debt Securities outstanding thereunder; (b) immediately after giving effect to such transaction, no Event of Default under such Indenture, and no event which, after notice or lapse of time or both would become an Event of Default under such Indenture, shall have happened and be continuing; and (c) certain other conditions are met.

  Upon any such merger, consolidation, sale, assignment, transfer, lease or conveyance in which the Company is not the continuing corporation, the successor corporation formed by such consolidation or into which the Company is merged or to which such sale, assignment, transfer, lease or other conveyance is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under such Indenture with the same effect as if such successor corporation had been named as the Company therein and thereafter (except in the case of a lease) the Company shall be released from its obligations under such Indenture and the Debt Securities outstanding thereunder.

EVENTS OF DEFAULT; LIMITED RIGHTS OF ACCELERATION OF SUBORDINATED DEBT
SECURITIES

  Unless otherwise specified in the applicable Prospectus Supplement, an Event of Default with respect to the Debt Securities of any series is defined in the applicable Indenture as being: (i) default for 30 days in payment of any interest with respect to any Debt Security of such series; (ii) default in payment of principal or any premium with respect to any Debt Security of such series when due upon maturity, redemption, repurchase at the option of the holder or otherwise; (iii) default in deposit of any sinking fund payment when due with respect to any Debt Security of such series; (iv) default by the Company in the performance, or breach, of any other covenant or warranty in such Indenture (other than a covenant or warranty included therein solely for the benefit of series of Debt Securities other than that series) or any Debt Security of such series which shall not have been remedied for a period of 30 days after notice to the Company by the applicable Trustee or the holders of not less than 25% in aggregate principal amount of the Debt Securities of such series then outstanding; (v) certain events of bankruptcy, insolvency or reorganization of the Company or any Major Bank Subsidiary of the Company; or
(vi) any other Event of Default established for the Debt Securities of such series. No Event of Default with respect to any particular series of Debt Securities necessarily constitutes an Event of Default with respect to any other series of Debt Securities. Each Indenture provides that the Trustee thereunder may withhold notice to the holders of the Debt Securities of any series outstanding under such Indenture of the occurrence of a default with respect to the Debt Securities of such series (except a default in payment of principal, premium, if any, interest, if any, or sinking fund payments, if any) if the Trustee considers it in the interest of the holders to do so.

  Each of the Senior Indenture and the Junior Subordinated Indenture provides that if an Event of Default with respect to any series of Debt Securities issued thereunder shall have occurred and be continuing, either the relevant Trustee or the holders of at least 25% in principal amount of the Debt Securities of such series then outstanding may declare the principal amount (or if any Debt Securities of such series are Original Issue Discount Securities, such lesser amount as may be specified in the terms thereof) of all the Debt Securities of such series to be due and payable immediately, but upon certain conditions such declaration and its consequences may be rescinded and annulled by the holders of a majority in principal amount of the Debt Securities of such series then outstanding.

  Unless otherwise stated in the applicable Prospectus Supplement, no Event of Default described in clauses (i), (ii), (iii), (iv) or (vi) of the second preceding paragraph will permit acceleration of the payment of the principal of the Subordinated Debt Securities. Unless otherwise stated in the applicable Prospectus Supplement, the Subordinated Indenture will provide that, if an Event of Default described under clause (v) of the preceding paragraph shall have occurred and be continuing, either the Trustee or the holders of at least 25% in principal amount of the Subordinated Debt Securities of any series then outstanding may declare the principal amount (or if any Subordinated Debt Securities of such series are Original Issue Discount Securities, such lesser amount as may be specified in the terms thereof) of all the Subordinated Debt Securities of such series to be due and payable immediately, but upon certain conditions such declaration and its consequences may be rescinded and annulled by the holders of a majority in principal amount of the Subordinated Debt Securities of such series then outstanding.

  As described in the preceding paragraph, unless otherwise stated in the applicable Prospectus Supplement, there will be no right of acceleration with respect to the Subordinated Debt Securities of any series in the case of, among other things, (i) a default in the payment of the principal of, or premium, if any, or interest, if any, on, or sinking fund payments, if any, with respect to, the Subordinated Debt Securities of such series or (ii) a default in the performance of any other covenant of the Company in the Subordinated Indenture or the Subordinated Debt Securities of such series. In the case of a default in the payment of principal of, or premium, if any, or interest, if any, on any Subordinated Debt Securities of any series, the Subordinated Trustee, subject to certain limitations and conditions, may institute a judicial proceeding for the collection thereof. The limitation on acceleration described above is intended, in the event the Company were to become a bank holding company (which would occur if the Bank were to convert from a federal savings bank to a national bank or other commercial bank or if the Company were to acquire control of a commercial bank), to permit the Subordinated Debt Securities to qualify as Tier 2 Capital under the guidelines established by the Federal Reserve Board for bank holding companies. As described above under "The Company--Pending Structural Changes," the Bank has filed an application with the Office of the Comptroller of the Currency to become a national bank. See "--Subordinated Debt Securities Intended to Qualify as Tier 2 Capital."

  Subject to the provisions of Trust Indenture Act requiring each Trustee, during the continuance of an Event of Default under the relevant Indenture, to act with the requisite standard of care, a Trustee is under no obligation to exercise any of its rights or powers under the relevant Indenture at the request or direction of any of the holders of Debt Securities of any series unless such holders have offered such Trustee reasonable indemnity. Subject to the foregoing, holders of a majority in principal amount of the then outstanding Debt Securities of any series issued under an Indenture shall have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee under such Indenture with respect to such series. Each Indenture requires the annual filing by the Company with the relevant Trustee of a certificate as to whether or not the Company is in default under the terms of such Indenture.

  Notwithstanding any other provision of the Indentures, the holder of any Debt Security shall have the right, which is absolute and unconditional, to receive payment of the principal of and premium, if any, and interest, if any, on such Debt Security on the respective due dates therefor (as the same may be extended, if applicable, in accordance with the terms of such Debt Security) and to institute suit for enforcement of any such payment, and such right shall not be impaired without the consent of such holder. In addition, in the case of a Junior Subordinated Debt Security issued to a Trust, if an Event of Default has occurred and is continuing and such Event of Default is attributable to the failure by the Company to pay the principal of or premium, if any, or interest, if any, on such Junior Subordinated Debt Security, then a holder of Trust Preferred Securities of such Trust may directly institute a proceeding against the Company for payment.

MODIFICATION, WAIVERS AND MEETINGS

  Each Indenture contains provisions permitting the Company and the Trustee thereunder, with the consent of the holders of a majority in principal amount of the outstanding Debt Securities of each series issued under such Indenture and affected by a modification or amendment, to modify or amend any of the provisions of such Indenture or of the Debt Securities of such series or the rights of the holders of the Debt Securities of such series under such Indenture, provided that no such modification or amendment shall, among other things, (i) change the stated maturity of the principal of, or premium, if any, or any installment of interest, if any, on any Debt Securities issued under such Indenture or reduce the principal amount thereof or any premium thereon, or reduce the rate of interest thereon, or reduce the amount of principal of any Original Issue Discount Securities that would be due and payable upon an acceleration of the maturity thereof, or change any place where, or the Currency in which, any Debt Securities issued under such Indenture are payable, or impair the holder's right to institute suit to enforce the payment of any such Debt Securities on or after the stated maturity thereof (as the same may be extended in accordance with the terms of such Debt Securities), or make any change that adversely affects the right, if any, to convert or exchange such Debt Securities for other securities in accordance with their terms, or (ii) reduce the aforesaid percentage of Debt Securities of any series issued under such Indenture, the consent of the holders of which is required for any such modification or amendment or the consent of whose holders is required for any waiver (of compliance with certain provisions of such Indenture or certain defaults thereunder and their consequences) or reduce the requirements for a quorum or voting at a meeting of holders of such Debt Securities or (iii) solely in the case of a series of Subordinated Debt Securities or Junior Subordinated Debt Securities, modify any of the subordination provisions applicable thereto or the definition of Senior Indebtedness applicable thereto in a manner adverse to the holders of such Subordinated Debt Securities or Junior Subordinated Debt Securities, as the case may be, without in each such case obtaining the consent of the holder of each outstanding Debt Security issued under such Indenture so affected.

  If a Trust or the Property Trustee of such Trust holds a series of Junior Subordinated Debt Securities, no such amendment, modification or waiver which requires approval of holders of a certain percentage in principal amount of the outstanding Junior Subordinated Debt Securities of such series shall be effective as to such series of Junior Subordinated Debt Securities, without the approval of the holders of at least the same percentage of aggregate liq-uidation amount of outstanding Trust Securities of such Trust.

  Each Indenture also contains provisions permitting the Company and the relevant Trustee, without the consent of the holders of any Debt Securities issued thereunder, to modify or amend such Indenture in order to, among other things, (a) add to the Events of Default or the covenants of the Company for the benefit of the holders of all or any series of Debt Securities issued under such Indenture; (b) to add or change any provisions of such Indenture to facilitate the issuance of Bearer Securities; (c) to establish the form or terms of Debt Securities of any series and any related coupons;
(d) to cure any ambiguity or correct or supplement any provision therein which may be defective or inconsistent with other provisions therein, or to make any other provisions with respect to matters or questions arising under such Indenture which shall not adversely affect the interests of the holders of any series of Debt Securities issued thereunder in any material respect; or (e) to amend or supplement any provision contained in such Indenture, provided that such amendment or supplement does not apply to any outstanding Debt Securities issued prior to the date of such amendment or supplement and entitled to the benefits of such provision.

  The holders of a majority in aggregate principal amount of the outstanding Debt Securities of any series may waive compliance by the Company with certain restrictive provisions of the relevant Indenture, including a restrictive covenant set forth therein and such other restrictive covenants, if any, as may be set forth in the applicable Prospectus Supplement. The Holders of a majority in aggregate principal amount of the outstanding Debt Securities of any series may, on behalf of all holders of Debt Securities of that series, waive any past default under the applicable Indenture with respect to Debt Securities of that series and its consequences, except a default in the payment of the principal of, or premium, if any, or interest, if any, on any Debt Securities of such series or in respect of a covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding Debt Securities of such series affected.

  Each Indenture contains provisions for convening meetings of the holders of Debt Securities of a series issued thereunder. A meeting may be called at any time by the relevant Trustee, and also, upon request, by the Company or the holders of at least 10% in principal amount of the outstanding Debt Securities of such series, in any such case upon notice given in accordance with the provisions of such Indenture. Except for any consent which must be given by the holder of each outstanding Debt Security affected thereby, as described above, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum (as described below) is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding Debt Securities of that series; provided, however, that any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action which may be made, given or taken by the holders of a specified percentage, which is more or less than a majority, in principal amount of the outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of holders of Debt Securities of any series duly held in accordance with the relevant Indenture will be binding on all holders of Debt Securities of that series and the related coupons. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding Debt Securities of a series, subject to certain exceptions.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

  Upon the direction of the Company, either Indenture shall cease to be of further effect with respect to any series of Debt Securities issued thereunder specified by the Company (subject to the survival of certain provisions thereof, including the obligation, if any, to pay Additional Amounts to the extent described below) when (i) either (A) all outstanding Debt Securities of such series and, in the case of Bearer Securities, all coupons appertaining thereto, have been delivered to the relevant Trustee for cancellation (subject to certain exceptions) or (B) all Debt Securities of such series and, if applicable, any coupons appertaining thereto, have become due and payable or will become due and payable at their stated maturity within one year or are to be called for redemption within one year and the Company has deposited with the Trustee, in trust, funds in U.S. dollars or in such Foreign Currency in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium, if any) and interest, if any, (and, to the extent that (x) the Debt Securities of such series provide for the payment of Additional Amounts upon the occurrence of certain events of taxation, assessment or governmental charge with respect to payments on such Debt Securities and (y) the amount of any such Additional Amounts is at the time of deposit reasonably determinable by the Company (in the exercise of its sole discretion), any such Additional Amounts) to the date of such deposit (if such Debt Securities have become due and payable) or to the Maturity thereof, as the case may be, (ii) the Company has paid all other sums payable under the Indenture with respect to the Debt Securities of such series, and (iii) certain other conditions are met. If the Debt Securities of any such series provide for the payment of Additional Amounts, the Company will remain obligated, following such deposit, to pay Additional Amounts on such Debt Securities to the extent that the amount thereof exceeds the amount deposited in respect of such Additional Amounts as aforesaid.

  Unless otherwise provided in the applicable Prospectus Supplement, the Company may elect with respect to any series of Debt Securities either (a) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for, among other things, the obligation to pay Additional Amounts, if any, upon the occurrence of certain events of taxation, assessment or governmental charge with respect to payments on such Debt Securities to the extent that the amount thereof exceeds the amount deposited in respect of such Additional Amounts as provided below, and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities, to hold moneys for payment in trust, and, if applicable, to exchange or convert such Debt Securities into other securities in accordance with their terms) ("defeasance"), or (b) to be released from its obligations with respect to such Debt Securities under a restrictive covenant set forth in the relevant Indenture and such other restrictive covenants, if any, as may be set forth in the applicable Prospectus Supplement, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to the Debt Securities of such series ("covenant defeasance"), in either case upon the irrevocable deposit with the relevant Trustee (or other qualifying trustee), in trust for such purpose, of an amount, in U.S. dollars or in such Foreign Currency in which such Debt Securities are payable at Stated Maturity or, if applicable, upon redemption, and/or Government Obligations (as defined in the relevant Indenture) which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal of and any premium and any interest on (and, to the extent that (x) the Debt Securities of such series provide for the payment of Additional Amounts and (y) the amount of any such Additional Amounts is at the time of deposit reasonably determinable by the Company (in the exercise of its sole discretion), any such Additional Amounts with respect to) such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor or the applicable redemption date, as the case may be.

  Unless otherwise stated in the applicable Prospectus Supplement, such defeasance or covenant defeasance shall only be effective if, among other things, (i) it shall not result in a breach or violation of, or constitute a default under, the relevant Indenture or any other material agreement or instrument to which the Company or any Major Bank Subsidiary is a party or is bound, (ii) the Company has delivered to the relevant Trustee an opinion of counsel (as specified in the relevant Indenture) to the effect that the holders of such Debt Securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance, as the case may be, and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, (iii) if the cash and Government Obligations deposited are sufficient to pay the outstanding Debt Securities of such series provided such Debt Securities are redeemed on a particular redemption date, the Company shall have given the applicable Trustee irrevocable instructions to redeem such Debt Securities on such date, and (iv) in the case of Subordinated Debt Securities it is effected during the last year prior to the final stated maturity date of such Debt Securities. It shall also be a condition to the effectiveness of such defeasance or covenant defeasance that no Event of Default or event which with notice or lapse of time or both would become an Event of Default with respect to Debt Securities of such series shall have occurred and been continuing on the date of such deposit into trust and, solely in the case of defeasance, no Event of Default described in clause (v) of the first paragraph under "-- Events of Default; Limited Right of Acceleration of Subordinated Debt Securities" above shall have occurred and be continuing during the period ending on the 91st day after the date of, such deposit into trust.

  Unless otherwise provided in the applicable Prospectus Supplement, if after the Company has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series, (a) the holder of a Debt Security of such series is entitled to, and does, elect pursuant to the applicable Indenture or the terms of such Debt Security to receive payment in a Currency other than that in which such deposit has been made in respect of such Debt Security, or (b) a Conversion Event (as defined below) occurs in respect of the Foreign Currency in which such deposit has been made, the indebtedness represented by such Debt Security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest, if any, on such Debt Security as such Debt Security becomes due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the Currency in which such Debt Security becomes payable as a result of such election or such Conversion Event based on (x) in the case of payments made pursuant to clause (a) above, the applicable market exchange rate for such Foreign Currency in effect on the second business day prior to such payment date, or (y) with respect to a Conversion Event, the applicable market exchange rate for such Foreign Currency in effect (as nearly as feasible) at the time of the Conversion Event.

  "Conversion Event" means the cessation of use of (i) a Foreign Currency both by the government of the country or the confederation which issued such Foreign Currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community,
(ii) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Union or
(iii) any currency unit or composite currency other than the ECU for the purposes for which it was established.

  In the event the Company effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default other than an Event of Default with respect to a covenant as to which there has been covenant defeasance, the amount of monies and/or Government Obligations deposited with the applicable Trustee to effect such covenant defeasance may not be sufficient to pay amounts due on such Debt Securities at the time of any acceleration resulting from such Event of Default. However, the Company would remain liable to make payment of such amounts due at the time of acceleration.

  The applicable Prospectus Supplement may further describe the provisions, if any, permitting or restricting such defeasance or covenant defeasance with respect to the Debt Securities of a particular series.

GOVERNING LAW

  The Indentures and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York.

REGARDING THE TRUSTEES

  The Trust Indenture Act contains limitations on the rights of a trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. Each Trustee is permitted to engage in other transactions with the Company and its subsidiaries from time to time, provided that if such Trustee acquires any conflicting interest it must eliminate such conflict upon the occurrence of an Event of Default under the relevant Indenture, or else resign.

                        DESCRIPTION OF PREFERRED STOCK

  The Company may issue shares of its Preferred Stock, in one or more series, either separately, or together with, or upon the conversion of or in exchange for, other Securities. The summary of certain provisions of the Preferred Stock set forth below and the summary of certain terms of a particular series of Preferred Stock set forth in the applicable Prospectus Supplement do not purport to be complete and are subject to and qualified in their entirety by reference to all of the provisions of the Company's restated certificate of incorporation, as amended (the "Amended Certificate of Incorporation"), and the Company's by-laws (the "By-laws"), which have been filed or incorporated by reference as exhibits to the Registration Statement, and the form of certificate of designations relating to such series of Preferred Stock which will be filed as an exhibit to or incorporated by reference in the Registration Statement, all of which are incorporated herein by reference.

  The following description of Preferred Stock sets forth certain general terms and provisions of the series of Preferred Stock to which any Prospectus Supplement may relate. Certain other terms of any particular series of Preferred Stock, including Preferred Stock to be represented by Depositary Shares, will be described in the applicable Prospectus Supplement. To the extent that any particular terms of any Preferred Stock described in a Prospectus Supplement differ from any of the terms described herein, then such terms described herein shall be deemed to have been superseded by such Prospectus Supplement.

GENERAL

  Under the Amended Certificate of Incorporation, the Company is authorized to issue up to 7,000,000 shares of Preferred Stock, par value $.01 per share, which may be issued from time to time in one or more series. Subject to limitations prescribed by Delaware law and the Amended Certificate of Incorporation, the Board of Directors is authorized to fix the number of shares constituting each series of Preferred Stock and the rights and preferences thereof.

  Reference is made to the applicable Prospectus Supplement relating to the series of Preferred Stock offered thereby (the "Offered Preferred Stock") for specific terms, including (where applicable): (1) the title of such Offered Preferred Stock; (2) the number of shares of such Offered Preferred Stock offered, the liquidation preference per share and the initial public offering price of such Offered Preferred Stock; (3) the dividend rate or method of calculation thereof and the dividend payment dates or periods; (4) the date from which dividends on such Offered Preferred Stock shall accrue and whether dividends on such Offered Preferred Stock will be cumulative; (5) the procedures for any auction or remarketing, if any, of such Offered Preferred Stock; (6) the provisions for a sinking fund, if any, for such Offered Preferred Stock; (7) the provisions for redemption or repurchase, if applicable, of such Offered Preferred Stock; (8) any listing of such Offered Preferred Stock on any securities exchange; (9) the terms and conditions, if any, upon which such Offered Preferred Stock will be convertible into or exchangeable for other Securities; (10) whether interests in such Offered Preferred Stock will be represented by Depositary Shares; (11) the preferences of such Offered Preferred Stock as to dividends and upon liquidation, dissolution or winding up of the Company; and (12) any other specific terms of such Offered Preferred Stock.

RANKING

  Unless otherwise specified in the applicable Prospectus Supplement, any series of Offered Preferred Stock offered thereby will rank, with respect to both the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Company, (i) senior to the Common Stock and
(ii) on a parity with shares of any other outstanding series of Offered Preferred Stock.

DIVIDEND, REPURCHASE AND REDEMPTION RESTRICTIONS

  Certain of the Company's debt instruments contain restrictive covenants that could limit the amount of dividends payable by the Company or the redemption or repurchase of capital stock by the Company. In the event of a deterioration in the financial condition or results of operations of the Company, such covenants could limit or prohibit the payment of dividends on, or the repurchase or redemption of, Offered Preferred Stock. In addition, the Company is a holding company substantially all of whose consolidated assets are held by its subsidiaries, and the cash flow of the Company and the consequent ability to pay dividends on and to redeem or repurchase its securities, including Offered Preferred Stock, are dependent upon the results of operations of such subsidiaries and the distribution of funds by such subsidiaries to the Company. In addition, if the Company were to become a bank holding company, various regulatory restrictions would limit directly or indirectly the amount of dividends the Company could pay as well as the repurchase or redemption of its capital stock. See "The Company-- Pending Structural Changes--Dividends," "The Company--Pending Structural Changes-- Repurchase or Redemption of Equity Securities" and "Description of Debt Securities--Ranking of Debt Securities; Holding Company Structure."

DIVIDENDS

  Subject to the preferential rights of any capital stock of the Company ranking prior to any series of the Offered Preferred Stock as to dividends, holders of shares of such Offered Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of assets of the Company legally available therefor, dividends at such rates and on such dates as will be set forth in, or as are determined by the method described in, the applicable Prospectus Supplement. Such rates may be fixed or variable or both. If variable, the formula used for determining the dividend rate for each dividend period will be specified in the applicable Prospectus Supplement. Each such dividend shall be payable to holders of record as they appear on the stock transfer books of the Company on such record dates as shall be fixed by the Board of Directors of the Company. Dividends may be paid in the form of cash, Preferred Stock (of the same or a different series), or other securities or property, in each case as specified in the applicable Prospectus Supplement.

  Dividends on any series of the Offered Preferred Stock may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board of Directors of the Company fails to declare a dividend payable on a dividend payment date on any series of the Offered Preferred Stock for which dividends are non-cumulative, then the holders of such series of the Offered Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

  No full dividends will be declared or paid or set aside for payment on any Preferred Stock of the Company ranking, as to dividends, on a parity with or junior to any outstanding series of Offered Preferred Stock for any period unless full dividends on such series of Offered Preferred Stock for all past dividend periods (including accumulated dividends on any such series of Offered Preferred Stock on which dividends are cumulative) have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set aside for payment. When dividends are not paid in full on any series of Offered Preferred Stock and any other Preferred Stock ranking on a parity as to dividends with such series of Offered Preferred Stock, all dividends declared or paid upon shares of Offered Preferred Stock of such series and any other Preferred Stock ranking on a parity as to dividends with the Offered Preferred Stock of such series shall be declared and paid pro rata so that the amount of dividends declared and paid per share on the Offered Preferred Stock of such series and such other Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share (which in the case of non-cumulative Preferred Stock shall not include any accumulation in respect of unpaid dividends for prior dividend periods) on shares of such series of Offered Preferred Stock and such other Preferred Stock bear to each other. Except as provided in the preceding sentence, unless full dividends on all outstanding shares of any series of Offered Preferred Stock for all past dividend periods (including accumulated dividends on any such series on which dividends are cumulative) have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set aside for payment, no dividends (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Common Stock or any other stock of the

Company ranking junior to the Offered Preferred Stock of such series as to dividends and as to distribution of assets upon liquidation, dissolution or winding up of the Company) shall be declared or paid or set aside for payment or any other distribution declared or made upon the Common Stock or any other stock of the Company ranking junior to or on a parity with the Offered Preferred Stock of such series as to dividends or distribution of assets upon liquidation, dissolution or winding up of the Company, nor may any Common Stock or any other stock of the Company ranking junior to or on a parity with the Offered Preferred Stock of such series as to dividends or distribution of assets upon liquidation, dissolution or winding up of the Company be redeemed, purchased or otherwise acquired for any consideration (and no moneys shall be paid to or made available for a sinking fund for the redemption of any shares of any such junior of parity stock) by the Company (except by conversion into or exchange for stock of the Company ranking junior to the Offered Preferred Stock of such series as to dividends and as to distribution of assets upon liquidation, dissolution or winding up of the Company).

  Holders of shares of any series of Offered Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, in excess of full cumulative (if applicable) dividends on such series. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend or payments which may be in arrears.

  The Company may be prohibited from paying dividends on Offered Preferred Stock of any series as a result of certain dividend restrictions. See "-- Dividend, Repurchase and Redemption Restrictions" above.

REDEMPTION AND REPURCHASE

  The shares of Offered Preferred Stock of any series may be redeemable at the option of the Company, may be subject to mandatory redemption pursuant to a sinking fund or otherwise, or may be subject to repurchase by the Company at the option of the holders, in each case upon the terms, at the times and at the prices set forth in the applicable Prospectus Supplement. Offered Preferred Stock redeemed by the Company will be restored to the status of authorized but unissued shares of Preferred Stock.

  The Prospectus Supplement relating to a series of Offered Preferred Stock which is subject to mandatory redemption will specify the number of shares of such series which shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (including accumulated dividends on any such series on which dividends are cumulative) to the date fixed for redemption. The redemption price may be payable in cash, securities or other property, as specified in the Prospectus Supplement relating to such series of Offered Preferred Stock.

  If fewer than all of the outstanding shares of any series of Offered Preferred Stock are to be redeemed, the shares to be redeemed will be determined pro rata, by lot or by any other method deemed equitable by the Company.

  In the event that full cumulative dividends on any series of Offered Preferred Stock (including accumulated dividends on any such series on which dividends are cumulative) have not been declared and paid or declared and a sum sufficient for the payment thereof set apart for payment, the Company shall not redeem, repurchase or otherwise acquire any shares of such series of Offered Preferred Stock except by conversion into or exchange for capital stock of the Company ranking junior to the Offered Preferred Stock of such series as to dividends and as to distributions upon liquidation, dissolution or winding up of the Company, or except pursuant to a purchase or exchange offer made on the same terms to all holders of such series of Offered Preferred Stock.

  Notice of redemption shall be given by mailing the same to each record holder of the shares to be redeemed, not less than 30 nor more than 60 days prior to the date fixed for redemption thereof, to the respective addresses of such holders as the same shall appear in the stock registry of the Company. Each such notice shall state: (i) the redemption date; (ii) the number of shares and series of Offered Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such Offered Preferred Stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion rights as to such shares, if any, shall terminate. If fewer than all shares of any series of the Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares to be redeemed from such holder.

  If a notice of redemption has been given, from and after the redemption date for the shares of Offered Preferred Stock called for redemption (unless the Company shall default in providing money for the payment of the redemption price of the shares so called for redemption plus, if applicable, accrued and unpaid dividends), dividends on the shares of Offered Preferred Stock so called for redemption shall cease to accrue and such shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as shareholders of the Company shall cease, except the right to receive the redemption price plus, if applicable, accrued and unpaid dividends upon surrender of the certificates representing the shares to be so redeemed (properly endorsed or assigned for transfer, if the Company shall so require) in accordance with such notice. If fewer than all of the shares represented by any such certificates are redeemed, a new certificate shall be issued representing the unredeemed shares.

  The Company may be prohibited from redeeming or repurchasing Offered Preferred Stock of any series as the result of certain dividend restrictions. See "--Dividend, Repurchase and Redemption Restrictions" above.

LIQUIDATION PREFERENCE

  Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, and after payment of all amounts due upon liquidation, dissolution or winding up to holders of any capital stock of the Company ranking prior to the Offered Preferred Stock of any series as to the distribution of assets upon liquidation, dissolution or winding up, and subject to the rights of holders of any capital stock of the Company ranking on a parity with the shares of Offered Preferred Stock of such series as to distribution of assets upon liquidation, dissolution or winding up of the Company, the holders of shares of Offered Preferred Stock of such series shall be entitled to receive, out of assets of the Company legally available therefor and before any distribution or payment shall be made to the holders of any Common Stock or any other class or series of capital stock of the Company ranking junior to the Offered Preferred Stock of such series as to distribution of assets upon liquidation, dissolution or winding up of the Company, liquidating distributions in the amount of the liquidation preference per share set forth in the applicable Prospectus Supplement, plus accrued and unpaid dividends (including accumulated dividends if dividends on such series of Offered Preferred Stock are cumulative). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Offered Preferred Stock of such series will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the legally available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Offered Preferred Stock of any series and the corresponding amounts payable on all shares of other capital stock of the Company ranking on a parity with the Offered Preferred Stock of such series in the distribution of assets upon liquidation, dissolution or winding up, the holders of the Offered Preferred Stock of such series and of such other capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

  For such purposes, the consolidation or merger of the Company with or into any other person, or the sale, lease, transfer or conveyance of all or substantially all or any portion of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

VOTING RIGHTS

  Holders of Offered Preferred Stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement. In the event that the Company issues a series of Offered Preferred Stock with voting rights or the Offered Preferred Stock of any series is entitled pursuant to applicable law to vote on any matter, then, unless otherwise specified in the Prospectus Supplement relating to such series, each share of such series will be entitled to one vote on matters on which holders of such shares are entitled to vote. However, as more fully described under "Description of Depositary Shares," if the Company elects to provide for the issuance of Depositary Shares representing fractional interests in shares of any such series of Offered Preferred Stock, the holder of any such Depositary Share will, in effect and subject to certain limitations and conditions, be entitled to such fraction of a vote, rather than a full vote. In the case of any series of Offered Preferred Stock having one vote per share on matters on which holders of such series are entitled to vote, the voting power of such series on matters on which holders of such series and holders of any other series of Preferred Stock or other capital stock of the Company are entitled to vote as a single class will depend on the number of shares in such series, not the aggregate stated value, liquidation preference or initial offering price of the shares of such series.

  So long as any shares of Offered Preferred Stock of any series remain outstanding, and except as otherwise set forth in the applicable Prospectus Supplement or except as otherwise required by applicable law, the Company will not, without the affirmative vote or consent of the holders of at least a majority of the shares of such series of Offered Preferred Stock outstanding at the time (voting separately as a class), given in person or by proxy, either in writing or at a meeting, (i) authorize, create or issue, or increase the authorized or issued amount of, any class or series of capital stock ranking prior to such series of Offered Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized capital stock of the Company into any such shares, or create, authorize or issue any obligation or security convertible into, exercisable or exchangeable for or evidencing the right to purchase, any such shares; or (ii) amend, alter or repeal the provisions of the Amended Certificate of Incorporation (including the certificate of designations for such series of Offered Preferred Stock), whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of such series of Offered Preferred Stock; provided, however, that (a) any increase in the amount of the authorized Preferred Stock or authorized Common Stock or (b) the creation or issuance of any other class or series of capital stock or any other series of Preferred Stock, or any increase in the number of authorized shares of any other class or series of capital stock or any other series of Preferred Stock ranking, in each case described in this clause (b), on a parity with or junior to the Preferred Stock of such series with respect to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences or privileges.

  None of the foregoing voting provisions will apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected or occur, all outstanding shares of the relevant series of Offered Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

  Under Delaware law, notwithstanding anything to the contrary set forth above, holders of all outstanding shares of Preferred Stock will be entitled to vote as a class upon a proposed amendment to the Amended Certificate of Incorporation if the amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or rights of the shares of such class so as to affect them adversely. However, if any such proposed amendment would change the powers, preferences or rights of one or more series of Preferred Stock so as to affect them adversely, but shall not affect all series of Preferred Stock, then only the shares of the series so affected shall be considered a separate class for such purposes. Any such amendment requires the vote of a majority of the shares entitled to vote thereon, voting as a class.

CONVERSION AND EXCHANGE RIGHTS

  The terms, if any, upon which shares of any series of Offered Preferred Stock are convertible into or exchangeable for the Common Stock, another series of Preferred Stock or other Securities will be set forth in the applicable Prospectus Supplement relating thereto. Such terms may include provisions for conversion or exchange, either mandatory, at the option of the holders or at the option of the Company.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the shares of any series of Offered Preferred Stock will be named in the applicable Prospectus Supplement.

                       DESCRIPTION OF DEPOSITARY SHARES

  The Company may offer Depositary Shares (either separately or together with other Securities) representing fractional interests in shares of Preferred Stock of any series. In connection with the issuance of any Depositary Shares, the Company will enter into a deposit agreement (a "Deposit Agreement") with a bank or trust company, as depositary (the "Preferred Stock Depositary"), which will be named in the applicable Prospectus Supplement. Depositary Shares will be evidenced by depositary receipts (the "Depositary Receipts") issued pursuant to the related Deposit Agreement. The summary of certain provisions of the Depositary Shares and the Deposit Agreement set forth below and the summary of certain terms of a particular issue of Depositary Shares and the related Deposit Agreement set forth in the applicable Prospectus Supplement do not purport to be complete and are subject to and qualified in their entirety by reference to all the provisions of the form of Deposit Agreement, together with the form of related Depositary Receipt, which has been or will be filed as an exhibit to or incorporated by reference in the Registration Statement, all of which are incorporated herein by reference.

  The following description of Depositary Shares sets forth certain general terms and provisions of the Depositary Shares and the related Deposit Agreement to which any Prospectus Supplement may relate. Certain other terms of any such Depositary Shares and the related Deposit Agreement will be described in the applicable Prospectus Supplement. To the extent that any particular terms of the Depositary Shares or the related Deposit Agreement described in a Prospectus Supplement differ from any of the terms described herein, then such terms described herein shall be deemed to have been superseded by such Prospectus Supplement.

GENERAL

  The Company may provide for the issuance by the Preferred Stock Depositary of Depositary Receipts evidencing the related Depositary Shares, each of which Depositary Shares in turn will represent a fractional interest (which will be specified in the applicable Prospectus Supplement) in one share of a series of Preferred Stock. Shares of Preferred Stock of any series represented by Depositary Shares will be deposited under a separate Deposit Agreement. Subject to the terms of the Deposit Agreement, each owner of a Depositary Receipt will be entitled, in proportion to the fraction of a share of Preferred Stock represented by the related Depositary Share, to all the rights, preferences and privileges of, and will be subject to all of the limitations and restrictions on, the Preferred Stock represented thereby (including, if applicable and subject to certain matters discussed below, dividend, voting, conversion, exchange, redemption and liquidation rights).

  Depositary Shares may be issued in respect of shares of the Preferred Stock of any series. Immediately following the issuance of any such shares of Preferred Stock by the Company, the Company will deposit such shares of Preferred Stock with the relevant Preferred Stock Depositary and will cause the Preferred Stock Depositary to issue, on behalf of the Company, the related Depositary Receipts.

  Reference is made to the applicable Prospectus Supplement relating to the Depositary Shares offered thereby for specific terms, including (where applicable): (1) the terms of the series of Preferred Stock deposited by the Company under the related Deposit Agreement; (2) the number of such Depositary Shares and the fraction of one share of such Preferred Stock represented by one such Depositary Share; (3) whether such Depositary Shares will be listed on any securities exchange; (4) whether such Depositary Shares will be sold with any other Securities and, if so, the amount and terms thereof; and (5) any other specific terms of such Depositary Shares and the related Deposit Agreement.

  Depositary Receipts may be surrendered for transfer or exchange for new Depositary Receipts of different authorized denominations at any office or agency of the relevant Preferred Stock Depositary maintained for such purpose, subject to the terms of the related Deposit Agreement. Unless otherwise specified in the applicable Prospectus Supplement, Depositary Receipts will be issued in denominations evidencing any whole number of Depositary Shares. No service charge will be made for any permitted transfer or exchange of Depositary Receipts, but the Company or the Preferred Stock Depositary may require payment of any tax or other governmental charge payable in connection therewith.

DIVIDENDS AND OTHER DISTRIBUTIONS

  The Preferred Stock Depositary will distribute all cash dividends or other cash distributions received in respect of the related Preferred Stock to the record holders of Depositary Receipts in proportion, insofar as possible, to the number of Depositary Shares evidenced by the Depositary Receipts owned by such holders on the relevant record date. The Preferred Stock Depositary will distribute only such amount, however, as can be distributed without attributing to any holder of Depositary Receipts a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum, if any, received by the Preferred Stock Depositary for distribution to the record holders of Depositary Receipts.

  In the event of a distribution other than in cash, the Preferred Stock Depositary will distribute property received by it to the record holders of Depositary Receipts entitled thereto in proportion, insofar as possible, to the number of Depositary Shares evidenced by the Depositary Receipts owned by such holders on the relevant record date, unless the Preferred Stock Depositary determines that it is not feasible to make such distribution, in which case the Preferred Stock Depositary may, with the approval of the Company, adopt such method as it deems equitable and practicable for the purpose of effecting such distribution, including sale (public or private) of such property and distribution of the net proceeds from such sale to such holders.

  The Deposit Agreement will also contain provisions relating to the manner in which any subscription or similar rights offered by the Company to holders of the related series of Preferred Stock will be made available to holders of Depositary Receipts.

  The amount distributed in any of the foregoing cases will be reduced by any amount required to be withheld by the Company or the Preferred Stock Depositary on the account of taxes.

WITHDRAWAL OF PREFERRED STOCK

  Upon surrender of the Depositary Receipts at an office or agency of the Preferred Stock Depositary maintained for such purpose (unless the related shares of Preferred Stock have previously been called for redemption), the holder thereof will be entitled to delivery, at such office or agency, to or upon such holder's order, of the number of whole shares of the related series of Preferred Stock and any money or other property represented by the Depositary Shares evidenced by such Depositary Receipts. Shares of Preferred Stock so withdrawn, however, may not be redeposited. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of whole shares of Preferred Stock to be withdrawn, the Preferred Stock Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

REDEMPTION AND REPURCHASE OF PREFERRED STOCK

  If a series of Preferred Stock represented by Depositary Shares is subject to redemption at the option of the Company, then, whenever the Company redeems shares of Preferred Stock of such series held by the Preferred Stock Depositary, the Preferred Stock Depositary will redeem as of the same redemption date the number of Depositary Shares representing the shares of the Preferred Stock so redeemed, provided the Company shall have paid in full to the Preferred Stock Depositary the redemption price of the Preferred Stock to be redeemed plus any other amounts or property payable with respect to the Preferred Stock to be redeemed. The redemption price per Depositary Share will be equal to the redemption price and any other amounts or property per share payable with respect to the Preferred Stock multiplied by the fraction of a share of Preferred Stock represented by one such

Depositary Share. If less than all of the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by the Preferred Stock Depositary by lot or pro rata or other equitable method, in each case as may be determined by the Company. If the Depositary Shares evidenced by a Depositary Receipt are to be redeemed in part only, one or more new Depositary Receipts will be issued for any Depositary Shares not so redeemed.

  After the date fixed for redemption, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Receipts evidencing the Depositary Shares so called for redemption will cease, except the right to receive any monies payable upon such redemption and any money or other property to which the holders of such Depositary Receipts were entitled upon such redemption upon surrender of such Depositary Receipts to the Preferred Stock Depositary.

  Depositary Shares, as such, are not subject to repurchase by the Company at the option of the holders. Nevertheless, if the Preferred Stock represented by Depositary Shares is subject to repurchase of the option of the holders, the related Depositary Receipts may be surrendered by the holders thereof to the Preferred Stock Depositary with written instructions to the Preferred Stock Depositary to instruct the Company to repurchase the Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipts at the applicable repurchase price specified in the related Prospectus Supplement. The Company, upon receipt of such instructions and subject to the Company having funds legally available therefor, will repurchase the requisite whole number of shares of such Preferred Stock from the Preferred Stock Depositary, who in turn will repurchase such Depositary Receipts. Notwithstanding the foregoing, holders shall only be entitled to request the repurchase of Depositary Shares representing one or more whole shares of the related Preferred Stock. The repurchase price per Depositary Share will be equal to the repurchase price and any other amounts per share payable with respect to the Preferred Stock multiplied by the fraction of a share of Preferred Stock represented by one Depositary Share. If the Depositary Shares evidenced by a Depositary Receipt are to be repurchased in part only, one or more new Depositary Receipts will be issued for any Depositary Shares not to be repurchased.

VOTING THE PREFERRED STOCK

  Upon receipt of notice of any meeting at which the holders of the Preferred Stock of any series represented by Depositary Shares are entitled to vote, the relevant Preferred Stock Depositary will mail the information contained in such notice of meeting to the record holders of the related Depositary Receipts. Each record holder of Depositary Receipts evidencing Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Preferred Stock Depositary as to the exercise of the voting rights pertaining to the amount of Preferred Stock represented by such holder's Depositary Shares. The Preferred Stock Depositary will endeavor, insofar as practicable, to vote the number of shares of Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all reasonable action which may be deemed necessary by the Preferred Stock Depositary in order to enable the Preferred Stock Depositary to do so. The Preferred Stock Depositary will abstain from voting shares of Preferred Stock to the extent it does not receive specific instructions from the holders of Depositary Receipts evidencing the Depositary Shares representing such Preferred Stock.

CONVERSION AND EXCHANGE OF PREFERRED STOCK

  If the Preferred Stock represented by Depositary Shares is exchangeable at the option of the Company for other Securities, then, whenever the Company exercises its option to exchange all or a portion of such shares of Preferred Stock held by the Preferred Stock Depositary, the Preferred Stock Depositary will exchange as of the same exchange date a number of such Depositary Shares representing the shares of the Preferred Stock so exchanged, provided the Company shall have issued and deposited with the Preferred Stock Depositary the Securities for which such shares of Preferred Stock are to be exchanged. The exchange rate per Depositary Share shall be equal to the exchange rate per share of Preferred Stock multiplied by the fraction of a share of Preferred Stock represented by one Depositary Share. If less than all of the Depositary Shares are to be exchanged, the Depositary Shares to be exchanged will be selected by the Preferred Stock Depositary by lot or pro rata or other equitable method, in each case as may be determined by the Company. If the Depositary Shares evidenced by a

Depositary Receipt are to be exchanged in part only, a new Depositary Receipt or Receipts will be issued for any Depositary Shares not to be exchanged.

  Depositary Shares, as such, are not convertible or exchangeable at the option of the holders into other Securities or property. Nevertheless, if the Preferred Stock represented by Depositary Shares is convertible into or exchangeable for other Securities at the option of the holders, the related Depositary Receipts may be surrendered by holders thereof to the Preferred Stock Depositary with written instructions to the Preferred Stock Depositary to instruct the Company to cause conversion or exchange, as the case may be, of the Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipts into a whole number of shares of Common Stock or Preferred Stock, a whole number of Common Stock Warrants, or Debt Securities in authorized denominations, as specified in the related Prospectus Supplement. The Company, upon receipt of such instructions and any amounts payable in respect thereof, will cause the conversion or exchange, as the case may be, and will deliver to the holders such number of whole shares of Common Stock or Preferred Stock, a whole number of Common Stock Warrants, or a principal amount of Debt Securities in authorized denominations (and cash in lieu of any fractional Security). The exchange or conversion rate per Depositary Share shall be equal to the exchange or conversion rate per share of Preferred Stock multiplied by the fraction of a share of Preferred Stock represented by one Depositary Share. If the Depositary Shares evidenced by a Depositary Receipt are to be converted or exchanged in part only, a new Depositary Receipt or Receipts will be issued for any Depositary Shares not to be converted or exchanged.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

  The Depositary Receipts evidencing Depositary Shares and any provision of the related Deposit Agreement may at any time be amended by agreement between the Company and the Preferred Stock Depositary. However, any amendment that materially and adversely alters the rights of the holders of Depositary Receipts issued under any Deposit Agreement will not be effective unless such amendment has been approved by the holders of at least a majority of such Depositary Receipts then outstanding (or such greater proportion as may be required by the rules of any securities exchange on which the related Depositary Shares may be listed). In no event may any such amendment impair the right of any holder of Depositary Receipts, subject to the conditions specified in the Deposit Agreement, to receive the related Preferred Stock upon surrender of such Depositary Receipts as described above under "-- Withdrawal of Preferred Stock."

  The Deposit Agreement may be terminated by the Company upon not less than 60 days' notice to the Preferred Stock Depositary. In any such case, the Preferred Stock Depositary shall deliver or make available to each holder of the related Depositary Receipts, upon surrender of such Depositary Receipts, such number of whole shares of the related series of Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipts, together with cash in lieu of any fractional shares (to the extent the Company has deposited such cash with the Preferred Stock Depositary). The Deposit Agreement will automatically terminate if all of the shares of Preferred Stock deposited thereunder shall have been withdrawn, redeemed, converted or exchanged or if there shall have been a final distribution in respect of such Preferred Stock in connection with any liquidation, dissolution or winding up of the Company.

CHARGES OF PREFERRED STOCK DEPOSITARY

  The Company will pay the fees and expenses of the Preferred Stock Depositary in connection with the performance of its duties under the Deposit Agreement, and will pay all transfer and other taxes and governmental charges arising solely from the existence of the Deposit Agreement. Holders of Depositary Receipts will be required to pay all other transfer and other taxes and governmental charges (including taxes and other governmental charges in connection with the transfer, exchange, surrender or conversion of Depositary Receipts) and such other charges as are expressly provided in the Deposit Agreement.

RESIGNATION AND REMOVAL OF DEPOSITARY

  The Preferred Stock Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Preferred Stock Depositary, any such resignation or removal to take effect upon the appointment of a successor Preferred Stock Depositary.

MISCELLANEOUS

  The Preferred Stock Depositary will forward to holders of Depositary Receipts any reports and communications from the Company which are received by the Preferred Stock Depositary with respect to the related Preferred Stock.

  Neither the Preferred Stock Depositary nor the Company will be liable if either is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Company and the Preferred Stock Depositary under the Deposit Agreement will be limited to performing their duties thereunder without gross negligence or willful misconduct, and the Company and the Preferred Stock Depositary will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or any related shares of Preferred Stock or Depositary Receipts unless satisfactory indemnity is furnished. The Company and the Preferred Stock Depositary may rely on advice of counsel, accountants or other advisors, and information provided by persons presenting shares of Preferred Stock for deposit, holders of Depositary Receipts or other persons believed to be authorized or competent and on documents believed to be genuine.

  In the event that the Preferred Stock Depositary shall receive conflicting claims, requests or instructions from any holders of Depositary Receipts, on the one hand, and the Company, on the other hand, the Preferred Stock Depositary shall be entitled to act on such claims, requests or instructions received from the Company.

                          DESCRIPTION OF COMMON STOCK

  The Company may issue (either separately or together with other Securities) shares of its Common Stock. Under its Amended Certificate of Incorporation, the Company is authorized to issue up to 60,000,000 shares of Common Stock. Reference is made to the applicable Prospectus Supplement relating to Common Stock offered thereby for the terms relevant thereto, including the number of shares offered and the initial public offering price. For a summary of certain terms of the Common Stock, including certain restrictions on dividends, see "Description of Capital Stock" below.

                     DESCRIPTION OF COMMON STOCK WARRANTS

  The Company may issue (either separately or together with other Securities) warrants for the purchase of Common Stock ("Common Stock Warrants"). The Common Stock Warrants are to be issued under warrant agreements (each a "Common Stock Warrant Agreement") to be entered into between the Company and a bank or trust company, as warrant agent ("Common Stock Warrant Agent"), all as set forth in the Prospectus Supplement relating to the particular issue of Common Stock Warrants. The form of Common Stock Warrant Agreement, including the form of certificates representing the Common Stock Warrants ("Common Stock Warrant Certificates"), that will be entered into with respect to a particular offering of Common Stock Warrants has been or will be filed as an exhibit to or incorporated by reference in the Registration Statement. The following summary of certain provisions of the Common Stock Warrant Agreement and the Common Stock Warrants and the summary of certain terms of the particular Common Stock Warrant Agreement and Common Stock Warrants set forth in the applicable Prospectus Supplement do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the particular Common Stock Warrant Agreement and the related Common Stock Warrant Certificates, all of which are incorporated herein by reference.

  The following description of the Common Stock Warrants sets forth certain general terms and provisions of the Common Stock Warrants and the related Common Stock Warrant Agreement to which any Prospectus Supplement may relate. Certain other terms of any Common Stock Warrants and the related Common Stock Warrant Agreement will be described in the applicable Prospectus Supplement. To the extent that any particular terms of the Common Stock Warrants or the related Common Stock Warrant Agreement described in a Prospectus Supplement differ from any of the terms described herein, then such terms described herein shall be deemed to have been superseded by such Prospectus Supplement.

GENERAL

  Reference is made to the applicable Prospectus Supplement for the terms of the Common Stock Warrants offered thereby, including (where applicable): (1) the title and aggregate number of such Common Stock Warrants; (2) the number of shares of Common Stock that may be purchased upon exercise of each such Common Stock Warrant; the price, or the manner of determining the price, at which such shares may be purchased upon such exercise; if other than cash, the property and manner in which the exercise price may be paid; and any minimum number of such Common Stock Warrants that are exercisable at any one time; (3) the time or times at which, or period or periods during which, such Common Stock Warrants may be exercised and the expiration date of such Common Stock Warrants; (4) the terms of any right of the Company to redeem such Common Stock Warrants; (5) the terms of any right of the Company to accelerate the exercise of such Common Stock Warrants upon the occurrence of certain events;
(6) whether such Common Stock Warrants will be sold with any other Securities, and the date, if any, on and after which such Common Stock Warrants and any such other Securities will be separately transferable; and (7) any other terms of such Common Stock Warrants.

  Common Stock Warrant Certificates may be surrendered for transfer or exchange for new Common Stock Warrant Certificates of authorized denominations at any office or agency of the relevant Common Stock Warrant Agent maintained for such purpose, subject to the terms of the related Common Stock Warrant Agreement. Unless otherwise specified in the applicable Prospectus Supplement, Common Stock Warrant Certificates will be issued in denominations evidencing any whole number of Common Stock Warrants. No service charge will be made for any permitted transfer or exchange of Common Stock Warrant Certificates, but the Company or the Common Stock Warrant Agent may require payment of any tax or other governmental charge payable in connection therewith.

EXERCISE OF WARRANTS

  Each Common Stock Warrant will entitle the holder to purchase such number of shares of Common Stock at such exercise price as shall in each case be set forth in, or be determinable from, the Prospectus Supplement relating to such Common Stock Warrants, by payment of such exercise price in the Currency and in the manner specified in the Prospectus Supplement. Common Stock Warrants may be exercised at any time up to the date and time specified in the applicable Prospectus Supplement for the expiration thereof. After the specified expiration time on the specified date of expiration, unexercised Common Stock Warrants will become void.

  Upon receipt at an office or agency indicated in the applicable Prospectus Supplement of (i) payment of the exercise price and (ii) the Common Stock Warrant Certificate properly completed and duly executed, the Company will, as soon as practicable, forward a certificate or certificates representing the whole number of shares of Common Stock purchasable upon such exercise. Unless otherwise indicated in the applicable Prospectus Supplement, fractional shares of Common Stock will not be issued upon the exercise of Warrants and, in lieu thereof, the Company will make a cash payment in an amount determined as provided in the applicable Prospectus Supplement. If less than all of the Common Stock Warrants represented by such Common Stock Warrant Certificate are exercised, a new Common Stock Warrant Certificate will be issued for the remaining number of Common Stock Warrants. The holder of a Common Stock Warrant will be required to pay any tax or other governmental charge that may be imposed in connection with any transfer involved in the issuance of the Common Stock purchased upon such exercise.

MODIFICATIONS

  Any Common Stock Warrant Agreement and the terms of the related Common Stock Warrants may be modified or amended by the Company and the applicable Common Stock Warrant Agent, without the consent of any holder of the related Common Stock Warrants, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective or inconsistent provision contained therein, or in any other manner that the Company deems necessary or desirable and that will not materially and adversely affect the interests of the holders of the related Common Stock Warrants.

  The Company and the applicable Common Stock Warrant Agent may also modify or amend the applicable Common Stock Warrant Agreement and the terms of the related Common Stock Warrants with the consent of the holders of not less than a majority in number of the then outstanding unexercised Common Stock Warrants affected thereby; provided that no such modification or amendment that accelerates the expiration date, increases the exercise price, or reduces the number of outstanding Common Stock Warrants the consent of whose holders is required for any such amendment or modification, may be made without the consent of each holder affected thereby.

NO RIGHTS AS STOCKHOLDERS

  Holders of Common Stock Warrants are not entitled, by virtue of being such holders, to vote, consent or receive notice as stockholders of the Company in respect of any meeting of stockholders for the election of directors of the Company or any other matter, or to exercise any other rights whatsoever as stockholders of the Company, or to receive any dividends or distributions, if any, on the Common Stock.

                         DESCRIPTION OF CAPITAL STOCK

  The authorized capital stock of the Company consists of (i) 60,000,000 shares of Common Stock, par value $.01 per share, and (ii) 7,000,000 shares of Preferred Stock, par value $.01 per share. As of June 30, 1998, (i) 20,276,298 shares of Common Stock were issued and outstanding and an additional 66,114 shares of Common Stock were issued and held in the Company's treasury, and
(ii) no shares of Preferred Stock were outstanding.

  The following summary of certain provisions of the Common Stock, Preferred Stock, the Company's Amended Certificate of Incorporation and By-laws, and the Rights Agreement and the Rights issued thereunder (as such terms are defined below) does not purport to be complete and is qualified in its entirety by reference to the Amended Certificate of Incorporation, By-laws and Rights Agreement, copies of which have been incorporated by reference or filed as exhibits to the Registration Statement.

COMMON STOCK

  The holders of Common Stock are entitled to one vote per share on all matters voted on by stockholders, including elections of directors, and, except as otherwise required by law or provided by the express provisions of any series of Preferred Stock of the Company, the holders of such shares will exclusively possess all voting power of the Company. There is no cumulative voting in the election of directors, and no holder of Common Stock is entitled as such, as a matter of right, to subscribe for or purchase any shares of Common Stock or Preferred Stock. Subject to the preferential rights of any outstanding series of Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends as may be declared from time to time by the Board of Directors from funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment or provision for liabilities and amounts owing in respect of any outstanding Preferred Stock. The Common Stock represents non-withdrawable capital, is not of an insurable type and is not insured by the FDIC or any other governmental agency or instrumentality.

  Certain of the Company's debt instruments contain restrictive covenants that could limit the amount of dividends payable by the Company or the redemption or repurchase of capital stock by the Company. In the event of a deterioration in the financial condition or results of operations of the Company, such covenants could limit or prohibit the payment of dividends on Common Stock. Likewise, the Company is a holding company substantially all of whose consolidated assets are held by its subsidiaries, and the cash flow of the Company and the consequent ability to pay dividends on Common Stock are dependent upon the results of operations of such subsidiaries and the distribution of funds by such subsidiaries to the Company. In addition, if the Company were to become a bank holding company, various regulatory restrictions would limit directly or indirectly the amount of dividends the Company could pay as well as the repurchase or redemption of its capital stock. See "The Company--Pending Structural Changes--Dividends," "The Company--Pending Structural Changes--Repurchase or Redemption of Equity Securities" and "Description of Debt Securities--Ranking of Debt Securities; Holding Company Structure."

  The transfer agent for the Common Stock is ChaseMellon Shareholder Services, L.L.C. ("ChaseMellon").

PREFERRED STOCK

  Preferred Stock may be issued from time to time in one or more series. Subject to limitations prescribed by Delaware law and the Amended Certificate of Incorporation, the Board of Directors is authorized to fix the number of shares constituting each series of Preferred Stock and the rights and preferences thereof. Preferred Stock may rank prior to Common Stock with respect to the payment of dividends and distributions upon liquidation, dissolution or winding up of the Company and may have full or limited voting rights. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely, affect the voting power of the holders of Common Stock and, under certain circumstances, make it more difficult for a third party to gain control of the Company and could have the effect of delaying or preventing a merger, tender offer or other attempted takeover of the Company. No holder of Preferred Stock shall be entitled, as a matter of right, to subscribe for or purchase any shares of Preferred Stock or Common Stock.

RIGHTS AGREEMENT

  On July 26, 1990, the Board of Directors of the Company declared a dividend payable August 6, 1990 of one right (a "Right") for each outstanding share of Common Stock (i) held of record at the close of business on August 6, 1990 (the "Record Time") or (ii) issued thereafter and prior to the Separation Time (as hereinafter defined). The Rights were issued pursuant to a Stockholder Protection Rights Agreement, dated as of July 31, 1990, as amended (the "Rights Agreement"), between the Company and ChaseMellon, as successor Rights Agent (the "Rights Agent"). Each Right entitles its registered holder to purchase from the Company after the Separation Time one share of Common Stock for $27.50 (the "Exercise Price"), subject to adjustment.

  The Rights will be evidenced by the Common Stock certificates until the close of business on the earlier of (either, the "Separation Time") (i) the tenth business day (or such later date as the Board of Directors of the Company may from time to time fix by resolution) after the date on which any person (other than the Company, a majority-owned subsidiary of the Company or an employee stock ownership or other employee benefit plan of the Company or a majority-owned subsidiary of the Company) commences a tender or exchange offer which, if consummated, would result in such person's becoming the beneficial owner of 10% or more of the outstanding shares of Common Stock (any person having such beneficial ownership being referred to as an "Acquiring Person," subject to certain exceptions), and (ii) the tenth business day after the first date (the "Flip-in Date") of public announcement (the "Stock Acquisition Date") by the Company or an Acquiring Person that an Acquiring Person has become such, other than as a result of a Flip-over Transaction or Event (as defined below). The Rights Agreement provides that, until the Separation Time, the Rights will be transferred with and only with Common Stock. Common Stock certificates issued after the Record Time but prior to the Separation Time, and Common Stock certificates evidencing shares of Common Stock outstanding at the Record Time, shall evidence one Right for each share of Common Stock evidenced thereby. Promptly following the Separation Time, separate certificates evidencing the Rights ("Rights Certificates") and a disclosure statement describing the Rights will be mailed by the Rights Agent to holders of record of Common Stock at the Separation Time.

  Rights may be exercised on any business day after the Separation Time and prior to the Expiration Time. The Rights will expire on the earliest of (i) the Exchange Time (as defined below), (ii) the date on which the Board of Directors of the Company elects to redeem all of the then outstanding Rights and (iii) August 6, 2000 (in any such case, the "Expiration Time").

  The Exercise Price and the number of Rights outstanding, or in certain circumstances the securities purchasable upon exercise of the Rights, are subject to adjustment from time to time under certain circumstances, including, but not limited to, the payment of a Common Stock dividend or the issuance of any securities in exchange for Common Stock.

  In the event that prior to the Expiration Time, a Flip-in Date occurs, the Company shall take such action as shall be necessary to ensure and provide that each Right (other than Rights beneficially owned by the Acquiring Person or any affiliate or associate thereof, which Rights shall become void) shall constitute the right to purchase from the Company, upon payment of the Exercise Price, that number of shares of Common Stock having an aggregate Market Price (as defined in the Rights Agreement), on the applicable Stock Acquisition Date equal to twice the Exercise Price. In addition, the Board of Directors of the Company may, at its option, at any time after a Flip-in Date and prior to the date on which a Schedule 13D, or any amendment thereto, is filed with the Commission by an Acquiring Person announcing that such person has become the beneficial owner of more than 50% of the outstanding shares of Common Stock, elect to exchange all (but not less than all) of the then outstanding Rights (other than Rights beneficially owned by the Acquiring Person or any affiliate or associate thereof, which Rights become void) for shares of Common Stock at an exchange ratio of one share of Common Stock per Right, appropriately adjusted to reflect any stock split, stock dividend, distribution of securities or assets in respect of, in lieu of, or in exchange for, Common Stock, or similar transaction occurring after the Separation Time (the "Exchange Ratio"). Immediately upon such action by the Board of Directors of the Company (the "Exchange Time"), the right to exercise the Rights will terminate and each Right will thereafter represent only the right to receive a number of shares of Common Stock equal to the Exchange Ratio.

  In the event that there shall not be sufficient treasury shares or authorized but unissued shares of Common Stock to permit the exercise or exchange in full of the Rights, the Company shall take such action as shall be necessary to ensure and provide, to the extent permitted by applicable law and any agreements or instruments in effect on the Stock Acquisition Date to which it is a party, that each Right shall thereafter constitute the right to receive, (x) at the Company's option, either (A) upon payment of the Exercise Price, debt or equity securities or other assets (or a combination thereof) having a fair value equal to twice the Exercise Price, or (B) without payment of consideration (except as otherwise required by applicable law), debt or equity securities or other assets (or a combination thereof) having a fair value equal to the Exercise Price, or (y) if the Board of Directors of the Company elects to exchange the Rights (as described in the preceding paragraph), debt or equity securities or other assets (or a combination thereof) having a fair value equal to the product of the Market Price of a share of Common Stock on the Flip-in Date times the Exchange Ratio in effect on the Flip-in Date. In any case set forth in (x) or (y) above, the fair value of such debt or equity securities or other assets shall be as determined in good faith by the Board of Directors of the Company, after consultation with a nationally recognized investment banking firm.

  Prior to the Expiration Time, the Company shall not enter into, consummate or permit to occur a transaction or series of transactions after the time an Acquiring Person has become such in which, directly or indirectly, (i) the Company shall consolidate or merge or participate in a binding share exchange with any other person (other than a wholly owned subsidiary of the Company) if, at the time of the consolidation, merger of share exchange, or at the time the Company enters into any agreement with respect thereto, the Acquiring Person controls the Board of Directors of the Company and any term of or arrangement concerning such consolidation, merger or share exchange relating to the Acquiring Person is not identical to the terms and arrangements relating to other holders of Common Stock or (ii) wherein the Company shall sell or otherwise transfer (or one or more of its subsidiaries shall sell or otherwise transfer) assets (A) aggregating more than 50% of the assets (measured by either book value or fair market value), or (B) generating more than 50% of the operating income or cash flow, of the Company and its subsidiaries (taken as a whole) to any Person or Persons which are affiliated or associated or otherwise acting in concert, if, at the time of such sale or transfer of assets or at the time the Company (or any such subsidiary) enters into an agreement with respect to such sale or transfer, the Acquiring Person controls the Board of Directors of the Company (a "Flip-over Transaction or Event"), unless and until it shall have entered into a supplemental agreement with the person engaging in such Flip-over Transaction or Event (the "Flip-over Entity"), for the benefit of the holders of the Rights, providing that, upon consummation or occurrence of the Flip-over Transaction or Event each Right shall thereafter constitute the right to purchase from the Flip-over Entity, upon payment of the Exercise Price, that number of shares of capital stock with the greatest voting power in respect of the election of directors of the Flip-over Entity having an aggregate Market Price on the date of such Flip-over Transaction or Event equal to twice the Exercise Price.

  The Board of Directors of the Company may, at its option, at any time prior to the close of business on the Flip-in Date, elect to redeem all (but not less than all) of the then outstanding Rights at a price of $.01 per Right (the "Redemption Price"). Immediately upon the action of the Board of Directors of the Company electing to redeem the Rights (or, if the resolution of the Board of Directors electing to redeem the Rights states that the redemption will not be effective until the occurrence of a specified future time or event, upon the occurrence of such future time or event), the Rights will terminate and each Right will thereafter represent only the right to receive the Redemption Price in cash.

  The holders of Rights will not, solely by reason of their ownership of Rights, have any rights as stockholders of the Company, including, without limitation, the right to vote or to receive dividends.

  The Rights will not prevent a takeover of the Company. However, the Rights may cause substantial dilution to an Acquiring Person unless the Rights are first redeemed by the Board of Directors of the Company.

SECTION 203 OF THE DELAWARE LAW

  Section 203 of the Delaware General Corporation Law (the "DGCL") generally prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the time that such stockholder became an interested stockholder, unless certain conditions are satisfied. However, a corporation's certificate of incorporation may exclude such corporation from the restrictions imposed by
Section 203 of the DGCL, and the Amended Certificate of Incorporation provides that Section 203 of the DGCL shall not govern the Company.

CERTAIN PROVISIONS OF THE AMENDED CERTIFICATE OF INCORPORATION AND BY-LAWS

  Several provisions of the Company's Amended Certificate of Incorporation and By-laws may have the effect of deterring a takeover of the Company. These provisions include: (i) certain advance notice and content requirements for business to be brought before the annual stockholders' meeting by a stockholder or for nomination by any stockholder of persons for election to the Board of Directors; (ii) a prohibition on stockholder action by written consent; (iii) a requirement that only the chairman of the Board of Directors of the Company, president or majority of the directors then in office may call a special meeting of the stockholders; and (iv) the classification of Company's Board of Directors into three classes serving staggered three-year terms.

  The foregoing provisions could make it more difficult for a third party to gain control of the Company, and could have the effect of delaying or preventing a merger, tender offer or other attempted takeover of the Company.

                   DESCRIPTION OF TRUST PREFERRED SECURITIES

  Each Trust may issue only one series of Trust Preferred Securities which shall have terms described in the Prospectus Supplement relating thereto. The Declaration of each Trust will authorize its Regular Trustees to issue on behalf of such Trust one series of its Trust Preferred Securities. Each Declaration will be qualified as an indenture under the Trust Indenture Act. The forms of Declaration have been or will be filed or incorporated by reference as exhibits to the Registration Statement. The terms of each Declaration will be those set forth in the Declaration and those made part of the Declaration by the Trust Indenture Act. The summary of certain provisions of the Trust Preferred Securities and the Declarations set forth below and in any Prospectus Supplement do not purport to be complete and are subject to and are qualified in their entirety by reference to all of the provisions of the Declarations and the Trust Preferred Securities, which provisions (including defined terms) are incorporated herein by reference.

  The following description of the Trust Preferred Securities and the Declaration of any Trust sets forth certain general terms and provisions of such Trust Preferred Securities and Declaration to which any Prospectus Supplement may relate. Certain other specific terms of such Trust Preferred Securities and Declaration will be described in the applicable Prospectus Supplement. To the extent that any particular terms of any Trust Preferred Securities or Declaration described in a Prospectus Supplement differ from any of the terms described herein, then such terms described herein shall be deemed to have been superseded by such Prospectus Supplement.

  The Trust Preferred Securities of any Trust will have such terms, including distributions, redemption, voting, liquidation, conversion rights and such other preferred, deferred or other special rights or such restrictions as shall be set forth in the Declaration of such Trust or made part of such Declaration by the Trust Indenture Act, and which will generally mirror the terms of the Junior Subordinated Debt Securities held by such Trust and described in the Prospectus Supplement related thereto. Reference is made to the Prospectus Supplement relating to the Trust Preferred Securities of any Trust for specific terms, including (i) the designation of such Trust Preferred Securities; (ii) the number of such Trust Preferred Securities;
(iii) the annual distribution rate (or method of determining such rate) for such Trust Preferred Securities and the date or dates upon which such distributions shall be payable; (iv) whether distributions on such Trust Preferred Securities shall be cumulative, and, in the case of Trust Preferred Securities having such cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on such Trust Preferred Securities shall be cumulative; (v) the amount or amounts which shall be paid out of the assets of such Trust to the holders of such Trust Preferred Securities upon voluntary or involuntary dissolution, winding-up or termination of such Trust; (vi) the right or obligation, if any, of such Trust to purchase or redeem such Trust Preferred Securities and the price or prices at which, the period or periods within which, and the terms and conditions upon which, such Trust Preferred Securities shall or may be purchased or redeemed, in whole or in part, pursuant to such right or obligation; (vii) the voting rights, if any, of such Trust Preferred Securities in addition to those (if any) required by law, including the number of votes per Trust Preferred Security and any requirement for the approval by the holders of such Trust Preferred Securities, as a condition to specified action or amendments to the applicable Declaration; (viii) the terms and conditions, if any, upon which such Trust Preferred Securities may be converted into or exchanged for shares of Common Stock or other Securities, including the conversion price per share or conversion rate and the circumstances, if any, under which any such conversion right shall expire; (ix) the terms and conditions, if any, upon which the Junior Subordinated Debt Securities held by such Trust may be distributed to holders of such Trust Preferred Securities; (x) if applicable, any securities exchange upon which such Trust Preferred Securities shall be listed; and (xi) any other relevant rights, preferences, privileges, limitations or restrictions of such Trust Preferred Securities. All Trust Preferred Securities offered hereby will be guaranteed by the Company to the extent set forth below under "Description of Trust Preferred Securities Guarantees." Certain United States federal income tax considerations applicable to any offering of Trust Preferred Securities will be described in the Prospectus Supplement relating thereto.

  In connection with the issuance of Trust Preferred Securities by any Trust, such Trust will issue one series of Trust Common Securities. The Declaration of such Trust will authorize its Regular Trustees to issue on behalf of such Trust one series of Trust Common Securities having such terms including distributions, redemption, voting and liquidation rights or such restrictions as shall be set forth therein. The terms of the Trust Common Securities of a Trust will be substantially identical to the terms of the Trust Preferred Securities of such Trust, and such Trust Common Securities will rank pari passu, and payments will be made thereon pro rata, with such Trust Preferred Securities except that, if an event of default under the Declaration occurs and is continuing, the rights of the holders of such Trust Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of such Trust Preferred Securities. Except in certain limited circumstances, the Trust Common Securities of a Trust will also carry the right to vote to appoint, remove or replace any of the Trustees of such Trust. All of the Trust Common Securities will be directly or indirectly owned by the Company.

  In connection with the issuance of Trust Preferred Securities by a Trust, such Trust will purchase a series of Junior Subordinated Debt Securities from the Company. The ability of such Trust to make distributions and other payments on such Trust Preferred Securities will depend upon the receipt by such Trust of interest and other payments made by the Company on such Junior Subordinated Debt Securities. Such Junior Subordinated Debt Securities will be obligations exclusively of the Company and, because the Company is a holding company substantially all of whose consolidated assets are held by its subsidiaries, the cash flow of the Company and the consequent ability to service its debt, including such Junior Subordinated Debt Securities, will be dependent upon the results of operations of such subsidiaries and the distribution of funds by such subsidiaries to the Company. In addition, because the Company is a holding company, such Junior Subordinated Debt Securities will be effectively subordinated to all existing and future liabilities of the Company's subsidiaries. See "Description of Debt Securities--Ranking of Debt Securities; Holding Company Structure."

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF TRUST PREFERRED SECURITIES

  If an event of default under the Declaration of any Trust occurs and is continuing, then the holders of the Trust Preferred Securities of such Trust would rely on the enforcement by the Property Trustee of such Trust of its rights as a holder of the Junior Subordinated Debt Securities held by such Trust against the Company. In addition, the holders of a majority in liquidation amount of the Trust Preferred Securities of such Trust will have the right to direct the time, method and place of conducting any proceeding for any remedy available to such Property Trustee or to direct the exercise of any trust or power conferred upon such Property Trustee under the Declaration of such Trust, including the right to direct such Property Trustee to exercise the remedies available to it as a holder of the Junior Subordinated Debt Securities held by such Trust. If such Property Trustee fails to enforce its rights under such Junior Subordinated Debt Securities, a holder of the Trust Preferred Securities of such Trust, to the fullest extent permitted by law, may institute a legal proceeding directly against the Company to enforce such Property Trustee's rights under such Junior Subordinated Debt Securities without first instituting any legal proceeding against such Property Trustee or any other person or entity. Notwithstanding the foregoing, if an event of default under the Declaration of such Trust has occurred and is continuing and such event is attributable to the failure of the Company to pay the principal of or premium or interest, if any, on such Junior Subordinated Debt Securities on the date such principal, premium or interest, as the case may be, is otherwise payable (or in the case of redemption, on the redemption date), then a holder of the Trust Preferred Securities of such Trust may directly institute a proceeding for enforcement of payment to such holder of the principal, premium or interest, as the case may be, on such Junior Subordinated Debt Securities having a principal amount equal to the aggregate liquidation amount of the Trust Preferred Securities of such holder (a "Direct Action") on or after the respective due date specified in such Junior Subordinated Debt Securities. In connection with such Direct Action, the Company will be subrogated to the rights of such holder of the Trust Preferred Securities under the Declaration of such Trust to the extent of any payment made by the Company to such holder of Trust Preferred Securities in such Direct Action.

             DESCRIPTION OF TRUST PREFERRED SECURITIES GUARANTEES

  Set forth below is a summary of information concerning the Preferred Securities Guarantee Agreements (the "Trust Preferred Securities Guarantees") which will be executed and delivered by the Company for the benefit of the holders from time to time of Trust Preferred Securities of the respective Trusts. Each Trust Preferred Securities Guarantee will be qualified as an indenture under the Trust Indenture Act. A trustee whose name will be set forth in the applicable Prospectus Supplement will act as the trustee (a "Preferred Guarantee Trustee") under each Trust Preferred Securities Guarantee for purposes of the Trust Indenture Act. The Company will enter into a separate Trust Preferred Securities Guarantee in respect of the Trust Preferred Securities of each Trust, and the Preferred Guarantee Trustees under such Trust Preferred Securities Guarantees may be different. The forms of Trust Preferred Securities Guarantee have been or will be filed or incorporated by reference as an exhibit to the Registration Statement. The terms of each Trust Preferred Securities Guarantee will be those set forth in such Trust Preferred Securities Guarantee and those made part of such Trust Preferred Securities Guarantee by the Trust Indenture Act. The summary of certain provisions of the Trust Preferred Securities Guarantees set forth below and in any Prospectus Supplement does not purport to be complete and is subject to and qualified in its entirety by reference to all of the provisions of the Trust Preferred Securities Guarantees, which provisions of the Trust Preferred Securities Guarantees (including defined terms) are incorporated herein by reference. Each Trust Preferred Securities Guarantee will be held by the applicable Preferred Guarantee Trustee for the benefit of the holders of the Trust Preferred Securities of the applicable Trust.

  The following description of the Trust Preferred Securities Guarantees sets forth certain general terms and provisions of the Trust Preferred Securities Guarantee to which any Prospectus Supplement may relate. Certain other specific terms of the applicable Trust Preferred Securities Guarantee will be described in the applicable Prospectus Supplement. To the extent that any particular terms of a Trust Preferred Securities Guarantee described in a Prospectus Supplement differ from any of the terms described herein, then such terms described herein shall be deemed to have been superseded by such Prospectus Supplement.

GENERAL

  Pursuant to each Trust Preferred Securities Guarantee, the Company will agree, to the extent set forth therein, to pay in full, to the holders of the Trust Preferred Securities of the applicable Trust, the Guarantee Payments (as defined herein) (except to the extent paid by such Trust), as and when due, regardless of any defense, right of setoff or counterclaim which such Trust may have or assert. The following payments with respect to the Trust Preferred Securities of the applicable Trust, to the extent not paid by such Trust (the "Guarantee Payments"), will be subject to the Trust Preferred Securities Guarantee thereof (without duplication): (i) any accumulated and unpaid distributions which are required to be paid on such Trust Preferred Securities, to the extent such Trust shall have funds available therefor; (ii) the redemption price (if any) set forth in the applicable Prospectus Supplement (the "Redemption Price"), which will not be lower than the liquidation amount, and all accumulated and unpaid distributions, to the extent such Trust has funds available therefor, with respect to any such Trust Preferred Securities called for redemption by such Trust and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of such Trust (other than in connection with the distribution of Junior Subordinated Debt Securities to the holders of its Trust Preferred Securities or the conversion or redemption of all of its Trust Preferred Securities), the lesser of (a) the aggregate of the liquidation amount and all accumulated and unpaid distributions on its Trust Preferred Securities to the date of payment, to the extent such Trust has funds available therefor, and (b) the amount of assets of such Trust remaining available for distribution to holders of its Trust Preferred Securities in liquidation of such Trust. The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of Trust Preferred Securities of the applicable Trust or by causing such Trust to pay such amounts to such holders.

  A Trust Preferred Securities Guarantee will not apply to any payment of distributions on the Trust Preferred Securities of the applicable Trust except to the extent such Trust shall have funds available therefor. If the Company does not make interest payments on the Junior Subordinated Debt Securities purchased by such Trust, such Trust will not pay distributions on the Trust Preferred Securities issued by such Trust and will not have funds available therefor. A Trust Preferred Securities Guarantee, when taken together with the Company's obligations under the Junior Subordinated Debt Securities sold to the applicable Trust, the Indenture relating to such Junior Subordinated Debt Securities and the Declaration of such Trust, including the Company's obligations to pay certain costs, expenses, debts and liabilities of such Trust (other than with respect to its Trust Securities), will provide a full and unconditional guarantee on a subordinated basis by the Company of payments due on the Trust Preferred Securities of such Trust.

  The Company will also agree separately to guarantee the obligations of each Trust with respect to its Trust Common Securities (each, a "Trust Common Securities Guarantee") to the same extent as the Trust Preferred Securities Guarantee relating to the Trust Preferred Securities of such Trust, except that upon an event of default under the Junior Subordinated Indenture pursuant to which the Junior Subordinated Debt Securities held by such Trust were issued, holders of such Trust Preferred Securities shall have priority over holders of such Trust Common Securities with respect to distributions and payments on liquidation, redemption or otherwise.

  Certain covenants of the Company to be set forth in the Trust Preferred Securities Guarantee relating to the Trust Preferred Securities of any Trust will be described in the applicable Prospectus Supplement.

MODIFICATION OF THE TRUST PREFERRED SECURITIES GUARANTEES; ASSIGNMENT

  Except with respect to any changes which do not materially adversely affect the rights of holders of Trust Preferred Securities of the applicable Trust (in which case no vote will be required), a Trust Preferred Securities Guarantee may be amended only with the prior approval of the holders of not less than a majority in liquidation amount of the outstanding Trust Preferred Securities of such Trust. The manner of obtaining any such approval of holders of such Trust Preferred Securities will be as set forth in an accompanying Prospectus Supplement. All guarantees and agreements contained in a Trust Preferred Securities Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the Trust Preferred Securities of the applicable Trust then outstanding.

TERMINATION

  A Trust Preferred Securities Guarantee will terminate (a) upon full payment of the redemption price of, plus accumulated and unpaid distributions on, all Trust Preferred Securities of the applicable Trust, (b) upon distribution of the Junior Subordinated Debt Securities held by such Trust to the holders of its Trust Preferred Securities or the conversion, if applicable, of all of such Trust Preferred Securities into Common Stock or other Securities, or (c) upon full payment of the amounts payable in accordance with the Declaration of such Trust upon liquidation of such Trust. A Trust Preferred Securities Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Trust Preferred Securities of the applicable Trust must restore payment of any sums paid under the Trust Preferred Securities of such Trust or such Trust Preferred Securities Guarantee.

EVENTS OF DEFAULT

  An event of default under a Trust Preferred Securities Guarantee will occur upon (a) the failure of the Company to perform any of its payment or other obligations thereunder or (b) if applicable, the failure by the Company to deliver Common Stock or other applicable Securities upon an appropriate election by the holder or holders of Trust Preferred Securities of the applicable Trust to convert such Trust Preferred Securities into shares of Common Stock or other applicable Securities, as the case may be.

  The holders of a majority in liquidation amount of the Trust Preferred Securities of the applicable Trust have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Preferred Guarantee Trustee in respect of the Trust Preferred Securities Guarantee or to direct the exercise of any trust or power conferred upon such Preferred Guarantee Trustee under such Trust Preferred

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Securities Guarantee. If such Preferred Guarantee Trustee fails to enforce such Trust Preferred Securities Guarantee, any holder of Trust Preferred Securities guaranteed thereby may institute a legal proceeding directly against the Company to enforce such Preferred Guarantee Trustee's rights under such Trust Preferred Securities Guarantee, without first instituting a legal proceeding against the applicable Trust, such Preferred Guarantee Trustee or any other person or entity. The Company will waive any right or remedy to require that any action be brought first against the applicable Trust or any other person or entity before proceeding directly against the Company.

STATUS OF THE TRUST PREFERRED SECURITIES GUARANTEES

  Unless otherwise stated in the applicable Prospectus Supplement, each Trust Preferred Securities Guarantee will constitute an unsecured obligation of the Company and will rank (i) subordinate and junior in right of payment to all other liabilities of the Company except any liabilities that may be pari passu expressly by their terms and (ii) senior to capital stock. The terms of the Trust Preferred Securities of each Trust will provide that each holder of such Trust Preferred Securities by acceptance thereof agrees to the subordination provisions and other terms of the Trust Preferred Securities Guarantee relating thereto.

  Each Trust Preferred Securities Guarantee will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the guarantee without instituting a legal proceeding against any other person or entity).

INFORMATION CONCERNING THE PREFERRED GUARANTEE TRUSTEES

  Each Preferred Guarantee Trustee, prior to the occurrence of a default with respect to the applicable Trust Preferred Securities Guarantee, will undertake to perform only such duties as are specifically set forth in such Trust Preferred Securities Guarantee and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, a Preferred Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the applicable Trust Preferred Securities Guarantee at the request of any holder of the Trust Preferred Securities guaranteed thereby, unless offered reasonable indemnity against the costs, expenses and liabilities which might be incurred thereby.

                             PLAN OF DISTRIBUTION

  The Company or either of the Trusts, as the case may be, may sell Securities to one or more underwriters for public offering and sale by them or may sell Securities through agents which solicit or receive offers on behalf of the Company or such Trust, as the case may be, or through dealers or through a combination of any such methods of sale, and the Company and the Trusts may also sell Securities directly to investors. Any such underwriter or agent involved in the offer and sale of Securities will be named in the applicable Prospectus Supplement.

  Underwriters may offer and sell the Securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Company or the Trusts, as the case may be, may, from time to time, authorize agents acting on a best or reasonable efforts basis to solicit or receive offers to purchase the Securities upon the terms and conditions as are set forth in the applicable Prospectus Supplement. In connection with the sale of Securities, underwriters or agents may be deemed to have received compensation from the Company or the applicable Trust, as the case may be, in the form of underwriting discounts or commissions or other underwriting compensation and may also receive commissions from purchasers of Securities for whom they may act as agents. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

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

  Any compensation paid by the Company or the applicable Trust to underwriters or agents in connection with the offering of Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in a distribution of the Securities (including agents only soliciting or receiving offers to purchase Securities on behalf of the Company or the applicable Trust) may be deemed to be underwriters, and any discounts, commissions or other underwriting compensation received by them and any profit realized by them on resale of Securities may be deemed to be underwriting discounts and commissions.

  Under agreements which may be entered into by the Company or the applicable Trust, as the case may be, underwriters, dealers and agents who participate in the distribution of Securities may be entitled to indemnification against certain liabilities, including liabilities under the Securities Act.

  If so indicated in the applicable Prospectus Supplement, the Company may authorize underwriters or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Securities from the Company pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company. The obligations of any institutional purchaser under any such contract will not be subject to any conditions except (i) the purchase by such institution of the Securities covered by such contract shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such institution is subject, and (ii) if such Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of such Securities less the principal amount thereof covered by delayed delivery contracts.

  Certain of the underwriters, dealers or agents and their affiliates may engage in transactions with and perform services for the Company in the ordinary course of business.

                                 LEGAL MATTERS

  Certain legal matters in connection with the offering made hereby will be passed upon for the Company by Robert J. Flax, Executive Vice President, General Counsel and Secretary of the Company, and by Silver, Freedman & Taff, L.L.P., Washington, D.C. As of June 30, 1998, Mr. Flax owned 4,090 shares of Common Stock and held options to acquire 83,500 additional shares of Common Stock. The validity of the Trust Preferred Securities will be passed upon for the Company and the Trusts by Richards, Layton & Finger, Wilmington, Delaware. Counsel for any underwriters or agents will be named in the Prospectus Supplement.

                                    EXPERTS

  The consolidated financial statements of the Company incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report dated January 26, 1998, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  The consolidated financial statements of AFEH and EurekaBank as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997 have been incorporated by reference herein and in the prospectus/registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent auditors, incorporated by reference herein and in the prospectus/registration statement, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP with respect to the consolidated financial statements of AFEH and EurekaBank as of December 31, 1997 refers to the consummation of a Merger between AFEH and EurekaBank and the Company effective January 2, 1998.

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